Form 10KSB40, Exhibit 13
period 1997-06-30
PENNWOOD BANCORP INC
filed 1997-09-29
CIK 1010837

                                                                    EXHIBIT 13



                             PENNWOOD BANCORP, INC.




                               1997 ANNUAL REPORT

                                 TO STOCKHOLDERS

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
Financial Highlights.........................................................                    1

President's Letter to Stockholders...........................................                    3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations..................................................                    4

Consolidated Financial Statements:
      Independent Auditors' Report...........................................                   18
      Consolidated Statesments of Financial Condition........................                   19
      Consolidated Statements of Income......................................                   21
      Consolidated Statements of Shareholders' Equity........................                   22
      Consolidated Statements of Cash Flows..................................                   23
      Notes to Consolidated Financial Statements.............................                   25

Directors and Executive Officers.............................................                   55

Banking Locations............................................................                   56

Stockholder Information......................................................                   57


                              FINANCIAL HIGHLIGHTS

                The following selected consolidated financial and other data of the Company does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information, including the Consolidated Financial Statements and Related Notes, appearing elsewhere herein.



                                                                                June 30,
                                               --------------------------------------------------------------------
                                                   1997         1996           1995         1994           1993
                                               ---------      ---------      --------     --------       ----------


SELECTED BALANCE SHEET DATA:

Total assets                                    $49,981         $46,900       $42,634      $41,902       $41,576
Cash and cash equivalents(1)                      1,804          10,106        10,624       11,815        12,853
Investment securities(2):
  Available for sale                             18,224          10,266         1,313           --            --
  Held to maturity                                  712           2,984         4,634        4,137           355
Loans receivable, net                            26,980          21,168        23,845       23,664        25,967
Deposits                                         35,819          37,333        37,819       37,416        37,142
Borrowed Funds                                    4,464              --            --           --            --
Deposit of stock subscription                        --           4,569            --           --            --
rights
Shareholders' equity                              8,726           4,076         3,862        3,737         3,543
Full service offices                                  3               3             3            3             3

                                                                           Year Ended June 30,
                                               -----------------------------------------------------------------------
                                                 1997             1996           1995           1994           1993
                                               ---------       --------       ----------     ----------      ---------


SELECTED OPERATING DATA:

Total interest income                            $3,711         $3,378          $ 3,146        $ 2,820         $ 2,866
Total interest expense                            1,680          1,717            1,570          1,474           1,573
                                                  -----         ------           ------        -------          ------
  Net interest income                             2,031          1,661            1,576          1,346           1,293
Provision for loan losses                            29            105              385             58              75
                                                 ------         ------           ------        -------
Net interest income after
  provision for loan losses                       2,002          1,556            1,191          1,288           1,218
Other income                                        107            104              190            124             158
Other expenses                                    1,653          1,201            1,215          1,252             950
                                                  -----         ------           ------         ------          ------
Income before income taxes
  and cumulative effect
  of change in accounting
  principle                                         456            459              166            160             426
Provision for income taxes                          129            162               51             56             162
                                                  -----         ------           ------         ------          ------
Income before cumulative
  effect of change in accounting
  principle                                         327            297              115            104             264
Cumulative effect of change
  in accounting principle(3)                         --             --               --             90              --
                                                 ------         ------           ------         ------          ------
Net income                                      $   327         $  297          $   115        $   194         $   264
                                                 ======         ======           ======         ======          ======


                                                            ----------------------------------------------------------------------
                                                                                 At or For the Year Ended June 30,
                                                            ----------------------------------------------------------------------
                                                                 1997             1996            1995         1994         1993
                                                            -----------        ----------      ---------    ----------    --------

SELECTED OPERATING RATIOS(4):

PERFORMANCE RATIOS:
Return on average assets                                        0.69%            0.70%          0.28%          0.47%        0.66%
Return on average equity                                         3.54             7.34           2.99           5.28         7.68
Equity to assets at end of period                               17.46             8.69           9.06           8.92         8.52
Interest rate spread(5)                                          3.79             3.88           3.84           3.23         3.21
Net interest margin(5)                                           4.56             4.17           4.06           3.45         3.43
Average interest-earning assets to
  average interest-bearing liabilities                         120.52           106.94         105.50         105.59       105.29
Net interest income after provision
  for loan losses to total other
  expenses                                                     121.11           129.55          98.02         102.87       128.21
Total other expenses to average
  total assets                                                   3.50             2.82           2.93           3.00         2.36

ASSET QUALITY RATIOS:
Non-performing loans to total
  loans at end of period(6)                                      1.68             2.39           5.31           7.97         4.48
Non-performing assets to
  total assets at end of period(6)                               0.98             1.43           3.50           5.47         3.80
Allowance for loan losses to total
  loans at end of period                                         1.05             1.59           2.23           1.38         1.26
Allowance for loan losses to total
 non-performing loans at end of
 period(6)                                                      62.11            66.60          41.98          17.35        28.12

CAPITAL RATIOS OF THE
  SAVINGS BANK(7):
Tier 1 risk-based capital ratio                                 33.30            16.76          15.78          15.37          N/A
Total risk-based capital ratio                                  34.51            18.31          17.03          16.62          N/A
Tier 1 leverage capital ratio                                   18.48             9.32           9.32           8.97          N/A


----------------------

(1) Consists of cash, interest-bearing deposits (including certificates of deposit), money market investments and federal funds sold.

(2) Investment securities consist of U.S. Government and agency obligations, corporate obligations, municipal obligations and mortgage-backed securities.

(3) Reflects the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective July 1, 1993.

(4) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(6) Non-performing loans consist of non-accrual loans, accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(7) Prior to fiscal 1994, the Savings Bank operated as a mutual savings and loan association. As such, the Savings Bank was subject to the capital ratios of the Office of Thrift Supervision ("OTS") and not those of the FDIC and was at all times in compliance therewith.

                     [PENNWOOD BANCORP, INC. LETTERHEAD]




Dear Stockholders:

We are pleased to present Pennwood Bancorp, Inc.'s first Annual Report to Stockholders for the fiscal year ended June 30, 1997.

This past year included two notable corporate accomplishments. On July 12, 1996, the Bank converted from mutual to stock form of ownership, which raised approximately $5.7 million of additional capital. Further corporate reorganization was completed on January 27, 1997, with the establishment of a holding company and the acquisition of all of the stock of Pennwood Savings Bank by Pennwood Bancorp, Inc.

Capital obtained in the conversion to a stock company was used primarily to fund additional loan growth in our residential loan portfolio. Net loan receivables grew to $26.9 million at fiscal year end, an increase of $5.8 million or 27.5% over the previous year. The increase in loan volume coupled with improved yields in the securities portfolio resulted in a $370,000 increase in net interest income.

Mindful of stockholder expectations for a competitive return on their investment, the Company declared its first dividend of $.07 per share in December, 1996 and increased the dividend to $.08 in June, 1997. Shareholder value was further enhanced by the repurchase in June, 1997 of 30,506 shares of stock, or approximately 5% of shares outstanding. Shares were repurchased at prices well below the intrinsic value of the company and represented an effective use of the Company's capital.

The Board of Directors, management and employees of your Company remain committed to maximizing the value of your investment in Pennwood Bancorp, Inc. We thank you for the confidence that you have placed in the Company and look forward to reporting continued successes in the future.


Sincerely,


/s/ PAUL S. PIEFFER

Paul S. Pieffer
President and Chief Executive Officer

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        Pennwood Bancorp, Inc. (the "Company") is the holding company for the Pennwood Savings Bank (the "Savings Bank"). The operating results of the Company depend upon the operating results of the Savings Bank. The results of the Savings Bank are primarily dependent upon its net interest income, which is determined by the difference between interest income on interest-earning assets, which consist principally of loans, investment securities and other investments, and interest expense on interest-bearing liabilities, which consist principally of deposits and borrowed money. The Savings Bank's net income also is affected by its provision for loan losses, as well as the level of its other income, including loan fees and service charges and miscellaneous items, and its other expenses, including compensation and other employee benefits, premises and occupancy costs, federal deposit insurance premiums, data processing expense, net loss on real estate owned and other miscellaneous expenses, and income taxes.

        On July 12, 1996, the Savings Bank completed its conversion from the mutual to the stock form (the "Conversion"). In the Conversion, the Savings Bank issued 610,128 shares of common stock, which resulted in net proceeds to the Savings Bank of approximately $5.7 million. On January 27, 1997, the Savings Bank completed its Reorganization into the holding company form of ownership (the "Reorganization"), whereby each outstanding share of common stock of the Savings Bank was converted into common stock of the Company and the Company acquired all the capital stock of the Savings Bank.

CHANGES IN FINANCIAL CONDITION

        At June 30, 1997, the Company's total assets increased by $3.1 million or 6.6% from $46.9 million at June 30, 1996 to $49.9 million at June 30, 1997. The increase in total assets was primarily due to increases in investment securities and net loans receivable, which were partially offset by decreases in money market investments and increases in borrowed money. The Company continued the restructuring of its investment portfolio during the year by shifting funds from lower yielding, short-term investments, such as cash, interest bearing deposits (including certificates of deposits) and federal funds sold, to higher yielding, longer-term investment securities. As a result, during the year, the Company's investment and mortgage-backed securities (classified as available for sale) increased by $7.9 million or 77.5% from $10.3 million at June 30, 1996, to $18.2 million at June 30, 1997, while money market investments and federal funds sold decreased by $8.7 million or 90.9%, from $9.5 million at June 30, 1996 to $868,000 at June 30, 1997, and investment and mortgage backed securities (classified as held to maturity) decreased by $2.2 million or 76.1%, from $2.9 million at June 30, 1996 to $712,000 at June 30, 1997. Net loans receivable increased by $5.8 million or 27.5% from $21.2 million at June 30, 1996 to $26.9 million at June 30, 1997. The increase in net loans receivable during the year was primarily due to $14.3 million of loan originations, which were partially offset by $9.0 million in loan repayments. Real estate owned declined during the period by 77.7% from $166,000 at June 30, 1996 to $37,000 on June 30, 1997.

        Savings deposits decreased $1.5 million, or 4.1% from $37.3 million at June 30, 1996, to $35.8 million at June 30, 1997. This was due primarily to $1.2 million of deposits which were withdrawn from the Savings Bank and invested in stock in the Conversion.

        Borrowings increased $4.5 million from $0 at June 30, 1996, to $4.5 million at June 30, 1997. A loan to provide the funds for the purchase of shares for the Company's Employee Stock Ownership Plan ("ESOP") accounts for $464,000 of the borrowed funds. The ESOP loan is for a term of ten years and carries an interest rate of prime (8.50% at June 30, 1997). The remaining $4.0 million in borrowed money is in the form of a $1.0 million convertible advance and $3.0 million in variable rate short term advances with the FHLB of Pittsburgh. The term of the convertible loan is five years and the interest rate is 5.78%, with the conversion option being exercisable after two years. Funds from the advance were used to purchase a security. The security is an agency note with a yield to maturity of 7.54% and two year call protection. The proceeds of the remaining $3.0 million advances were used to fund loan originations.

        The shareholders' equity increased by $4.6 million or 114.1% from $4.1 million at June 30, 1996, to $8.7 million at June 30, 1997. The increase was primarily due to the increase in paid in capital from $0 at June 30, 1996 to $5.6 million at June 30, 1997, which resulted from the net proceeds of the sale of common stock in the Conversion, net income of $327,000 and a $71,000 improvement in unrealized gains on investment securities, which were offset by the purchases of $488,000 in common stock for the ESOP, $357,000 in common stock for the Management Recognition Plan and $458,000 for the buyback of treasury stock.

                AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on average monthly balances during the periods.




                                                                             Year Ended June 30,
                                                     At June 30,  -----------------------------------
                                                        1997                   1997
                                                  --------------  -----------------------------------
                                                                    Average                 Yield/
                                                     Yield/Rate     Balance    Interest       Rate
                                                  --------------  ----------  ----------  -----------
                                                                              (Dollars in Thousands)

INTEREST-EARNING ASSETS:
  Loans receivable, net(1)                         8.80%          $22,377      $ 2,166        9.68%
  Investment securities(2)                         7.38            18,057        1,319        7.30
  Money market investments(3)                      5.52             3,726          193        5.18
  Federal funds sold and other
    investments                                    6.38               422           33        7.82
                                                                  -------      -------
    Total interest-earning assets                  8.15%           44,582      $ 3,711        8.32%
                                                   ====                        -------        ====
Non-interest-earning assets                                         2,645
                                                                  -------
      Total assets                                                $47,227
                                                                  =======

INTEREST-BEARING LIABILITIES:
  Deposits:
    Passbook savings and club
      accounts                                                    $ 9,276      $   285        3.07%
    NOW accounts                                                    3,090           54        1.75
    Money market accounts                                             852           24        2.82
    Certificates of deposit                                        22,334        1,226        5.49
                                                                  -------      -------
      Total deposits                               4.59%           35,552        1,589        4.47

Borrowed money                                     5.99             1,439           91        6.32
                                                                   ------      -------
    Total interest-bearing liabilities             4.74%           36,991      $ 1,680        4.54%
                                                   ====                        -------        ====
Non-interest-bearing liabilities                                      992
                                                                   ------
    Total liabilities                                              37,983
Net worth                                                           9,244
                                                                   ------
  Total liabilities and
    net worth                                                      47,227
                                                                   ======
Net interest income; interest
  rate spread(4)                                   3.41%                       $ 2,031        3.78%
                                                   ====                        =======        ====
Net interest margin(5)                                                                        4.56%
                                                                                              ====
Average interest-earning
  assets to average interest-
  bearing liabilities                                                                       120.52%
                                                                                            ======

                                                                                   Year Ended June 30,
                                                  ---------------------------------------------------------------------------------
                                                                    1996                                      1995
                                                  --------------------------------------    ---------------------------------------
                                                    Average                     Yield/       Average                       Yield/
                                                    Balance       Interest      Rate         Balance         Interest       Rate
                                                  ------------    ---------  -----------    ----------     -----------  -----------

INTEREST-EARNING ASSETS:
  Loans receivable, net(1)                          $22,708        $2,349      10.34%      $24,546          $2,354          9.59%
  Investment securities(2)                           10,582           697       6.59         5,018             302          6.02
  Money market investments(3)                         4,957           228       4.60         3,500             176          5.03
  Federal funds sold and other
    investments                                       1,545           104       6.73         5,737             314          5.47
                                                    -------         -----       ----         -----             ---          ----
    Total interest-earning assets                    39,792        $3,378       8.49%       38,801           3,146          8.11%
                                                    =======         -----       ====                                        ====
Non-interest-earning assets                           2,730                                   2,644
                                                    -------                                   -----
      Total assets                                  $42,522                                 $41,445
                                                    =======                                 =======

INTEREST-BEARING LIABILITIES:
  Deposits:
    Passbook savings and club
      accounts                                      $ 9,911       $   308        3.10%      $11,478             384          3.35%
    NOW accounts                                      2,791            64        2.29         2,989              80          2.68
    Money market accounts                               985            21        2.13         1,100              26          2.36
    Certificates of deposit                          23,523         1,324        5.63        21,212           1,080          5.09
                                                     ------       -------                    ------           -----
      Total deposits                                 37,210         1,717        4.61        36,779           1,570          4.27%
                                                                  -------                                                    ====
Borrowed money                                           --            --          --            --
                                                     ------       -------                    ------
    Total interest-bearing liabilities               37,210       $ 1,717        4.61%       36,779
                                                                   ------        ====
Non-interest-bearing liabilities                      1,268                                     815
                                                    -------                                  ------
    Total liabilities                                38,478                                  37,594
Net worth                                             4,044                                   3,851
                                                    -------                                 -------
  Total liabilities and
    net worth                                       $42,522                                 $41,445
                                                    =======                                  ======
Net interest income; interest
  rate spread(4)                                                  $ 1,661        3.88%                       $1,576          3.84%
                                                                  =======        ====                         =====          ====
Net interest margin(5)                                                           4.17%                                       4.06%
                                                                                 ====                                        ====
Average interest-earning
  assets to average interest-
  bearing liabilities                                                          106.94%                                     105.50%
                                                                               ======                                      ======

                                                 (Footnotes on following page)

-----------------


(1) Non-accrual loans have been included in the average balance of loans, but unpaid interest on non- accrual loans has not been included for purposes of determining interest income.

(2) Includes investment and mortgage-backed securities classified as available for sale.

(3) Money market investments consist of interest-bearing deposits in other financial institutions (including certificates of deposit).

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(5) Net interest margin is net interest income divided by average interest-earning assets.

        RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Savings Bank's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.


                                                                                       Year Ended June 30,
                                                         --------------------------------------------------------------------------
                                                                        1997 vs. 1996                        1996 vs. 1995
                                                         ------------------------------------    ----------------------------------
                                                                Increase                          Increase
                                                               (Decrease)                        (Decrease)
                                                                 Due to              Total         Due to                  Total
                                                         ----------------------     Increase     -----------------        Increase
                                                          Rate        Volume       (Decrease)    Rate      Volume        (Decrease)
                                                         --------   -----------    ----------    ------   ---------      ----------
                                                                   (In Thousands)                       (In Thousands)

Interest-earning assets:
  Loans receivable, net                                  $(149)      $ (34)        $(183)       $ 178       $(183)         $  (5)
  Investment and mortgage-backed securities(1)              83         539           622           31         364            395
  Money market investments(2)                               26         (61)          (35)         (16)         68             52
  Federal funds sold and other investments                  15         (86)          (71)          60        (270)          (210)
                                                         -----       -----         -----        -----       -----          -----
    Total interest-earning assets                        $ (25)      $ 358         $ 333        $ 253       $ (21)         $ 232
                                                         -----       -----         -----        =====       =====          =====

Interest-bearing liabilities:
  Passbook and club accounts                             $  (2)      $ (20)        $ (22)       $ (26)      $ (50)         $ (76)
  NOW accounts                                             (16)          6           (10)         (11)         (5)           (16)
  Money market accounts                                      6          (3)            3           (2)         (3)            (5)
  Certificates of deposit                                  (33)        (66)          (99)         120         124            244
  Borrowed Money                                             0          91            91            0           0              0
                                                         -----       -----         -----        -----       -----          -----
    Total interest-bearing liabilities                   $ (46)      $   9         $ (37)       $  81       $  66            147
                                                         -----       -----         -----        -----       -----          -----

Increase in net interest income                          $  21       $ 349         $ 370        $ 172       $ (87)         $  85
                                                         =====       =====         =====        =====       =====          =====


----------------

(1)     Includes investment securities classified as available for sale.

(2) Money market investments consist of interest-bearing deposits in other financial institutions (including certificates of deposit).

RESULTS OF OPERATIONS

        NET INCOME. The Company reported net income of $327,000, $297,000 and $115,000 for the year ended June 30, 1997, 1996 and 1995, respectively. The $30,000 or 10.1% increase in net income for fiscal 1997 was primarily due to a $370,000 or 22.3% increase in net interest income, a $33,000 or 20.3% decrease in the provision for income taxes and a $76,000 or 72.4% reduction in loan loss provisions, which were offset by a $205,000 or 17.1% increase in non-interest expenses and the special assessment of $247,000 to recapitalize the Savings Association Insurance Fund ("SAIF"), which occurred on September 30, 1996. The $182,000 or 158.3% increase in net income during fiscal 1996 as compared to fiscal 1995 was primarily due to an increase of $85,000 or 5.4% in net interest income, a decrease of $280,000 or 72.7% in the provision for loan losses and a decrease of $14,000 or 1.2% in total other expenses, which were partially offset by an increase of $111,000 in the provision for income taxes and a decrease of $86,000 or 45.3% in total other income.

        For the year ended June 30, 1997, the Company's net interest margin increased by 39 basis points to 4.56% from 4.17% for fiscal 1996. The average yield earned on the Company's interest-earning assets decreased by 17 basis points, which offset a 7 basis point decrease in the average rate paid on the Company's interest-bearing liabilities. The decrease in the average yield earned on interest-earning assets was primarily attributable to the Company's increase in average assets from $39.8 million at June 30, 1996 to $44.6 million at the year ended June 30, 1997, together with a decrease in the average yield on loans receivable from 10.34% at the year ended June 30, 1996, to 9.68% at the year ended June 30, 1997. The decrease in the average rate paid on interest-bearing liabilities reflected a shift in the Company's deposit accounts to lower rates paid on passbook and certificates of deposit, which were offset by rates paid on borrowed money.

        For the year ended June 30, 1996, the Company's net interest margin increased by 11 basis points to 4.17% from 4.06% for fiscal 1995. The average yield earned on the Company's interest-earning assets increased by 38 basis points, which offset a 34 basis point increase in the average rate paid on the Company's interest-bearing liabilities. The increase in the average yield earned on interest-earning assets was primarily attributable to the Company's reinvestment of a portion of its money market investments and federal funds sold into higher yielding investment and mortgage-backed securities (primarily U.S. Government and agency obligations). The Company determined to restructure its short-term investments in order to enhance net interest income, reduce its excess liquidity and reduce its one-year interest rate sensitivity gap position. The increase in the average rate paid on interest-bearing liabilities reflected a shift in the Company's deposit accounts from lower cost passbook savings and club accounts to higher cost certificates of deposit. At the end of fiscal 1996, market rates of interest declined which resulted in decreases in the yields earned on the Company's interest-earning assets and the rates paid on the Company's interest-bearing liabilities. As a result of the Company's positive one-year interest rate sensitivity gap, the yields on the Company's interest-earning assets declined more rapidly than the rates paid on its interest-bearing liabilities. Consequently, the Company's interest rate spread increased to 3.88% at June 30, 1996.

        NET INTEREST INCOME. Net interest income increased by $370,000 or 22.3% during the year ended June 30, 1997, as compared to the prior fiscal year, due to a $4.8 million or 12.0% increase in the average balance of interest-earning assets together with a 17 basis point decrease in the average yield earned thereon, which was offset by a $219,00 decrease in the average balance of interest-bearing liabilities and a 7 basis point decrease in the average rate paid thereon.

        During the year ended June 30, 1997, total interest income increased by $333,000 or 9.9%, as compared to the prior fiscal year, primarily due to a $622,000 or 89.2% increase in interest earned on investment securities. This increase was partially offset by a $71,000 or 68.3% decrease in interest earned on federal funds sold, a $35,000 or 15.3% decrease in interest earned on money market investments and a $183,000 or 7.8% decrease in interest earned on loans. The increase in interest earned on investment securities was due primarily to a $7.5 million or 70.1% increase in the average balance of investment securities, together with a 71 basis point increase in the average yield earned thereon. The decrease in interest earned on federal funds sold was due to the reduction of the amount of federal funds sold. The increase in the average balance of the Company's investment securities reflected the Company's reinvestment of a portion of its money market investments and federal funds into higher yielding U.S. government and agency obligations. The decrease in interest earned on loans was due to 66 basis point decrease in the average yield earned thereon, together with a $331,000 or 1.5% decrease in the average balance of loans outstanding.

        During the year ended June 30, 1997, total interest expense decreased $37,000 or 2.2% as compared to the prior fiscal year, due to the combined effect of a decrease of $1.7 million or 4.5% in the average balance of savings deposits and a 14 basis point decrease on the average rate paid thereon. This was partially offset by a $1.4 million increase in the average balance of borrowed money, which, when combined with the change in the average balance of the savings deposits resulted in a 7 basis point decrease for the fiscal year.

        Net interest income increased by $85,000 or 5.4% during the year ended June 30, 1996, as compared to the prior fiscal year, due to a $991,000 or 2.6% increase in the average balance of interest-earning assets together with a 38 basis point increase in the average yield earned thereon, which more than offset a $431,000 or 1.2% increase in the average balance of interest-bearing liabilities and a 34 basis point increase in the average rate paid thereon.

        During the year ended June 30, 1996, total interest income increased by $232,000 or 7.4%, as compared to the prior fiscal year, primarily due to a $395,000 or 130.8% increase in interest earned on investment securities and a $52,000 or 29.5% increase in interest earned on money market investments. These increases were partially offset by a $210,000 or 66.9% decrease in interest earned on federal funds sold and a $5,000 or 0.2% decrease in interest earned on loans. The increase in interest earned on investment securities was due primarily to a $5.6 million or 110.8% increase in the average balance of investment securities together with a 57 basis point increase in average yield earned thereon. The decrease in interest earned on federal funds sold was due primarily to the reduction of the amount of federal funds sold. The increase in the average balance of the Company's investment securities reflected the Company's reinvestment of a portion of its money market investments and federal funds sold into higher yielding U.S. Government and agency obligations. The decrease in interest earned on loans was due to a 75 basis point increase in the average yield earned thereon, which was offset by a $1.8 million or 7.3% decrease in the average balance of loans outstanding.

        During the year ended June 30, 1996, total interest expense increased by $147,000 or 9.4%, as compared to the prior fiscal year, due to the combined effect of an increase of $2.3 million or 10.9% in the average balance of certificates of deposit and a 54 basis point increase on the average rate paid thereon. These increases reflected a shift in the Company's deposits from lower yielding passbook savings and club accounts into higher yielding certificates of deposit during the year.

        PROVISION FOR LOAN LOSSES. The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by the Company, industry standards, past due loans, economic conditions in the Company's market area generally and other factors related to the collectability of the Company's loan portfolio. During the years ended June 30, 1997, 1996 and 1995, the Company established provisions for loan losses of $29,000, $105,000 and $385,000, respectively. The decrease in the provision for loan losses during fiscal 1997 reflected the decline in the level of non-performing loans as well as the decline in the total amount of loans held in the Company's portfolio during the period. The amount of the provision for loan losses during fiscal 1996 and 1995 reflected a deterioration in credit quality with respect to several of the Company's commercial real estate and consumer loans. This deterioration in credit quality occurred notwithstanding an overall decline in the level of non-performing assets during these years. In addition, in January 1994, the Company terminated its consulting arrangement with an individual who had previously assisted the Company in originating and servicing consumer loans. In connection with the termination of such agreement, during fiscal 1995, the Company enhanced its loan underwriting and collection efforts with respect to its consumer loans which initially resulted in an increase in the level of consumer loan charge-off during the year. In fiscal 1997, the total of non-performing loans decreased $52,000 or 10.3% due to the Company's receipt of payments on prior non-performing loans. At June 30, 1997, the Company's allowance for loan losses amounted to $282,000 or 62.1% of total non-performing loans and 1.0% of total loans outstanding.

        Although management utilized its best judgment in providing for possible loan losses, there can be no assurance that the Company will not have to increase its provisions for losses on loans in the future as a result of future increases in non-performing loans or for other reasons, which could adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examinations process, periodically review the Company's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination.

        OTHER INCOME. Total other income increased by $3,000 or 2.9% during the year ended June 30, 1997, as compared to the prior year. The increase was primarily due to an increase of $10,000 or 15.4% in other miscellaneous income (which consists primarily of rental income earned on real estate owned, late charges, service charges and other miscellaneous fees). These were partially offset by an $8,000 or 20.5% decrease in service charges.

        Total other income decreased by $86,000 or 45.3% during the year ended June 30, 1996, as compared to the prior year. The decrease was primarily due to a gain of $100,000 on the sale of available for sale securities (consisting primarily of Federal Home Loan Mortgage Corporation ("FHLMC") preferred stock) in fiscal 1995, with no comparable gains being recognized during fiscal 1996, and a decrease of $7,000 or 14.3% in other miscellaneous income (which consists primarily of rental income earned on real estate owned, late charges, service charges and other miscellaneous fees). These were partially offset by a $21,000 or 51.2% increase in service charges.

        OTHER EXPENSES. Total other expenses increased by $452,000 or 37.6% during the year ended June 30, 1997, as compared to the prior year. The primary reasons for the increase were an $81,000 or 1,383.3% increase in legal expenses pertaining to the conversion to a public company, a $102,000 or 20.4% increase in compensation and employee benefits due to the addition of an employee ESOP plan and a management recognition plan, a $9,000 or 4.3% increase in premises and occupancy costs and a $193,000 or 209.8% increase in federal insurance premiums. This increase was the result of a special assessment of $247,000 to recapitalize the SAIF which occurred on September 30, 1996. The increase in premises and occupancy costs was due to the assumption of a new lease with respect to one of the Company's branch offices together with renovation costs and an increase in depreciation expense. The increase in other miscellaneous operating expenses (which consist primarily of advertising expenses, costs related to postage, forms and supplies, professional fees and supervisory assessments) reflected increases due to the completion of the Conversion and a provision of $65,000 established for potential expenses related to a regulatory determination that the Company will be required to reimburse certain borrowers for violations of Regulation Z (Truth in Lending). Management anticipates that its other expenses will increase as a result of additional expenses relating to the Company's operation as a public stock company as well as expenses relating to its stock benefit plans.

        Total other expenses decreased by $14,000 or 1.2% during the year ended June 30, 1996, as compared to the prior year. The primary reasons for the decrease were a $28,000 or 28.0% decrease in net loss on real estate owned and a $27,000 or 9.8% decrease in other miscellaneous operating expenses, which were partially offset by a $25,000 or 5.3% increase in compensation and employee benefits, a $10,000 or 5.1% increase in premises and occupancy costs and a $7,000 or 8.2% increase in federal insurance premiums. The decrease in net loss on real estate owned reflected the Company's recording of an additional provision in fiscal 1995 for the decline in estimated fair value below its carrying value of a commercial property held as real estate owned as well as the sale of property held as real estate owned. The increase in compensation and employee benefits reflected merit salary increases as well as the addition of new employees, while the increase in premises and occupancy costs was due to the assumption of a new lease with respect to one of the Company's branch offices together with renovation costs and an increase in depreciation expense. The decline in other miscellaneous operating expenses (which consist primarily of advertising expenses, costs related to postage, forms and supplies, professional fees and supervisory assessments) reflected decreases in loan servicing costs and costs relating to office supplies.

        PROVISION FOR INCOME TAXES. The Company incurred income tax expense of $129,000 for the year ended June 30, 1997, as compared to $162,000 for fiscal 1996 and $51,000 for fiscal 1995. The Company's effective tax rate amounted to 28.4%, 35.2% and 30.7% for fiscal 1997, 1996 and 1995, respectively.

ASSET AND LIABILITY MANAGEMENT

        In general, financial institutions are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of most savings institutions have historically emphasized the origination of long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits, which largely mature or are subject to repricing within a short period of time. These factors have historically caused the income earned by such institutions on their loan portfolios to adjust more slowly to changes in interest rates than their cost of funds. While having liabilities that reprice more frequently than assets is generally beneficial to net interest income in times of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates. In contrast to the typical thrift institution, the Savings Bank's assets generally reprice more frequently than its liabilities, which is generally beneficial to net interest income during periods of rising interest rates, while detrimental to net interest income during periods of declining interest rates.

        The Company has (in recent periods) implemented asset and liability management strategies and policies designed to better match the maturities and repricing terms of the Company's interest-earning assets and interest-bearing liabilities in order to minimize the adverse effects on the Company's results of operations of material and prolonged increases in interest rates. The Company has undertaken a variety of strategies to reduce its exposure to interest rate fluctuations, including (i) emphasizing investment in adjustable-rate single-family residential loans; (ii) continuing to emphasize the origination of consumer loans, which generally have shorter terms and higher interest rates than traditional mortgage loans; (iii) maintaining the weighted average maturity of the Company's investment portfolio at five years or less; (iv) maintaining a significant percentage of the Company's total assets in short-term investments and cash equivalents; and (v) attempting to attract, to the extent possible, longer-term, fixed-rate deposit accounts.

        As a result of implementing these asset and liability initiatives, at June 30, 1997, $10.1 million or 37.4% of the Company's total loan portfolio had adjustable interest rates. As of such date, $8.7 million or 51.4% of the Company's portfolio of single-family residential mortgage loans consisted of adjustable-rate loans. In addition, at June 30, 1997, $4.0 million or 8.1% of the Company's investment securities portfolio had scheduled maturities of five years or less and the Company maintained $1.8 million or 3.6% of its assets in cash and cash equivalents (consisting of cash and amounts due from depository institutions, money market investments and federal funds sold) as of such date.

        Moreover, during the years ended June 30, 1997, 1996 and 1995, the Company originated $4.1 million, $2.9 million and $6.2 million of consumer loans, respectively. At June 30, 1997, the Company's total loan portfolio included $9.0 million or 33.4% of consumer loans.

        Finally, the Company has also elected to offer competitive rates and experience some attrition in deposits in order to manage interest rate expense more effectively. The Company has generally not engaged in sporadic increases or decreases in interest rates paid or offered the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits. This policy has assisted the Company in controlling its cost of funds.

        The effect of interest rate changes on a financial institution's assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

        As a result of the implementation of the foregoing asset and liability strategies, the Company's one-year interest rate sensitivity gap amounted to (5.1)% of total assets at June 30, 1997. The one-year interest rate sensitivity gap is defined as the difference between the Company's interest-earning assets which are scheduled to mature or reprice within one year and its interest-bearing liabilities which are scheduled to mature or reprice within one year. At June 30, 1997, the Company's interest-earning assets maturing or repricing within one year totalled $15.5 million while the Company's interest-bearing liabilities maturing or repricing within one year was $18.0 million, providing an excess of interest-earning assets over interest-bearing liabilities of $2.5 million. At June 30, 1997, the percentage of the Company's interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 85.8%.

        The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of June 30, 1997, based on the information and assumptions set forth in the notes to the table.


                                                    Six to       More Than     More Than
                                      Within Six    Twelve      One Year to   Three Years   Over Five
                                        Months      Months      Three Years  to Five Years    Years       Total
                                      ----------  -----------  ------------  -------------  ---------  -----------
                                                                  (Dollars in Thousands)
Interest-earning assets:
  Investment securities(1)(2)          $    698      $     0      $    851      $ 2,993      $14,394     $18,936
  Loans receivable, net(3)                7,569        6,018         3,791        3,336        6,266      26,980
  Money market investments                  868            0             0            0            0         868
  Federal funds sold and other
    investments                             345            0             0            0            0         345
                                       --------      -------      --------      -------      -------     -------

    Total interest-earning
      assets                              9,480        6,018         4,642        6,329       20,660      47,129
                                       --------      -------      --------      -------      -------     -------


Interest-bearing liabilities:
  Deposits(4)                             8,281        6,764         9,742        5,887        5,145      35,819
  Borrowed Money                          3,000            0         1,000            0          464       4,464
                                       --------      -------      --------      -------      -------     -------
    Total interest-bearing
      liabilities                        11,281        6,764        10,742        5,887        5,609      40,283
                                       --------      -------      --------      -------      -------     -------

Excess (deficiency) of
 interest-earning assets over
 interest-bearing liabilities          $ (1,801)     $  (746)     $ (6,100)     $   442      $15,051     $ 6,846
                                       ========      =======      ========      =======      =======     =======

Cumulative excess of
  interest-earning assets over
  interest-bearing liabilities         $ (1,801)     $(2,547)     $ (8,647)     $(8,205)     $ 6,846
                                       =======       ========     ========      =======      =======


Cumulative excess of
  interest-earning assets over
  interest-bearing liabilities as a
  percentage of total assets             (3.60)%      (5.10)%      (17.30)%     (16.42)%      13.70%
                                         =======     ========      ========     ========      ======



-----------------------


(1)     Reflects repricing, contractual maturity or anticipated call date.

(2) Includes investment and mortgage-backed securities classified as available for sale.

(3) Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, adjusted to take into account estimated prepayments. Adjustable-rate loans are included in the periods in which interest rates are next scheduled to reset, adjusted to take into account estimated prepayments.

(4)     Adjusted to reflect various decay rate assumptions.

        Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, management also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), which is defined as the net present value of a savings bank's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and NPV. The following table presents the Company's NPV as of June 30, 1997.


                                                       Net Portfolio Value
----------------------------------------------------------------------------------------------------------------------
                                                          Estimated
    Change in                                             NPV as a                                      Change as a
  Interest Rates          Estimated                       Percentage             Amount                  Percentage
  (basis points)             NPV                          of Assets             of Change                of Assets
------------------    --------------------        --------------------      ------------------      ------------------
                                                      (Dollars in Thousands)

    +400                  $ 7,446                         15.78%                (2,895)                     (28.0)%
    +300                    8,200                         16.99                 (2,140)                     (20.7)
    +200                    8,930                         18.09                 (1,410)                     (13.6)
    +100                    9,663                         19.16                   (677)                      (6.6)
      --                   10,341                         20.09                      0                          0
    -100                   11,005                         20.95                    664                        6.4
    -200                   11,684                         21.80                  1,344                       13.0
    -300                   12,447                         22.73                  2,106                       20.4
    -400                   13,324                         23.77                  2,984                       28.9



        Management of the Company believes that the assumptions used by it to evaluate the vulnerability of the Company's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities and the estimated effects of changes in interest rates on the Company's net interest income and NPV indicated in the above tables could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's primary sources of funds are deposits, repayments, prepayments and maturities of outstanding loans, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Company manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. In addition, the Company invests in short-term investment securities and other interest-earning assets which provide liquidity to meet lending requirements. Although the Company has been able to generate enough cash through the retail deposit market, its traditional funding source, the Company has, to the extent deemed necessary, utilized other borrowing sources, consisting primarily of advances from the FHLB of Pittsburgh.

        Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, including money market investments and federal funds sold, and U.S. Government and agency obligations. On a longer-term basis, the Company invests in various lending products and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At June 30, 1997, the total commitments outstanding (excluding undisbursed portions of loans in process) amounted to $2.3 million in mortgage loans and $658,000 in unused lines of credit. At the same date, the unadvanced portion of loans in process approximated $1.8 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1997, totalled $12.0 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Company. See Note 8 of the Notes to Consolidated Financial Statements.

        As of June 30, 1997, the Company had regulatory capital which was in excess of applicable limits. See Note 11 of the Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

        In October 1995, the FASB released SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 establishes a fair value based method for stock-based compensation plans. SFAS 123 permits entities to expense an estimated fair value of employee stock options or to continue to measure compensation cost for these plans using the intrinsic value accounting method contained in APB Opinion No.
25. Entities that elect to continue to use the intrinsic value method must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. For fiscal 1997, the Company has elected to continue to use the intrinsic value method under APB Opinion No. 25 and has disclosed the pro forma effects of SFAS 123 in the footnotes to the financial statements.

        In June 1996, the FASB released SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities and distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under SFAS 125, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and does not recognize financial assets it no longer controls and liabilities that have been extinguished. This financial-components approach focuses on the assets and liabilities that exist after the transfer. SFAS 125 also extends the "available-for-sale" or "trading" approach in SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," to non-security financial assets that can contractually be prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. Thus, non-security financial assets that are subject to prepayment risk that could prevent recovery of substantially all of the recorded amount are to be reported at fair value with the change in fair value accounted for depending on the asset's classification as "available-for-sale" or "trading." SFAS 125 is generally effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, with certain provisions having been delayed until after December 31, 1997 by SFAS 127, "Deferral of Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of Statement No. 125." Also, the extension of SFAS 115 approach to certain non-security financial assets and the amendment to SFAS 115 is effective for financial assets held on or acquired after January 1, 1997. The adoption of SFAS 125 did not have a material impact on the consolidated financial statements of the Company.

        In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies previous standards for computing EPS. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires restatement of all prior period EPS data presented. Management does not expect SFAS No. 128 to have a significant impact on the Company's net income paid per share amounts disclosed.

        In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 summarizes previously issued disclosure guidance contained within APB Opinions No. 10 and 15 as well as SFAS No. 47. There will be no changes to the

Company's disclosures pursuant to the adoption of SFAS No. 129. This statement is effective for financial statements issued for periods ending after December 15, 1997.

        In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investment by owners and distributions to owners." The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed prominently as part of the notes to the financial statements. Only the impact of unrealized gains or losses on securities available for sale is expected to be disclosed as an additional component of the Company's income under the requirements of SFAS No. 130. This statement is effective for fiscal years beginning after December 15, 1997.

IMPACT OF INFLATION AND CHANGING PRICES

        The Consolidated Financial Statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

        Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

           PENNWOOD BANCORP, INC. AND SUBSIDIARY

           Consolidated Financial Statements

           June 30, 1997 and 1996

           (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Board of Directors and Shareholders
Pennwood Bancorp, Inc. and Subsidiary:


We have audited the accompanying consolidated statements of financial condition of Pennwood Bancorp, Inc. and subsidiary (the Company) as of June 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pennwood Bancorp, Inc. and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.

As discussed in note 3 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1995.




Pittsburgh, Pennsylvania                            /s/ KPMG Peat Marwick LLP
August 11, 1997

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                             June 30, 1997 and 1996

                             (Amounts in thousands)



                                                                                      1997            1996
                                                                                      ----            ----
    Assets
    ------
Cash and amounts due from depository institutions                                  $     936              513
Interest-bearing deposits                                                                868            9,293
Federal funds sold                                                                         -              300
Investment and mortgage-backed securities (notes 2 and 3):
    Available-for-sale (amortized cost $18,227 and $10,380)                           18,224           10,266
    Held-to-maturity (market value $720 and $3,001)                                      712            2,984
Loans receivable, net (note 4)                                                        26,980           21,168
Real estate owned, net                                                                    37              166
Federal Home Loan Bank stock, at cost (notes 5 and 9)                                    345              181
Premises and equipment, net (note 6)                                                   1,089            1,153
Accrued interest receivable (note 7)                                                     534              341
Prepaid expenses and other assets                                                        256              535
                                                                                      ------           ------
                 Total assets                                                      $  49,981           46,900
                                                                                      ======           ======

                                                                     (Continued)

                    PENNWOOD BANCORP, INC. AND SUBSIDIARY

                            (Amounts in thousands)



                                                                                      1997          1996
                                                                                      ----          ----
                Liabilities and Shareholders' Equity
                ------------------------------------
 Liabilities:
     Savings deposits (note 8)                                                      $  35,819      37,333
     Borrowed funds (note 9)                                                            4,464           -
     Advances from borrowers for taxes and insurance                                      320         276
     Accrued interest payable                                                             410         395
     Deposits on stock subscription rights                                                  -       4,569
     Accrued expenses and other liabilities                                               242         251
                                                                                       ------      ------
                  Total liabilities                                                    41,255      42,824

 Shareholders' Equity (notes 10 and 11):
     Preferred stock, $.01 par value, 1,000,000 shares authorized,
        none issued                                                                         -           -
     Common stock, $.01 par value, 4,000,000 shares authorized,
        610,128 shares issued at June 30, 1997                                              6           -
     Additional paid-in capital                                                         5,603           -
     Retained earnings, substantially restricted                                        4,355       4,149
     Treasury stock, at cost, 30,506 shares at June 30, 1997                             (458)          -
     Unearned Employee Stock Ownership Plan shares                                       (439)          -
     Unearned common stock - Recognition and Retention Plan                              (339)          -
     Unrealized loss on investment securities available
        for sale, net                                                                      (2)        (73)
                                                                                       ------      ------
                  Total shareholders' equity                                            8,726       4,076
                                                                                       ------      ------

                  Total liabilities and shareholders' equity                        $  49,981      46,900
                                                                                       ======      ======

See accompanying notes to consolidated financial statements.

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                       Consolidated Statements of Income

                    Years Ended June 30, 1997, 1996 and 1995

                             (Amounts in thousands)



                                                            1997             1996             1995
                                                            ----             ----             ----
 Interest income:
     Loans                                              $  2,166            2,349            2,354
     Investment and mortgage-backed securities             1,319              697              302
     Federal funds sold and other investments                 33              104              314
     Interest-bearing deposits                               193              228              176
                                                          ------           ------           ------
               Total interest income                       3,711            3,378            3,146

 Interest expense:
     Interest on savings deposits (note 8)                 1,589            1,717            1,570
     Interest on borrowed funds                               91                -                -
                                                          ------           ------           ------
               Total interest expense                      1,680            1,717            1,570
                                                          ------           ------           ------

               Net interest income                         2,031            1,661            1,576

 Provision for loan losses                                    29              105              385
                                                          ------           ------           ------
               Net interest income after provision
                  for loan losses                          2,002            1,556            1,191

 Other income:
     Service charges                                          32               62               41
     Gain on sale of available-for-sale securities             -                -              100
     Other                                                    75               42               49
                                                          ------           ------           ------
               Total other income                            107              104              190
                                                          ------           ------           ------

 Other expenses:
     Compensation and employee benefits (note 12)            603              501              476
     Premises and occupancy costs                            216              207              197
     Federal insurance premiums                               38               92               85
     FDIC-SAIF assessment (note 14)                          247                -                -
     Data processing expense                                  78               81               82
     Net loss on real estate owned                            61               72              100
     Legal and professional                                  119               42               40
     Other operating expenses                                291              206              235
                                                          ------           ------           ------
               Total other expenses                        1,653            1,201            1,215
                                                          ------           ------           ------

               Income before income taxes                    456              459              166

 Provision for income taxes (note 10):
     Federal                                                 141              140               39
     State                                                   (12)              22               12
                                                          ------           ------           ------
               Total provision for income taxes              129              162               51
                                                          ------           ------           ------

               Net Income                              $     327              297              115
                                                          ======           ======           ======

 Primary and fully diluted earnings per share (the
     Savings Bank converted to stock form in July
     1996)                                                $  .58              N/A              N/A
                                                             ===              ===              ===

See accompanying notes to consolidated financial statements.

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                Consolidated Statements of Shareholders' Equity

                    Years Ended June 30, 1997, 1996 and 1995

                             (Amounts in thousands)



                                                                                                              Unrealized
                                                                                                              gain (loss)
                                                                                                             on securities
                                                      Additional                         Unearned  Unearned  available-for-
                                               Common   paid-in    Retained   Treasury     ESOP      RRP       sale, net
                                                stock   capital    earnings     stock     shares    shares      of taxes      Total
                                                -----   -------    --------     -----     ------    ------      --------      -----
Balance at June 30, 1994                        $   -         -      3,737          -          -        -           -        3,737
Impact of change in accounting for securities
     at July 1, 1994, net of tax (note 2)           -         -          -          -          -        -          56           56
Net income                                          -         -        115          -          -        -           -          115
Change in unrealized gain on securities                   -----      -----        ---        ---      ---
     available-for-sale, net of tax                 -         -          -          -          -        -         (46)         (46)
                                                   --     -----      -----        ---        ---      ---          --        -----
Balance at June 30, 1995                            -         -      3,852          -          -        -          10        3,862

Net income                                          -         -        297          -          -        -           -          297
Change in unrealized gain on securities                   -----      -----        ---        ---      ---
     available-for-sale, net of tax                 -         -          -          -          -        -         (83)         (83)
                                                   --     -----      -----        ---        ---      ---          --        -----
Balance at June 30, 1996                            -         -      4,149          -          -        -         (73)       4,076

Net income                                          -         -        327          -          -        -           -          327
Proceeds from stock offering (note 17)              6     5,589          -          -          -        -           -        5,595
Shares acquired for ESOP - 48,810 shares            -         -          -          -       (488)       -           -         (488)
Principal repayment of ESOP debt                    -        14          -          -         49        -           -           63
Shares acquired for RRP - 24,405 shares             -         -          -          -          -     (357)          -         (357)
Amortization of RRP                                 -         -          -          -          -       18           -           18
Purchase of treasury stock - 30,506 shares          -         -          -       (458)         -        -           -         (458)
Cash dividends declared at $.22 per share           -         -       (121)         -          -        -           -         (121)
Change in unrealized gain on securities
     available-for-sale, net of tax                 -         -          -          -          -        -          71           71
                                                   --     -----      -----        ---        ---      ---         ---        -----
Balance at June 30, 1997                        $   6     5,603      4,355       (458)      (439)    (339)         (2)       8,726
                                                   ==     =====      =====        ===        ===      ===         ===        =====

See accompanying notes to consolidated financial statements.

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                    Years Ended June 30, 1997, 1996 and 1995

                             (Amounts in thousands)



                                                                           1997                1996           1995
                                                                           ----                ----           ----
 Operating activities:
     Net income                                                       $        327              297            115
     Adjustments to reconcile net income to net
        cash provided by operating activities:
            Depreciation expense                                                54               57             60
            Gain on sale of investment securities
               available-for-sale                                                -                -           (100)
            Provision for loan losses                                           29              105            385
            Increase in accrued interest receivable                           (193)             (64)           (35)
            Increase in prepaid expenses and other assets                      279             (130)          (121)
            Increase in accrued interest payable on
               savings deposits                                                 15                5            122
            (Decrease) increase in stock subscription
               deposits                                                     (4,569)           4,569              -
            Other, net                                                          78              188            143
                                                                           -------          -------       --------
                    Total adjustments                                       (4,307)           4,730            454
                                                                           -------          -------       --------

                    Net cash (used) provided by operating
                       activities                                           (3,980)           5,027            569

 Investing activities:
     Purchases of premises and equipment                                        (9)               -            (31)
     Purchases of investment securities held-to-maturity                         -             (700)        (2,952)
     Purchases of investment and mortgage-backed
        securities available-for-sale                                      (10,941)         (11,882)        (1,297)
     Proceeds from maturities of investment
        securities held-to-maturity                                          2,272            2,350          2,410
     Proceeds from sale of investment securities
        available-for-sale                                                       -                -            106
     Proceeds from maturities and principal
        repayments of investment and mortgage-
        backed securities available-for-sale                                 2,949            2,800              -
     Proceeds from sale of real estate owned                                   101              111            309
     Net (increase) decrease in loans receivable                            (5,828)           2,476           (771)
     Increase in FHLB stock                                                   (164)               -              -
     Other                                                                      24              (59)            10
                                                                           -------          -------       --------
                    Net cash used in investing activities                  (11,596)          (4,904)        (2,216)

                                                                     (Continued)

                    PENNWOOD BANCORP, INC. AND SUBSIDIARY

                            (Amounts in thousands)



                                                                           1997                 1996              1995
                                                                           ----                 ----              ----
 Financing activities:
     Net (decrease) increase in passbook, club,
        money market and NOW accounts                                    $  (1,479)              190            (3,296)
     Net (decrease) increase in certificates of
        deposit accounts                                                       (35)             (676)            3,700
     Net (decrease) increase in advances from
        borrowers for taxes and insurance                                       44              (155)               52
     Proceeds from issuance of common stock                                  5,595                 -                 -
     Stock acquired for ESOP                                                  (488)                -                 -
     Stock  acquired for RRP                                                  (357)                -                 -
     Purchase of Treasury stock                                               (458)                -                 -
     Dividends paid                                                            (75)                -                 -
     Proceeds from FHLB advances                                             4,000                 -                 -
     Proceeds from ESOP loan                                                   488                 -                 -
     Repayment of ESOP loan                                                    (24)                -                 -
     Other                                                                      63                 -                 -
                                                                           -------            ------            ------
                    Net cash provided (used) by financing
                       activities                                            7,274              (641)              456
                                                                           -------            ------            ------

 Net decrease in cash and cash equivalents                                  (8,302)             (518)           (1,191)
 Cash and cash equivalents, beginning of period                             10,106            10,624            11,815
                                                                           -------            ------            ------
 Cash and cash equivalents, end of period                               $    1,804            10,106            10,624
                                                                           -------            ------            ------

 Supplemental disclosure of cash flow information:
     Cash paid during the period for:
        Interest                                                        $    1,665             1,717             1,448
                                                                           -------            ------            ------

        Income taxes                                                    $      106                51               139
                                                                           -------            ------            ------

 Supplemental schedule of noncash investing activities:
     Loan transferred to real estate owned                             $        16               111               215
                                                                           -------            ------            ------

     Dividends declared but not paid                                   $        46                 -                 -
                                                                           -------            ------            ------

See accompanying notes to consolidated financial statements.

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1997, 1996 and 1995

                         (Dollar amounts in thousands)




(1)  Summary of Significant Accounting Policies

     Pennwood Bancorp, Inc. and subsidiary (the Company) is primarily engaged in the business of attracting retail deposits from the general public and using such funds to invest in residential and commercial mortgage and consumer loans. The Company is subject to competition from other financial institutions. The Company is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

     The following comprise the significant accounting policies which the Company follows in preparing and presenting their consolidated financial statements:

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Pennwood Savings Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

     Basis of Presentation

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Cash and Cash Equivalents

     For the purposes of the statements of cash flows, cash and cash equivalents include cash on hand and amounts due from depository institutions, federal funds sold and interest-bearing deposits.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



     Investment and Mortgage-Backed Securities

     The Company classifies securities at the time of their purchase as either
         "held-to-maturity," "trading" or "available-for-sale." If it is management's intent and the Company has the ability to hold such securities until their maturity, these securities are classified as held-to-maturity and are carried on the Company's books at cost, adjusted for amortization of premiums and accretion of discounts. Alternatively, if it is management's intent at the time of purchase to hold securities for the purpose of resale in the near future, the securities are classified as trading and are carried at market value with unrealized gains and losses reported in current period earnings. At June 30, 1997 and 1996, the Company had no securities classified as trading. Securities not classified as held-to-maturity or trading are classified as available-for-sale and are carried at market value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax. Investments available-for-sale include investment securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate, prepayment risk or liquidity needs.

     Purchases and sales of securities are accounted for on a settlement-date basis which is not materially different than use of the trade-date basis. Gains and losses on the sale of securities are recognized upon realization using the specific identification method. Amortization of premiums and accretion of discounts are calculated using a method which approximates the level-yield method.

     The Financial Accounting Standards Board (FASB) SFAS 119 requires disclosure about amounts, nature and terms of derivative financial instruments. The Company has no involvement with derivative financial instruments that meet the definition of a derivative as defined by SFAS 119.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



     Loans Receivable

     Loans are stated at their unpaid principal balances less allowances for anticipated losses. Monthly loan payments are scheduled to include interest. Interest on loans is credited to income as earned.
         Interest earned on loans for which no payments were received during the month is accrued. An allowance is established for accrued interest deemed to be uncollectible, generally when a loan is ninety days or more delinquent, except when the estimated value of the collateral and collection efforts are deemed sufficient to ensure full recovery. Such interest ultimately collected is credited to income in the period received. Monthly mortgage loan payments are adjusted annually to cover insurance and tax requirements.

     Loan origination fees and certain direct loan costs are deferred, and the net fee or cost is recognized in income using a method which approximates the level-yield method over the contractual life of the loans.

     On July 1, 1995, the Company adopted SFAS No. 114 and SFAS No. 118, which provide guidelines for measuring and reporting impairment losses on loans. A loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. All nonperforming loans, excluding consumer and single family residential loans, are considered to be impaired loans. Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, or at the loan's market price or fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference by either an allocation of the allowance for loan losses or by a provision for loan losses, depending on the adequacy of the allowance for loan losses. As of June 30, 1997 and 1996, there were $394 and $446 of nonperforming consumer and single family residential loans, respectively, that have been collectively evaluated for impairment. Estimated impairment losses for the loans are based on various factors including past loss experience, recent economic conditions, portfolio delinquency rates and fair value of the underlying collateral. Included in impaired loans at June 30, 1996, was $60 that had a related impairment reserve of $30. There were no impairment reserves at June 30, 1997. Average impaired loans during the year ended June 30, 1997 and 1996, were $178 and $192, respectively. During the years ended June 30, 1997 and 1996, the Bank recognized $10 and $5 of interest revenue on impaired loans, respectively, all of which was recognized using the cash basis method of income recognition.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



     Provision for Loan Losses

     Provisions for estimated losses on loans are charged to earnings in an amount that results in an allowance for loan losses sufficient, in management's judgment, to cover anticipated losses based on management's periodic evaluation of known and inherent risks in the loan portfolio, past and expected future loss experience of the Bank, current economic conditions, adverse situations which may affect a specific borrower's ability to repay, the estimated value of any underlying collateral and other relevant factors.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies can require the Bank to adjust the allowance based on their judgments about information available to them at the time of their examination.

     Real Estate Owned

     Real estate owned (properties acquired by foreclosure or voluntarily conveyed by delinquent borrowers in lieu of foreclosure) is recorded as of the acquisition date at the lower of cost or fair value less estimated costs to sell as established by a current appraisal. Costs relating to development and improvement of the property are capitalized, whereas costs relating to the holding of such real estate are expensed as incurred. Subsequent to acquisition, valuations are periodically performed by management; and the carrying value of the real estate acquired is subsequently adjusted by establishing a valuation allowance and recording a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell. Gains and losses from the sale of real estate are recognized upon sale and are based upon the net carrying value of the related property.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



     Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the related assets of five to forty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the related lease or the estimated useful life of the improvement. Accelerated methods are used for income tax purposes.

     Interest on Savings Deposits

     Interest on savings deposits is accrued and charged to expense monthly and is paid or credited in accordance with the terms of the respective accounts.

     Income Taxes

     Income taxes are based on financial statement income after giving effect to special rules applicable to savings banks under income tax laws.

     Deferred taxes are provided for under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Pension Plan

     Current costs of the pension plan are charged to expense and funded as accrued. There are no unfunded vested benefits as of June 30, 1997 and 1996.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(2)  Investment and Mortgage-Backed Securities Available-for-Sale

     The carrying values and estimated market value of securities available-for-sale as of June 30, 1997 and 1996, are summarized as follows:

                                                                        June 30, 1997
                                                  ------------------------------------------------------------
                                                                    Gross            Gross          Estimated
                                                  Amortized       unrealized       unrealized         market
                                                     cost           gains            losses           value
                                                     ----           -----            ------           -----
         U.S. agency obligations                  $  15,741             27             39             15,729
         Mortgage-backed securities                   1,836             13             14              1,835
         Corporate obligations                          400              3              2                401
         FNMA preferred stock                           250              9              -                259
                                                     ------             --             --             ------
                       Total                      $  18,227             52             55             18,224
                                                     ======             ==             ==             ======

                                                                        June 30, 1996
                                                --------------------------------------------------------------
                                                                    Gross            Gross           Estimated
                                                  Amortized       unrealized       unrealized          market
                                                     cost           gains            losses            value
                                                     ----           -----            ------            -----
         U.S. agency obligations                  $   7,997              4              82             7,919
         Mortgage-backed securities                   1,985              -              41             1,944
         Corporate obligations                          398              6               1               403
                                                     ------             --             ---            ------
                       Total                      $  10,380             10             124            10,266
                                                     ======             ==             ===            ======

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



     The carrying value and estimated market value of securities available-for-sale by contractual maturity are as follows:

                                                 June 30, 1997                    June 30, 1996
                                         ------------------------------  -------------------------------
                                                           Estimated                         Estimated
                                         Amortized           market           Amortized       market
                                           cost              value               cost         value
                                           ----              -----               ----         -----
 U.S. agency and corporate
     obligations:
        Due in one year or less           $     198             201                 -               -
        Due after one year
            through five years                3,352           3,347             3,547           3,526
        Due after five years
            through ten years                12,591          12,582             4,848           4,796
                                             ------          ------           -------          ------
                                             16,141          16,130             8,395           8,322

 FNMA preferred stock                           250             259                 -               -
 Mortgage-backed securities                   1,836           1,835             1,985           1,944
                                             ------          ------           -------          ------
                                          $  18,227          18,224            10,380          10,266
                                             ======          ======           =======          ======

     The Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on July 1, 1994. In conjunction with the adoption, the Bank reclassified $6 of securities to the available-for-sale classification from the former investment, now held-to-maturity, category. At that date, unrealized appreciation on total securities available-for-sale was approximately $85, resulting in an increase to net worth of $56, net of taxes.

     There were no sales of securities available-for-sale during 1997 or 1996.
         Proceeds from the sale of securities available-for-sale for the year ended June 30 1995, were $106. Gross gains for the same period were $100.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(3)  Investment Securities Held-to-Maturity

     The carrying values and estimated market values of investment securities held-to-maturity as of June 30, 1997 and 1996, are summarized as follows:

                                                                       June 30, 1997
                                                  ---------------------------------------------------------
                                                                    Gross            Gross        Estimated
                                                   Amortized      unrealized       unrealized       market
                                                     cost           gains            losses          value
                                                     ----           -----            ------          -----
         U.S. Treasury and U.S.
              government agencies                   $    -               -              -                 -
         Corporate obligations                         497               3              -               500
         Municipal obligations                         200               5              -               205
         Mortgage-backed securities                     15               -              -                15
                                                       ---             ---            ---              ----
                      Total investments             $  712               8              -               720
                                                       ===             ===            ===              ====

                                                                       June 30, 1996
                                                  ---------------------------------------------------------
                                                                    Gross            Gross         Estimated
                                                   Amortized     unrealized        unrealized        market
                                                     cost           gains            losses          value
                                                     ----           -----            ------          -----
         U.S. Treasury and
              U.S. government
              agencies                             $  2,000             6               2              2,004
         Corporate obligations                          764            11               -                775
         Municipal obligations                          200             2               -                202
         Mortgage-backed securities                      20             -               -                 20
                                                      -----            --             ---              -----
                      Total investments            $  2,984            19               2              3,001
                                                      =====            ==             ===              =====

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)


     The amortized cost and estimated market value of securities held-to-maturity, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                               June 30,
                                                         -------------------------------------------------------
                                                                      1997                        1996
                                                         --------------------------     ------------------------
                                                                         Estimated                     Estimated
                                                           Amortized      market         Amortized      market
                                                              cost         value           cost          value
                                                              ----         -----           ----          -----
         Due in one year or less                            $  497           500            1,774        1,530
         Due after one year through five years                   -             -              990        1,249
         Due after five years through ten years                  -             -                -            -
         Due after ten years                                   200           205              200          202
                                                               ---          ----            -----        -----
                                                               697           705            2,964        2,981

         Mortgage-backed securities                             15            15               20           20
                                                               ---          ----            -----        -----
                                                            $  712           720            2,984        3,001
                                                               ===           ===            =====        =====

(4)  Loans Receivable

     Loans receivable as of June 30, 1997 and 1996, are summarized as follows:

                                                                   1997             1996
                                                                   ----             ----
 Mortgage loans:
     Conventional, 1 - 4 family                               $  15,085            9,231
     Commercial and multifamily                                   1,524            2,667
     Construction                                                 3,748            2,393
     Insured and guaranteed                                         250              341
                                                                 ------           ------
                                                                 20,607           14,632

 Other:
     Consumer loans                                               8,110            7,843
     Lines of credit                                                906              998
                                                                 ------           ------
                                                                  9,016            8,841

 Less:
     Unearned interest on consumer loans                            172              352
     Undisbursed loan proceeds                                    1,924            1,487
     Deferred loan fees                                             265              129
     Allowance for loan losses                                      282              337
                                                                 ------           ------
                                                              $  26,980           21,168
                                                                 ======           ======

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. The collateral consists primarily of residential real estate and personal property. As of June 30, 1997 and 1996, the Bank had outstanding fixed rate commitments to originate and fund first mortgage loans and construction loans of approximately $2,260 and $2,283, respectively. Unused customer lines of credit as of June 30, 1997 and 1996, approximated $658 and $757, respectively.

     Nonaccrual loans totaled approximately $273, $308 and $1,413 as of June
         30, 1997, 1996 and 1995, respectively. The interest that would have been recorded on these loans for the years ended June 30, 1997, 1996 and 1995, was approximately $26, $29 and $97, respectively. The amount of interest income recognized for the same periods was approximately $10, $6 and $32. The Company is not committed to lend additional funds to debtors whose loans have been placed on nonaccrual status.

     Allowances for Estimated Losses

     Activity with respect to the allowances for estimated losses is summarized as follows:

                                                                  1997            1996           1995
                                                                  ----            ----           ----
 Loans receivable
 ----------------

     Balance at beginning of period                            $  337             531             327

     Provision charged to income                                   29             105             385

     Charge-offs                                                  (95)           (312)           (186)

     Recoveries                                                    11              13               5
                                                                 ----             ---             ---

     Balance at end of period                                  $  282             337             531
                                                                  ---             ---             ---
 Real Estate Owned
 -----------------

     Balance at beginning of period                                38              81             194

     Provision charged to income                                   45              18              81

     Charge-offs                                                  (38)            (61)           (194)

     Recoveries                                                     -               -               -
                                                                 ----             ---             ---

     Balance at end of period                                 $    45              38              81
                                                                 ----            ----            ----

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(5)  Federal Home Loan Bank Stock

     The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh. The investment is based on a predetermined formula and is carried at cost.

(6)  Premises and Equipment

     Premises and equipment as of June 30, 1997 and 1996, are summarized by major classification as follows:

                                                                            1997             1996
                                                                            ----             ----
         Land                                                          $     145              145
         Office buildings and improvements                                 1,135            1,135
         Leasehold improvements                                               68               80
         Furniture, fixtures and equipment                                   328              325
                                                                          ------            -----
                        Total, at cost                                     1,676            1,685

             Less accumulated depreciation and
                amortization                                                 587              532
                                                                          ------            -----
                        Premises and equipment, net                     $  1,089            1,153
                                                                          ------            -----

     Depreciation and amortization expense for the years ended June 30, 1997, 1996 and 1995, was $54, $57 and $60, respectively.

     The Bank maintains operating leases with respect to a branch office facility and an automatic teller machine which expire on July 31, 2002, and October 31, 1997, respectively. Lease expense approximated $28, $16 and $14 for the years ended June 30, 1997, 1996 and 1995, respectively, and is included in premises and occupancy costs. Minimum annual lease commitments approximate $20 through 2002.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(7)  Accrued Interest Receivable

     Accrued interest receivable as of June 30, 1997 and 1996, is summarized as follows:

                                                                    1997             1996
                                                                    ----             ----
 Loans receivable                                                 $  160              162
 Investment and mortgage-backed securities
     and other interest-bearing deposits                             374              179
                                                                     ---              ---
                  Total                                           $  534              341
                                                                     ===              ===

(8)  Savings Deposits

     Savings deposits as of June 30, 1997 and 1996, are summarized as follows:

                                                                       June 30,
                                              ---------------------------------------------------
                                                         1997                          1996
                                              --------------------------  -----------------------
                                                Weighted                       Weighted
                                                average                        average
                                                 rate         Amount            rate         Amount
                                                 ----         ------            ----         ------
 Passbook savings accounts                    %  2.96      $   4,775         %  2.96     $   5,656
 Premium savings and club
     accounts                                    3.19          4,392            3.19         4,901
 Money market and NOW
     accounts                                    1.97          2,777            2.26         3,430
 Noninterest-bearing checking
     accounts                                       -          1,169               -           606
                                                              ------                         -----
                                                              13,113                        14,593

 Certificates of deposit:
     3.01% to 4.00%                              3.50             36            3.50            33
     4.01% to 5.00%                              4.94          2,417            4.75         6,635
     5.01% to 6.00%                              5.38         13,526            5.44        11,404
     6.01% to 7.00%                              6.36          5,707            6.44         3,555
     7.01% to 8.00%                              7.25          1,020            7.24         1,113
     8.01% and greater                              -              -               -             -
                                                              ------                         -----
                                                              22,706                        22,740
                                                              ------                        ------

                  Total                          4.60      $  35,819            4.45     $  37,333
                                                              ======                        ======

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



     Noninterest-bearing checking accounts included in money market and NOW accounts amounted to $1,169 and $606 at June 30, 1997 and 1996, respectively.

     Certificates of deposit with balances of $100,000 or more totaled approximately $1,871 and $1,744 as of June 30, 1997 and 1996, respectively.

     The scheduled contractual maturities of certificates of deposit are summarized as follows:

                                                                    1997             1996
                                                                    ----             ----
          Within one year                                        $  12,075           12,199
          Beyond one year but within two years                       4,171            3,628
          Beyond two years but within three years                    2,360            2,978
          Beyond three years but within four years                   1,955            2,040
          Beyond four years but within five years                    2,145            1,895
                                                                    ------           ------
                           Total                                 $  22,706           22,740
                                                                    ======           ======

     Interest expense on savings deposits for the years ended June 30, 1997 and 1996, is summarized as follows:

                                                                      1997              1996             1995
                                                                      ----              ----             ----
         Passbook savings accounts                                  $    142              150              164
         Premium savings and club accounts                               143              158              220
         Money market and NOW accounts                                    78               85              106
         Certificates of deposit                                       1,226            1,324            1,080
                                                                       -----            -----            -----
                          Total                                     $  1,589            1,717            1,570
                                                                       =====            =====            =====

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(9)  Borrowed Funds

     Borrowed funds at June 30, 1997 and 1996, are summarized as follows:

                                                                                 June 30,
                                                     -----------------------------------------------------
                                                                 1997                        1996
                                                     ------------------------   --------------------------
                                                      Weighted                     Weighted
                                                       average                      average
                                                        rate           Amount         rate         Amount
                                                        ----           ------         ----         ------
          Advances from the Federal Home
               Loan Bank of Pittsburgh:
                  Due within one year                 %  5.67         $  3,000       %  -       $         -
                  Due between four and five
                     years                               5.78            1,000          -                 -
                                                                         -----                     --------
                           Total advances                                4,000                            -

          ESOP term loan, payable through
               2006                                                        464                            -
                                                                         -----                     --------
                           Borrowed funds                             $  4,464                  $         -
                                                                         -----                     --------

     The ESOP term loan is secured by all unallocated shares of the Company's securities held by the ESOP. Principal and interest are payable in forty equal quarterly payments. The term loan has a variable interest rate equal to the prime rate. The interest rate at June 30, 1997, was 8.5%.

     The advances payable to the FHLB of Pittsburgh are secured by the Company's stock in the FHLB of Pittsburgh, qualifying residential mortgage loans and other mortgage-backed securities to the extent the fair market value of such pledged collateral must be at least equal to the advances outstanding.

     Interest expense on FHLB advances was $52, $-0- and $-0- and on the ESOP term loan $39, $-0- and $-0- for the years ended June 30, 1997, 1996 and 1995, respectively.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(10)  Income Taxes

      The Bank qualifies to be taxed under income tax rules applicable to savings banks.

      The provision for income taxes for the years ended June 30, 1997, 1996 and 1995, consists of the following:

                                                                    1997            1996           1995
                                                                    ----            ----           ----
 Current tax expense (benefit):
     Federal                                                     $  138              45             121
     State                                                          (12)             22              12
                                                                   ----             ---             ---
                                                                    126              67             133

 Deferred tax expense (benefit):
     Federal                                                          3              95             (82)
                                                                   ----             ---             ---
            Provision for taxes on income                           129             162              51

 Income tax expense (benefit) reported in net
     worth related to securities available-for-
     sale                                                            37             (44)              6
                                                                   ----             ---             ---
            Total income tax expense                             $  167             118              57
                                                                    ===             ===            ====

      A reconciliation from the expected federal statutory income tax rate to the effective rate, expressed as a percentage of pretax income, for the years ended June 30, 1997, 1996 and 1995, is summarized as follows:

                                                                   1997            1996           1995
                                                                   ----            ----           ----
 Expected federal tax rate                                      %  34.0            34.0            34.0
 State tax (net of federal benefit)                                (1.8)            3.1             4.7
 Exempt income on investment securities                            (2.0)           (2.5)           (7.4)
 Other                                                             (1.8)             .6             (.6)
                                                                   ----            ----            ----
                                                                %  28.4            35.2            30.7
                                                                   ====            ====            ====

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



      The tax effect of temporary differences which give rise to a significant portion of deferred tax assets (liabilities) as of June 30, 1997, 1996 and 1995, are as follows:

                                                                  1997            1996           1995
                                                                  ----            ----           ----
 Deferred tax assets:
     Deferred loan fees                                         $    26              35              54
     Book loan loss reserve                                          96             114             195
     Unrealized loss on securities available-
        for-sale                                                      1              38               -
     Employee stock ownership plan                                   11               -               -
     Uncollected interest                                            25              27               -
     Other                                                           10               4              24
                                                                    ---             ---             ---
                Total deferred tax asset                            169             218             273

 Deferred tax liabilities:
     Fixed assets                                                   (14)            (28)            (25)
     Unrealized gain on securities available
        for sale                                                      -               -              (6)
     Tax loan loss reserve                                           (5)              -               -
                                                                    ---             ---             ---
                Total deferred tax liability                        (19)            (28)            (31)
                                                                    ---             ---             ---

                Net deferred tax asset                           $  150             190             242
                                                                    ---             ---             ---

      The Bank has determined that it was not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, future reversal of existing temporary differences and, to a lesser extent, future taxable income. The net deferred tax asset is included as a component of prepaid expenses and other assets in the consolidated balance sheets.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



      As a result of the special tax treatment accorded the Bank under income tax regulations, approximately $979 of balances in retained earnings at June 30, 1996 (the most recent date for which a tax return has been filed), represent allocations of income to bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. If any portion of that amount is used other than to absorb loan losses (which is not anticipated), taxable income will be generated subject to tax at the rate then in effect.

      On August 20, 1996, President Clinton signed legislation which eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This new legislation also requires a thrift to generally recapture the excess of its current tax reserves in excess of its 1987 base year reserves. As the Bank has previously provided deferred taxes on this amount, no financial statement tax expense should result from this new legislation.

(11)  Net Worth

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and, possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



      As of June 30, 1997, the most recent notification from the Federal
           Deposit Insurance Corporation categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

    The Bank's actual capital amounts and ratios are also presented in the following table.

                                                                                                     To be well
                                                                                                 capitalized under
                                                                 For capital                    prompt corrective
                                         Actual               adequacy purpose                  actions provisions
                               ---------------------         ------------------               ----------------------
                                Amount         Ratio        Amount         Ratio               Amount            Ratio
                                ------         -----        ------         -----               ------            -----
 As of June 30, 1997:
     Total capital (to
        risk-weighted
        assets)                $  9,043       %  34.51   $  2,096   %  greater than           $  2,620    %  greater than
                                                                       or equal to  8.00                     or equal to  10.00
     Tier I Capital (to
        risk-weighted
        assets)                   8,726          33.30      1,048      greater than              1,572        greater than
                                                                       or equal to  4.00                      or equal to  5.00
     Tier I Capital (to
        average assets)           8,726          18.48      1,889      greater than              2,361        greater than
                                                                       or equal to  4.00                      or equal to  5.00
 As of June 30, 1996:
     Total capital (to
        risk-weighted
        assets)                   4,453          18.31      1,946      greater than              2,432        greater than
                                                                       or equal to  8.00                      or equal to 10.00
     Tier I Capital (to
        risk-weighted
        assets)                   4,076          16.76        973      greater than              1,459        greater than
                                                                       or equal to  4.00                      or equal to  6.00
     Tier I Capital (to
        average assets)           4,076           9.32      1,748      greater than              2,185        greater than
                                                                       or equal to  4.00                      or equal to  5.00

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(12)  Employee Benefit Plans

      Pension Plan

      The Bank participates in a retirement plan which covers substantially all employees through the Financial Institution Retirement Fund (the
           Fund), a qualified multi-employer defined benefit plan. The Fund does not compute and provide separate actuarial valuations or segregation of plan assets by employer. Pension expense was $-0-for the years ended June 30, 1997, 1996 and 1995. The Bank has been notified by the plan administrator that the plan is fully funded for the plan year beginning July 1, 1995.

      Recognition and Retention Plan

      On March 26, 1997, shareholders of the Company approved the adoption of the 1997 Recognition and Retention Plan (RRP). The purpose of the RRP is to retain qualified personnel in key positions, provide officers, key employees and directors with a proprietary interest in the Company as an incentive to contribute to its success and reward key employees for outstanding performance. The aggregate number of RRP shares granted was 20,745 which shares were purchased in open market transactions at a price ranging from $14.13 per share to $14.75 per share. These shares vest 20% annually beginning one year from the date of grant. This expense is being amortized over the life of the grant using a $14.62 average purchase price.

      Stock Option Plan

      The Board of Directors and shareholders of the Company have adopted the 1997 Stock Option Plan (1997 Plan) which authorizes the grant of stock options. The maximum number of shares of common stock of the Company which may be issued under the 1997 Plan is 61,013, of which 18,304 shares may be granted to non-employee directors. Shares become vested and exercisable at the rate of 20% annually beginning on one year from the date of grant and have a term of ten years.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



      A summary of the Company's stock option plan as of June 30, 1997, and the changes for the year then ended is as follows:

                                                                          Shares           Average
                                                                          subject         exercise
                   Stock option activity                                 to option          price
                   ---------------------                                 ---------          -----
               Balance at June 30, 1996                                         -                -
                   Granted                                                 51,861        $  14.125 (1)
                   Exercised                                                    -                -
                   Forfeited                                                    -                -
                                                                           ------           ------
               Balance at June 30, 1997                                    51,861        $  14.125
                                                                           ======           ======

                (1) Using a Black-Scholes Option Valuation Model, the weighted-average fair value of options granted in 1997 was estimated at $5.76 per share.

      SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS allows financial institutions to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by APB No. 25. Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the company used the fair value method, net income and earnings per share for the year ended June 30, 1997, would have been as follows (in thousands, except for per share data):

                                                                                  1997
                                                                                  ----
            Net income:
                As reported                                                      $  327
                Pro forma                                                           312

            Primary/fully diluted earnings per share:
                As reported                                                      $  .58
                Pro forma                                                           .55

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



      The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following assumptions for 1997: risk-free interest rate of 6.07%; dividend yield of 2.1%; volatility factor of the expected market price of the Company's common stock of 20%; and an expected life of the options of 10 years.

      The Black-Scholes Option Valuation Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjectivity input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      The following table summarizes the characteristics of stock options outstanding at June 30, 1997:

                                                         Outstanding                          Exercisable
                                                ----------------------------         -----------------------------
                                                                   Average                                 Average
             Exercise                           Average            exercise                               exercise
               price             Shares         life (2)             price             Shares               price
               -----             ------         --------             -----             ------               -----
            $  14.125            51,861           9.75             $  14.125             -                 $    -

          (2)         Average contractual life remaining in years.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



      Employee Stock Ownership Plan

      The Company has established an Employee Stock Ownership Plan (ESOP) which covers employees who have been credited with at least 1,000 hours of service during a twelve month period and have attained the age of
           21. The ESOP Trust borrowed $489,000 from an independent third-party lender and purchased 48,810 shares, equal to 8% of the total number of shares issued in the conversion. The Company makes scheduled discretionary contributions to the ESOP sufficient to service the debt. The ESOP shares are pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and become eligible for allocation to participants. Shares are allocated to participants based on compensation. The cost of shares not committed to be released and unallocated (suspense shares) is reported as a reduction in shareholders' equity. Dividends on allocated and unallocated shares are used for debt service.

      The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6 (SOP 93-6). SOP 93-6 requires that (1) compensation expense be recognized based on the average fair value of the ESOP shares committed to be released; (2) dividends on unallocated shares used to pay debt service be reported as a reduction of debt or of accrued interest payable and that dividends on allocated shares be charged to retained earnings; and (3) ESOP shares which have not been committed to be released not be considered outstanding for the purpose of computing earnings per share and book value per share.

      Compensation expense related to the ESOP amounted to $63 for the year ended June 30, 1997, from the 4,881 shares committed to be released. Unallocated ESOP shares at June 30, 1997, amounted to 48,810 with a total fair value of $744. Dividends received on unallocated ESOP shares during the year ended June 30, 1997, amounted to $11.

(13)  Concentration of Credit Risk

      The Bank is primarily engaged in the business of attracting retail deposits from the general public and using such funds to invest in residential and commercial mortgage loans and consumer loans. The Bank conducts its business through three offices located in the Pittsburgh and Kittanning areas of Pennsylvania. As of June 30, 1997, the majority of the Bank's loan portfolio was secured by properties located in these geographical areas. The Bank utilizes established loan underwriting procedures which generally require the taking of collateral to secure loans. Given its underwriting and collateral requirements, the Bank does not believe it has significant concentrations of credit risk to any one group of borrowers.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(14)  SAIF Assessment

      On September 30, 1996, President Clinton signed into law the Deposit
           Funds Act of 1996 (the Act). Among other things, the Act imposed a one-time special assessment on deposits insured by the SAIF designed to fully capitalize the SAIF to the level required by law. The result of this one-time charge was $247 to the Bank. The Act also provides for the eventual merger of the SAIF with the Bank Insurance Fund ("BIF") and reallocates payment of Financing Corporation bond obligations to both SAIF and BIF insured institutions. In addition, the Act contains prohibitions on insured institutions facilitating or encouraging the migration of SAIF deposits to the BIF until the end of 1999. As a result of the recapitalization of the SAIF, deposit insurance premiums were significantly reduced beginning in calendar year 1997 for all SAIF insured institutions.

(15)  Contingencies

      The Company is subject to asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management and legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position or results of operations.

(16)  Disclosures About Fair Value of Financial Instruments

      SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be sustained by comparison of independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



      Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, rates offered in the geographic areas in which the Company competes, credit risk and liquidity risk. However, because there is not active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

      The following methods and assumptions were used by the Company at estimating its fair value disclosures for financial instruments:

           Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash, federal funds sold and interest-bearing deposits approximate those assets' fair values.

           Investment and mortgage-backed securities: Fair values for investment securities are based on quoted market prices where available, dealer quotes or prices obtained from independent pricing services. See notes 2 and 3 of the consolidated financial statements for a detail breakdown of these securities.

           Loans receivable: The fair values for one- to four-family residential loans are estimated using discounted cash flow analyses using yields from similar products in the secondary markets. The carrying amount of construction loans approximates its fair value given their short-term nature. The fair values of consumer and other loans are estimated using discounted cash flow analyses, using interest rates reported in various government releases and the Company's own product pricing schedule for loans with terms similar to the Company's. The fair values of multi-family and nonresidential mortgages are estimated using discounted cash flow analysis, using interest rates based on a national survey of similar loans. The carrying amount of accrued interest approximate its fair value.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



           Savings deposits: The fair values for demand deposits (e.g., passbook, savings accounts) are, by definition, equal to the amount payable on demand at the repricing date (i.e., their carrying amounts). Fair values of time deposits (e.g., certificates of deposit) are estimated using a discounted cash flow calculation that applies a comparable Federal Home Loan Bank advance rate to the aggregated weighted average maturity on time deposits.

           Off-balance-sheet instruments: Fair values for the Company's off-balance-sheet instruments (e.g., lending commitments) are based on their carrying value, taking into account the remaining terms and conditions of the agreements.

      The following table includes financial instruments as defined by SFAS No.
           107, whose estimated fair value is not represented by the carrying value as reported on the Bank's balance sheet as of June 30, 1997 and 1996 (in thousands):

                                                       1997                             1996
                                           -----------------------------      ----------------------------
                                                               Estimated                         Estimated
                                           Carrying              fair            Carrying           fair
                                            value                value            value            value
                                            -----                -----            -----            -----


 Financial assets
 ----------------
     Loans receivable                      $  26,980           27,749           21,168           22,048

 Financial liabilities
 ---------------------
     Time deposits                            22,705           22,596           22,740           22,615
     Borrowed funds                            4,464            4,461                -                -

(17)  Conversion to Stock Form of Ownership

      On February 20, 1996, as amended on April 6, 1996, the Board of Trustees adopted a plan of conversion whereby the Bank would be converted from a Pennsylvania mutual savings bank to a Pennsylvania stock savings bank. The conversion was completed on July 12, 1996, and the Bank issued 610,128 shares of its common stock resulting in $6,101,280 of gross proceeds to the Bank. Costs of the common stock offering of $505,638 were deducted from the offering proceeds.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



      At the completion of the conversion to stock form, the Bank established a liquidation account in the amount of retained earnings set forth in the offering circular utilized in the conversion. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to the shares of the Company's common stock, par value $.01 per share (Company Common Stock) (see reorganization discussion below). Except for the repurchase of stock and payment of dividends by the Company, the existence of the liquidation account will not restrict the use or further application of such retained earnings.

      The Company may not declare or pay a cash dividend on, or repurchase any of, its common shares if the effect thereof would cause the Company's shareholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

      On January 27, 1997, the Company became a bank holding company in accordance with the terms of an Agreement and Plan of Reorganization, dated September 18, 1996 (the Agreement), by and among the Savings Bank, Pennwood Interim Savings Bank (Interim) and the Company. Pursuant to the Agreement: (1) the Company was organized as a wholly owned subsidiary of the Savings Bank; (2) Interim was organized as a wholly owned subsidiary of the Company;
           (3) Interim merged with and into the Savings Bank, with the Savings Bank as the surviving institution; and (4) upon such merger, (i) the outstanding shares of the Savings Bank Common Stock became, by operation of law, on a one-for-one basis, common stock par value $.01 per share, of the Company (Company Common Stock), (ii) the common stock of Interim held by the Company was converted into common stock of the Savings Bank and (iii) the common stock of the Company held by the Savings Bank was canceled. Accordingly, the Savings Bank became a wholly owned subsidiary of the Company and the shareholders of the Savings Bank became shareholders of the Company.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(18)  Selected Quarterly Financial Data (Unaudited)

                                                                         Three Months Ended
                                                    -----------------------------------------------------------
                                                      September 30      December 31       March 31      June 30
                                                      ------------      -----------       --------      -------
                                                                 (in thousands, except per share data)
 1997

 Interest income                                        $  904               930             914          956
 Interest expense                                          408               412             417          442
                                                          ----              ----             ---          ---
 Net interest income before provision
     for loan losses                                       496               518             497          514

 Provision for loan losses                                   8                 -              15            6
 Noninterest income                                         27                27              27           28
 Noninterest expense                                       571               367             334          376
                                                          ----              ----             ---          ---
 Income (loss) before income taxes                         (56)              178             175          160
 Provision (benefit) for income taxes                      (39)               51              54           63
                                                          ----              ----             ---          ---
                  Net (loss) income                    $   (17)              127             121           97
                                                           ===              ====             ===          ===

 Primary/fully diluted earnings share (1)                  .03               .23             .22          .17

 1996

 Interest income                                           865               871             818          826
 Interest expense                                          442               432             423          420
                                                          ----              ----             ---          ---
 Net interest income before provision
     for loan losses                                       423               439             395          406

 Provision for loan losses                                   3                25              26           51
 Noninterest income                                         21                25              25           33
 Noninterest expense                                       278               341             271          313
                                                          ----              ----             ---          ---
 Income before income taxes                                163                98             123           75
 Provision for income taxes                                 56                35              48           23
                                                          ----              ----             ---          ---
                  Net income                            $  107                63              75           52
                                                           ===              ====             ===          ===

 Primary/fully diluted earnings (loss)
     share (1)                                             N/A               N/A             N/A          N/A

(1)   The Savings Bank converted to stock form in July 1996.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)



(19)  Pennwood Bancorp, Inc. (Parent Company Only)

      The following are condensed financial statements for the parent company which was formed on January 27, 1997 (in thousands):

                  Condensed Statements of Financial Condition

                                                                      June 30, 1997
                                                                      -------------
                          Assets
                          ------
 Interest-earning deposits in other institutions                        $    232
 Investment in subsidiary                                                  8,993
 Other assets                                                                  4
                                                                           -----
                  Total assets                                          $  9,229
                                                                           =====

             Liabilities and Shareholders' Equity
             ------------------------------------

 Liabilities:
     ESOP loan payable                                                       464
     Accrued expenses and other liabilities                                   39
                                                                           -----
                  Total liabilities                                          503

 Shareholders' equity:
     Preferred stock, $.01 par value; 1,000,000 shares
         authorized - none issued                                              -
     Common stock, $.01 par value; 4,000,000 shares
         authorized - 610,128 shares issued at
         June 30, 1997                                                         6
     Additional paid-in capital                                            5,603
     Retained earnings                                                     4,355
     Treasury stock at cost; 30,506 shares at
         June 30, 1997                                                      (458)
     Unearned ESOP shares                                                   (439)
     Unearned common stock held by Recognition and
         Retention Plan                                                     (339)
     Unrealized loss on investment securities
         available-for-sale, net                                              (2)
                                                                           -----
                  Total shareholders' equity                               8,726
                                                                           -----

                  Total liabilities and shareholders' equity            $  9,229
                                                                           =====

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                         (Dollar amounts in thousands)




                         Condensed Statements of Income

                                                                           For the five-
                                                                           month period
                                                                               ended
                                                                             June 30,
                                                                               1997
                                                                               ----
 Income:
     Equity in earnings of subsidiary                                        $  371
                                                                                ---
                  Total income                                                  371

 Expense:
     Interest expense on ESOP loan                                               16
     Personnel costs                                                             18
     Other operating expenses                                                    10
                                                                                ---
                  Total expense                                                  44
                                                                                ---

                  Income before income taxes                                    327

 Income tax provision (benefit)                                                   -
                                                                                ---
                  Net income                                                 $  327
                                                                                ===

                                                                     (Continued)

                    PENNWOOD BANCORP, INC. AND SUBSIDIARY

                       Notes to Consolidated Financial
                            Statements, Continued

                        (Dollar amounts in thousands)




                      Condensed Statement of Cash Flows

                                                                           For the five-
                                                                           month period
                                                                               ended
                                                                             June 30,
                                                                               1997
                                                                               ----
 Cash flows from operating activities:
     Net earnings                                                         $     327
     Equity in undistributed earnings of subsidiary                            (371)
     Other                                                                     (151)
                                                                              -----
                  Net cash used in operating activities                        (195)

 Cash flows from investing activities:
     Dividends from subsidiary                                                1,282
                                                                              -----
                  Net cash provided by investing activities                   1,282

 Cash flows from financing activities:
     Purchase of RRP shares                                                    (357)
     Purchase of treasury stock                                                (458)
     Other                                                                      (41)
                                                                              -----
                  Net cash used in financing activities                        (856)
                                                                              -----

 Net increase in cash                                                           231
 Cash at beginning of period                                                      1
                                                                              -----
 Cash at end of period                                                    $     232
                                                                              =====

PENNWOOD BANCORP, INC.
-------------------------------------------------------------------------------



                                    DIRECTORS

Charles R. Frank                           Mary M. Frank
Chairman of the Board of                   Vice Chairman of the Board and
  the Company                                Treasurer of the Company

Paul S. Pieffer                            John B. Mallon
President and Chief Executive Officer      Retired; Formerly President of
  of the Company                             Suburban General Hospital

C. Joseph Touhill                          Robert W. Hannan
Principal, Touhill                         Vice Chairman of Eckerd Corporation
  Technology Management

Michael Kotyk                              H. J. Zoffer
Retired, formerly Technical Director       Retired; formerly Dean of
  of Materials Technology at                 Joseph M. Katz Graduate
  U.S. Steel Corporation                     School of Business at the
                                             University of Pittsburgh




                               EXECUTIVE OFFICERS


Charles R. Frank                           Mary M. Frank
Chairman of the Board                      Vice Chairman of the Board and
                                             Treasurer

Paul S. Pieffer                            Joseph W. Messner
President and Chief Executive Officer      Vice President of Lending

James W. Kihm
Vice President and Secretary

PENNWOOD SAVINGS BANK
-------------------------------------------------------------------------------


                                    DIRECTORS

Charles R. Frank                             Mary M. Frank
Chairman of the Board of                     Vice Chairman of the Board and
  the Savings Bank                             Treasurer of the Savings Bank

Paul S. Pieffer                              John B. Mallon
President and Chief Executive Officer        Retired, Formerly President of
  of the Savings Bank                          Suburban General Hospital

C. Joseph Touhill                            Robert W. Hannan
Principal, Touhill                           Vice Chairman of Eckerd Corporation
  Technology Management

Michael Kotyk                                H. J. Zoffer
Retired, formerly Technical Director         Retired; formerly Dean of
  of Materials Technology at                   Joseph M. Katz Graduate
  U.S. Steel Corporation                       School of Business at the
                                               University of Pittsburgh

                               EXECUTIVE OFFICERS

Charles R. Frank                             Mary M. Frank
Chairman of the Board                        Vice Chairman of the Board and
                                               Treasurer

Paul S. Pieffer                              Joseph W. Messner
President and Chief Executive Officer        Vice President of Lending

James W. Kihm
Vice President and Secretary

BANKING LOCATIONS
-------------------------------------------------------------------------------


                                   MAIN OFFICE

                               683 Lincoln Avenue
                         Pittsburgh, Pennsylvania 15202

                                 BRANCH OFFICES

125 Market Street                             4 Hilltop Plaza
Kittanning, Pennsylvania  16201               Kittanning, Pennsylvania  16201

                             STOCKHOLDER INFORMATION
-------------------------------------------------------------------------------


        Pennwood Bancorp, Inc. is a Pennsylvania-incorporated bank holding company conducting business through its wholly-owned subsidiary, Pennwood Savings Bank (the "Savings Bank"). The Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank operating through its main office located in Pittsburgh, Pennsylvania and two branch offices located in Kittanning, Pennsylvania.

TRANSFER AGENT/REGISTRAR:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016
(908) 272-8511


STOCKHOLDER REQUESTS:

        Requests for annual reports, quarterly reports and related stockholder literature should be directed to James W. Kihm, Vice President and Secretary, Pennwood Bancorp, Inc., 683 Lincoln Avenue, Pittsburgh, Pennsylvania 15202.

        Stockholders needing assistance with stock records, transfers or lost certificates, please contact the Company's transfer agent, Registrar and Transfer Company.

MARKET PRICES AND DIVIDENDS:

        Shares of Pennwood Bancorp, Inc.'s common stock are traded under the symbol "PWBK" on the Nasdaq Stock Market, Small-Cap Market System. At September 25, 1997, the Company had 195 stockholders of record. The table below sets forth the range of high and low bid information for the common stock for each quarter as well as dividends paid since July 12, 1996, the date of the Savings Bank's conversion from the mutual form of ownership to the stock form of ownership. On January 27, 1997, shares of the Savings Bank's common stock were converted into shares of common stock of the Company in the Reorganization.


                               Quotations
                        -----------------------

                                                       Dividend
 Quarter Ended           High Bid      Low Bid          Amount
-----------------       ----------    -----------     ----------
September 30, 1996       $10.750       $ 8.750            --
December 31, 1996         12.875        10.500           $.07
March 31, 1997            14.000        12.875           $.07
June 30, 1997             14.750        13.750           $.08