Form 10KSB40, Exhibit 13
period 1998-06-30
PENNWOOD BANCORP INC
filed 1998-09-28
CIK 1010837

                             PENNWOOD BANCORP, INC.




                               1998 ANNUAL REPORT

                                TO STOCKHOLDERS

                               TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
Financial Highlights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

President's Letter to Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4

Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         Consolidated Statements of Financial Condition . . . . . . . . . . . . . . . . . . . . . .    21
         Consolidated Statements of Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         Consolidated Statements of Shareholders' Equity  . . . . . . . . . . . . . . . . . . . . .    24
         Consolidated Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .    27

Directors and Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    58

Banking Locations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    59

Stockholder Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60

                              FINANCIAL HIGHLIGHTS

         The following selected consolidated financial and other data of the Company does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information, including the Consolidated Financial Statements and Related Notes, appearing elsewhere herein.


                                                                  June 30,
                                       --------------------------------------------------------------
                                          1998        1997         1996         1995          1994
                                       ----------  -----------  -----------  -----------   ----------
 SELECTED BALANCE SHEET DATA:

 Total assets                            $46,080     $49,981      $46,900      $42,634       $41,902
 Cash and cash equivalents(1)              2,553       1,804       10,106       10,624        11,815
 Investment securities(2):
   Available for sale                      7,752      18,224       10,266        1,313            --
   Held to maturity                          210         712        2,984        4,634         4,137
 Loans receivable, net                    33,625      26,980       21,168       23,845        23,664
 Deposits                                 35,754      35,819       37,333       37,819        37,416
 Borrowed funds                            1,432       4,464           --           --            --
 Deposit of stock
   subscription rights                        --          --        4,569           --            --
 Shareholders' equity                      7,961       8,726        4,076        3,862         3,737
 Full service offices                          3           3            3            3             3


                                                             Year Ended June 30,
                                    ------------------------------------------------------------------
                                       1998         1997          1996           1995          1994
                                    ---------    ----------    ----------     ----------    ----------
 SELECTED OPERATING DATA:

 Total interest income                $3,745        $3,711        $3,378        $ 3,146       $ 2,820
 Total interest expense                1,774         1,680         1,717          1,570         1,474
                                       -----         -----        ------         ------       -------
   Net interest income                 1,971         2,031         1,661          1,576         1,346
 Provision for loan losses               312            29           105            385            58
                                       -----         -----         -----          -----         -----
 Net interest income after
   provision for loan losses           1,659         2,002         1,556          1,191         1,288
 Other income                            204           107           104            190           124
 Other expenses                        1,416         1,653         1,201          1,215         1,252
                                       -----         -----         -----          -----         -----
 Income before income taxes
   and cumulative effect
   of change in accounting
   principle                             447           456           459            166           160
 Provision for income taxes              168           129           162             51            56
                                       -----         -----         -----          -----         -----
 Income before cumulative
   effect of change in
   accounting principle                  279           327           297            115           104
 Cumulative effect of change
   in accounting principle(3)             --            --            --             --            90
                                       -----         -----         -----          -----         -----
 Net income                           $  279        $  327        $  297        $   115       $   194
                                       =====         =====         =====         ======        ======
 Basic Earnings Per Share             $  .42        $  .45           N/A            N/A           N/A
 Diluted Earnings Per Share           $  .41        $  .45           N/A            N/A           N/A





Note:    The Savings Bank converted to stock form in July 1996.

                                                 ----------------------------------------------------------
                                                              At or For the Year Ended June 30,
                                                 ----------------------------------------------------------
                                                   1998        1997       1996          1995        1994
                                                 ---------  ----------  ---------    ----------  ----------
 SELECTED OPERATING RATIOS(4):

 PERFORMANCE RATIOS:

 Return on average assets                           0.59%       0.69%      0.70%        0.28%       0.47%
 Return on average equity                           3.26        3.54       7.34         2.99        5.28
 Equity to assets at end of period                 17.28       17.46       8.69         9.06        8.92
 Interest rate spread(5)                            3.68        3.79       3.88         3.84        3.23
 Net interest margin(5)                             4.42        4.56       4.17         4.06        3.45
 Average interest-earning assets to
   average interest-bearing liabilities           118.44      120.52     106.94       105.50      105.59
 Net interest income after provision
   for loan losses to total other
   expenses                                       117.16      121.11     129.55        98.02      102.87
 Total other expenses to average
   total assets                                     3.00        3.50       2.82         2.93        3.00

 ASSET QUALITY RATIOS:
 Non-performing loans to total
   loans at end of period(6)                        1.94        1.68       2.39         5.31        7.97
 Non-performing assets to
   total assets at end of period(6)                 1.44        0.98       1.43         3.50        5.47
 Allowance for loan losses to total
   loans at end of period                           1.17        1.05       1.59         2.23        1.38
 Allowance for loan losses to total
  non-performing loans at end of
  period(6)                                        60.24       62.11      66.60        41.98       17.35

 CAPITAL RATIOS OF THE
   SAVINGS BANK:
 Tier 1 risk-based capital ratio                   30.89       34.59      16.76        15.78       15.37
 Total risk-based capital ratio                    32.15       35.72      18.31        17.03       16.62
 Tier 1 leverage capital ratio                     17.89       19.19       9.32         9.32        8.97

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

                     [Pennwood Bancorp, Inc. Letterhead]


Dear Stockholders,

We are pleased to present Pennwood Bancorp, Inc.'s Annual Report to Stockholders for the fiscal year ended June 30, 1998.

Our second year of public ownership was marked by our efforts to enhance future performance by employing sound capital management strategies and by building a balance sheet poised to generate competitive returns. To improve shareholder value, $1.1 million of Treasury Stock was repurchased, representing approximately 10% of the shares outstanding. Prices paid for the stock repurchases were below the intrinsic value of the company and, therefore, represented a sound investment and an effective use of capital.

Loan growth was solid for the year with net loan receivables increasing by $6.6 million or 22.4% over the previous year. Expanded loan activity allowed us to maintain a net interest margin of 4.42%, a reduction of only 14 basis points, in what was a difficult interest rate environment. Loan portfolio performance was negatively impacted by an increase of $283,000 to loan loss provisions mandated by deterioration in consumer loan credit quality and an increase in lending volumes.

On May 15, 1998, the Company completed a 4 for 3 stock split. This action was designed to improve liquidity in our stock.

Accomplishments of the past year increased shareholder value and established a financial base for future earnings growth. The Board of Directors, management and employees thank you for your continued confidence in our Company.

Sincerely,

/s/ Paul S. Pieffer

Paul S. Pieffer
President and Chief Executive Officer

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

       Pennwood Bancorp, Inc. (the "Company") is the holding company for the Pennwood Savings Bank (the "Savings Bank"). The operating results of the Savings Bank depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earning assets, which consist principally of loans, investment securities and other investments, and interest expense on interest-bearing liabilities, which consist principally of deposits and borrowed money. The Savings Bank's net income also is affected by its provision for loan losses, as well as the level of its other income, including loan fees and service charges and miscellaneous items, and its other expenses, including compensation and other employee benefits, premises and occupancy costs, federal deposit insurance premiums, data processing expense, net loss on real estate owned and other miscellaneous expenses, and income taxes.

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

CHANGES IN FINANCIAL CONDITION

       At June 30, 1998, the Company's total assets decreased by $3.9 million or 7.8% from $49.9 million at June 30, 1997 to $46.0 million at June 30, 1998. The decrease in total assets was primarily due to a decrease in investment securities, which was partially offset by increases in net loans receivable and money market investments. Due to declining rates in the investment marketplace, the Company restructured its investment portfolio during the year by shifting funds from cash, federal funds sold and investment securities to loans. As a result, during the year, the Company's investment and mortgage-backed securities (classified as available for sale) decreased by $10.5 million or 57.5% from $18.2 million at June 30, 1997, to $7.7 million at June 30, 1998, and investment and mortgage backed securities (classified as held to maturity) decreased by $502,000 or 70.5% , from $712,000 at June 30, 1997 to $210,000 at June 30, 1998, while interest bearing deposits (including certificates of deposit) increased by $1.2 million or 133.4% from $868,000 at June 30, 1997 to $2.0 million at June 30, 1998. Net loans receivable increased by $6.7 million or 24.9% from $26.9 million at June 30, 1997 to $33.6 million at June 30, 1998. The increase in net loans receivable during the year was primarily due to $14.1 million of loan originations, which were partially offset by $7.6 million in loan repayments. Real estate owned declined during the period by 70.3% from $37,000 at June 30, 1997 to $11,000 on June 30, 1998.

       Savings deposits decreased $65,000, or 0.2% from $35.8 million at June 30, 1997, to $35.7 million at June 30, 1998. The decrease in savings deposits during the fiscal year 1998 was primarily due to a $196,000 or 27.1% decrease in money market accounts and a $499,000 or 5.4% decrease in passbook accounts which were partially offset by a $530,000 or 2.3% increase in certificates of deposits and a $101,000 or 3.14% increase in NOW accounts.

       Borrowings decreased by $3.0 million or 67.9% from $4.4 million at June 30, 1997, to $1.4 million at June 30, 1998. This was due to the payoff of $3.0 million in FHLB of Pittsburgh variable rate short term advances. A loan to provide the funds for the purchase of shares for the Company's Employee Stock Ownership Plan ("ESOP") accounts for $432,000 of the borrowed funds. The ESOP loan is for a term of ten years and carries an interest rate of prime (8.50% at June 30, 1998). The remaining $1.0 million in borrowed money is in the form of a convertible advance with the FHLB of Pittsburgh. The term of the convertible loan is five years and the interest rate is 5.78%, with the conversion option being exercisable after two years. Funds from the advance were used to purchase a security. The security is an agency note with a yield to maturity of 7.54% and two year call protection.

       The Shareholders' Equity decreased by $765,000 or 8.8% from $8.7 million at June 30, 1997, to $7.9 million at June 30, 1998. The decrease was primarily due to the purchase of Treasury Stock of $1.1 million which was offset by net income of $279,000, less dividends paid of $195,000, a $68,000 improvement in unrealized gains on investment securities, and $150,000 attributable to the release of earned shares of Common Stock by the Company's employee stock benefit plans.

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

                                                                                        Year Ended June 30,
                                 At June 30, ---------------------------------------------------------------------------------------
                                    1998                  1998                           1997                        1996
                                ------------ ------------------------------ ----------------------------- --------------------------
                                              Average               Yield/   Average              Yield/   Average            Yield/
                                 Yield/Rate   Balance   Interest     Rate    Balance   Interest    Rate    Balance  Interest   Rate
                                ------------ --------- ---------  --------- --------- ---------- -------- --------- -------- -------
                                                                        (Dollars in Thousands)
 INTEREST-EARNING ASSETS:
   Loans receivable, net(1)         8.27%    $30,152     $2,727      9.04%   $22,377    $2,166     9.68%   $22,708   $2,349   10.34%
   Investment securities(2)         7.18      10,392        795      7.65     18,057     1,319     7.30     10,582      697    6.59
   Money market investments(3)      5.53       3,460        185      5.35      3,726       193     5.18      4,957      228    4.60

   Federal funds sold and other
     investments                    6.45         607         38      6.26        422        33     7.82      1,545      104    6.73
                                              ------      -----               ------      ----              ------     ----
     Total interest-earning
       assets                       7.93%     44,611     $3,745      8.39%    44,582    $3,711     8.32%    39,792   $3,378    8.49%
                                    ====                  -----      ====                -----     ====               -----    ====
 Non-interest-earning assets                   2,563                           2,645                         2,730
                                               -----                           -----                         -----
       Total assets                          $47,174                         $47,227                       $42,522
                                              ======                          ======                        ======
 INTEREST-BEARING LIABILITIES:
   Deposits:
     Passbook savings and club
       accounts                              $ 8,589     $  260      3.03%   $ 9,276    $  285     3.07%   $ 9,911   $  308    3.10%
     NOW accounts                              3,216         51      1.59      3,090        54     1.75      2,791       64    2.29
     Money market accounts                       662         20      3.02        852        24     2.82        985       21    2.13
     Certificates of deposit                  23,544      1,334      5.67     22,334     1,226     5.49     23,523    1,324    5.63
                                              ------      -----               ------     -----              ------    -----
       Total deposits               4.56%     36,011      1,665      4.62     35,552     1,589     4.47     37,210    1,717    4.61
                                                                                                                      -----
 Borrowed money                                1,655        109      6.59      1,439        91     6.32         --       --      --
                                               -----        ---                -----     -----              ------    -----
     Total interest-bearing
       liabilities                  6.60%     37,666     $1,774      4.71%    36,991    $1,680     4.54%    37,210   $1,717    4.61%
                                    ====                  -----      ====                -----     ====               -----    ====
 Non-interest-bearing liabilities                951                             992                         1,268
                                                 ---                             ---                         -----
     Total liabilities                        38,617                          37,983                        38,478
 Net worth                                     8,557                           9,244                         4,044
                                               -----                           -----                         -----
   Total liabilities and
     net worth                               $47,174                         $47,227                       $42,522
                                              ======                          ======                        ======
 Net interest income; interest
   rate spread(4)                   3.29%                $1,971      3.68%              $2,031     3.78%             $1,661    3.88%
                                    ====                  =====      ====                =====     ====               =====    ====
 Net interest margin(5)                                              4.42%                         4.56%                       4.17%
                                                                     ====                          ====                        ====
 Average interest-earning
   assets to average interest-
   bearing liabilities                                             118.44%                       120.52%                     106.94%
                                                                   ======                        ======                      ======

                                                   (Footnotes on following page)

------------------------

(1) Non-accrual loans have been included in the average balance of loans, but unpaid interest on non-accrual loans has not been included for purposes of determining interest income.

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

                                                                       Year Ended June 30,
                                        ----------------------------------------------------------------------------------
                                                    1998 vs. 1997                              1997 vs. 1996
                                        ---------------------------------------   ----------------------------------------
                                                 Increase                                 Increase
                                                (Decrease)                               (Decrease)
                                                  Due to              Total                Due to                 Total
                                        -------------------------    Increase     -------------------------     Increase
                                            Rate        Volume      (Decrease)       Rate         Volume       (Decrease)
                                        ------------  -----------  ------------   -----------   -----------   ------------
                                                   (In Thousands)                               (In Thousands)
 Interest-earning assets:

   Loans receivable, net                   $(150)       $ 711         $ 561         $(149)         $(34)          $(183)
   Investment and mortgage-backed
     securities(1)                            60         (584)         (524)           83           539             622
   Money market investments(2)                 6          (14)           (8)           26           (61)            (35)
   Federal funds sold and other
     investments                              (7)          12             5            15           (86)            (71)
                                             ---          ---            --           ---           ---            ----
     Total interest-earning assets         $ (91)         125            34         $ (25)         $358           $ 333
                                            ----          ---           ---          ----           ---            ----

 Interest-bearing liabilities:
   Passbook and club accounts              $  (4)       $ (21)        $ (25)        $  (2)         $(20)          $ (22)
   NOW accounts                               (5)           2            (3)          (16)            6             (10)
   Money market accounts                       2           (6)           (4)            6            (3)              3
   Certificates of deposit                    39           69           108           (33)          (66)            (99)
   Borrowed Money                              4           14            18             0            91              91
                                             ---          ---           ---           ---           ---            ----
     Total interest-bearing
       liabilities                            36           58            94           (46)         $  9           $ (37)
                                             ---          ---           ---           ---           ---             ---

 Increase in net interest income           $(127)       $  67         $ (60)        $  21          $349           $ 370
                                            =====         ===           ====          ===           ===             ===

---------------------

(1)      Includes investment securities classified as available for sale.

(2) Money market investments consist of interest-bearing deposits in other financial institutions (including certificates of deposit).

RESULTS OF OPERATIONS

         NET INCOME. The Company reported net income of $279,000, $327,000 and $297,000 for the years ended June 30, 1998, 1997 and 1996 respectively. The $48,000 or 14.7% decrease in net income for fiscal 1998 was primarily due to a $60,000 or 2.9% decrease in net interest income, a $39,000 or 30.2% increase in the provision for income taxes and a $283,000 or 975.8% increase in loan loss provisions, which were offset by a $237,000 or 14.3% decrease in non interest expenses (due to a special assessment of $247,000 to recapitalize the Savings Association Insurance Fund ("SAIF"), which occurred on September 30, 1996) and a $97,000 or 90.7% increase in non interest income.

         For the year ended June 30, 1998, the Company's net interest margin decreased by 14 basis points to 4.42% from 4.56% for fiscal 1998. The average yield earned on the Company's interest-earning assets increased by 7 basis points, which was offset by a 17 basis point increase in the average rate paid on the Company's interest-bearing liabilities. The increase in the average yield earned on interest-earning assets was primarily attributable to the Company's increase in average loans receivable from $22.4 million at the year ended June 30, 1997, to $30.1 million at the year ended June 30, 1998. The increase in the average rate paid on interest-bearing liabilities reflected a shift in the Company's deposit accounts from lower rates paid on passbook accounts to higher rates paid on certificates of deposit, and by an increase in the average rate paid on borrowed money.

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

         NET INTEREST INCOME. Net interest income decreased by $60,000 or 2.9% during the year ended June 30, 1998, as compared to the prior fiscal year, due to a $7.7 million or 42.5% decrease in the average balance of investment securities together with a $675,000 or 1.8% increase in the average balance of interest-bearing liabilities and a 17 basis point increase in the average rate paid thereon, which were offset by a $7.7 million or 34.4% increase in the average balance of loans receivable.

         During the year ended June 30, 1998, total interest income increased by $34,000 or 0.9%, as compared to the prior fiscal year, primarily due to a $561,000 or 25.9% increase in interest earned on loans receivable and a $5,000 or 15.5% increase in interest earned on federal funds sold. This increase was partially offset by a $524,000 or 39.7% decrease in interest earned on investment securities and an $8,000 or 4.3% decrease in interest earned on money market investments. The increase in interest earned on loans receivable was due primarily to a $7.7 million or 34.4% increase in the average balance of loans receivable. The decrease in interest earned on investment securities was due the reduction of the average balance of investment securities from $18.1 million at June 30, 1997 to $10.7 million as of June 30, 1998. The decrease in the average balance of the Company's investment securities reflected the Company's reinvestment of a portion of its U.S. government and agency obligations into loans receivable due to calls and maturities.

         During the year ended June 30, 1998, total interest expense increased $94,000 or 5.6% as compared to the prior fiscal year, due to the combined effect of an increase of $459,000 or 1.3% in the average balance of savings deposits and a 15 basis point increase on the average rate paid thereon and by a $216,000 or 15.0% increase in the average balance of borrowed money and a 27 basis point increase on the average rate paid thereon. The average cost on interest bearing liabilities increased by 17 basis points from 4.54% for the year ending June 30, 1997 to 4.71% for the year ending June 30, 1998.

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

         PROVISION FOR LOAN LOSSES. The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by the Company, industry standards, past due loans, economic conditions in the Company's market area generally and other factors related to the collectability of the Company's loan portfolio. During the years ended June 30, 1998 and 1997, the Company established provisions for loan losses of $312,000 and $29,000, respectively. The increase in the provision for loan losses during fiscal 1998 reflects an increase in the total amount of loans held during the period and an increase in the level of non-performing loans. In fiscal 1998, total non-performing loans increased $200,000 or 44.1%. In addition, during fiscal 1998 the Company experienced loan charge offs of $212,000, an increase of 123.0% over the previous year. The deterioration in credit quality primarily related to consumer loans. The Company has recently enhanced its collection efforts by hiring a full time individual with significant prior collections experience to monitor and supervise collection efforts with respect to the portfolio of loans. At June 30, 1998, the Company's allowance for loan losses amounted to $394,000 or 60.2% of non-performing loans and 1.2% of total loans outstanding.

         The decrease in the provision for loan losses during fiscal 1997 reflected the decline in the level of non-performing loans as well as the decline in the total amount of loans held in the Company's portfolio during the period. The amount of the provision for loan losses during fiscal 1996 reflected a deterioration in credit quality with respect to several of the Company's commercial real estate and consumer loans. This deterioration in credit quality occurred notwithstanding an overall decline in the level of non-performing assets during these years. In addition, in January 1994, the Company terminated its consulting arrangement with an individual who had previously assisted the Company in originating and servicing consumer loans.
In connection with the termination of such agreement, during fiscal 1995, the Company enhanced its loan underwriting and collection efforts with respect to its consumer loans which initially resulted in an increase in the level of consumer loan charge-off during the year.

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

         OTHER INCOME. Total other income increased by $97,000 or 90.6% during the year ended June 30, 1998, as compared to the prior year. The increase was primarily due to an increase in other miscellaneous income which consists primarily of rental income earned on real estate owned, late charges, service charges, an adjustment to real estate tax assessment and other miscellaneous fees.

         Total other income increased by $3,000 or 2.9% during the year ended June 30, 1997, as compared to the prior year. The increase was primarily due to an increase of $10,000 or 15.4% in other miscellaneous income. These were partially offset by an $8,000 or 20.5% decrease in service charges.

         OTHER EXPENSES. Total other expenses decreased by $237,000 or 14.3% during the year ended June 30, 1998, as compared to the prior year. The primary reasons for the decrease were a $54,000 or 45.4% decrease in expenses pertaining to the formation of the holding company and the establishment of employee benefit plans, a $12,000 or 5.6% decrease in premises and occupancy costs, a $53,000 or 86.9% decrease in loss on real estate owned and a $262,000 or 91.9% decrease in federal insurance premiums. This decrease was the result of a special assessment of $247,000 to recapitalize the Savings Association Insurance Fund ("SAIF") which occurred on September 30, 1996. These decreases were offset by a $133,000 or 22.1% increase in compensation and employee benefits, a $6,000 or 7.7% increase in data processing expense and a $5,000 or 1.7% increase in miscellaneous operating expenses. The decrease in premises and occupancy costs was due to a real estate tax expense reduction due to a change in the assessed value of one of the Company's branch offices. The decrease in loss on real estate owned expense related to the decrease of real estate owned from $37,000 to $11,000. Management anticipates that its other expenses will increase as a result of additional expenses relating to the Company preparing for the Year 2,000 by upgrading its data processing system and additional expenses relating to premises and occupancy as the Company has purchased a property for expansion of its main office.

         Total other expenses increased by $452,000 or 37.6% during the year ended June 30, 1997, as compared to the prior year. The primary reasons for the increase were an $81,000 increase in legal expenses pertaining to the conversion to a public company, a $102,000 or 20.4% increase in compensation and employee benefits due to the addition of an employee ESOP plan and a management recognition plan, a $9,000 or 4.3% increase in premises and occupancy costs and a $193,000 or 209.8% increase in federal insurance premiums. This increase was the result of a special assessment of $247,000 to recapitalize the SAIF which occurred on September 30, 1996. The increase in premises and occupancy costs was due to the assumption of a new lease with respect to one of the Company's branch offices together with renovation costs and an increase in depreciation expense. The increase in other miscellaneous operating expenses reflected increases due to the completion of the Conversion and a provision of $65,000 established for potential expenses related to a regulatory determination that the Company will be required to reimburse certain borrowers for violations of Regulation Z (Truth in Lending).

         PROVISION FOR INCOME TAXES. The Company incurred income tax expense of $168,000 for the year ended June 30, 1998, as compared to $129,000 for fiscal 1997. The Company's effective tax rate amounted to 37.6% and 28.4% for fiscal 1998 and 1997, respectively.

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

         The Company has (in recent periods) implemented asset and liability management strategies and policies designed to better match the maturities and repricing terms of the Company's interest-earning assets and interest-bearing liabilities in order to minimize the adverse effects on the Company's results of operations of material and prolonged increases in interest rates. The Company has undertaken a variety of strategies to reduce its exposure to interest rate fluctuations, including (i) emphasizing investment in adjustable-rate single-family residential loans; (ii) continuing to emphasize the origination of consumer loans, which generally have shorter terms and higher interest rates than traditional mortgage loans; (iii) maintaining a significant percentage of the Company's total assets in short-term investments and cash equivalents; and (iv) attempting to attract, to the extent possible, longer-term, fixed-rate deposit accounts.

         As a result of implementing these asset and liability initiatives, at June 30, 1998, $8.9 million or 24.5% of the Company's total loan portfolio had adjustable interest rates. As of such date, $6.3 million or 28.7% of the Company's portfolio of single-family residential mortgage loans consisted of adjustable-rate loans. In addition, at June 30, 1998, $1.3 million or 16.8% of the Company's investment securities portfolio had scheduled maturities of five years or less and the Company maintained $2.5 million or 5.5% of its assets in cash and cash equivalents (consisting of cash and amounts due from depository institutions, money market investments and federal funds sold) as of such date.

         Moreover, during the years ended June 30, 1998 and 1997, the Company originated $3.5 million and $4.1 million of consumer loans, respectively. At June 30, 1998, the Company's total loan portfolio included $9.0 million or 26.9% of consumer loans.

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

         As a result of the implementation of the foregoing asset and liability strategies, the Company's one-year interest rate sensitivity gap amounted to 6.97% of total assets at June 30, 1998. The one-year interest rate sensitivity gap is defined as the difference between the Company's interest-earning assets which are scheduled to mature or reprice within one year and its interest-bearing liabilities which are scheduled to mature or reprice within one year. At June 30, 1998, the Company's interest-earning assets maturing or repricing within one year totaled $18.9 million while the Company's interest-bearing liabilities maturing or repricing within one year was $15.7 million, providing as excess of interest-earning assets over interest-bearing liabilities of $3.2 million. At June 30, 1998, the percentage of the Company's interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 120.4%.

         The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of June 30, 1998, based on the information and assumptions set forth in the notes to the table.

                                                      Six to      More Than       More Than
                                      Within Six      Twelve     One Year to    Three Years to     Over Five
                                        Months        Months     Three Years      Five Years         Years           Total
                                     ------------    --------  --------------- ----------------    ----------     ------------
                                                                    (Dollars in Thousands)
 Interest-earning assets:
   Investment securities(1)(2)         $ 4,715       $   507       $   512          $  273            $ 1,955         $ 7,962
   Loans receivable, net(3)              6,614         4,806         8,171           4,837              9,197          33,625
   Money market investments              2,026            --            --              --                 --           2,026
   Federal funds sold and other
     investments                           284            --                            --                 --             284
                                         -----        ------        ------           -----             ------          ------
     Total interest-earning
       assets                           13,639         5,313         8,683           5,110             11,152          43,897
                                        ------         -----         -----           -----             ------          ------

 Interest-bearing liabilities:
   Deposits(4)                           7,134         7,608        10,210           5,758              5,044          35,754
   Borrowed Money                        1,000            --            --              --                432           1,432
                                         -----         -----        ------           -----              -----          ------
    Total interest-bearing
     liabilities                         8,134         7,608        10,210           5,758              5,476          37,186
                                         -----         -----        ------           -----              -----          ------

 Excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities         $ 5,505       $(2,295)      $(1,527)         $ (648)           $ 5,676         $ 6,711
                                         =====         =====         =====            ====              =====           =====

 Cumulative excess of
   interest-earning assets over
   interest-bearing liabilities        $ 5,505       $ 3,210       $ 1,683          $1,035            $ 6,711
                                         =====         =====         =====           =====              =====

 Cumulative excess of
   interest-earning assets over
   interest-bearing liabilities as a
   percentage of total assets            11.95%         6.97%         3.65%           2.25%             14.56%
                                         =====          ====          ====            ====              =====

--------------------------

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

         Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, management also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), which is defined as the net present value of a savings bank's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and NPV. The following table presents the Company's NPV as of June 30, 1998.


                                   Net Portfolio Value
------------------------------------------------------------------------------------------
                                       Estimated
   Change in                            NPV as a                              Change as a
 Interest Rates     Estimated          Percentage           Amount            Percentage
 (basis points)       NPV              of Assets           of Change           of Assets
----------------  ------------       --------------     ---------------    ---------------

                                   (Dollars in Thousands)
     +400            $6,956              15.98%             (2,532)              (26.7)%
     +300             7,630              17.14              (1,858)              (19.6)
     +200             8,357              18.34              (1,131)              (11.9)
     +100             8,979              19.30                (509)               (5.4)
      --              9,488              20.02                   0                   0
     -100             9,899              20.56                 411                 4.3
     -200            10,010              20.59                 522                 5.5
     -300            10,257              20.83                 769                 8.1
     -400            10,544              21.13               1,056                11.1


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

         Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, including money market investments and federal funds sold, and U.S. Government and agency obligations. On a longer-term basis, the Company invests in various lending products and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At June 30, 1998, the total commitments outstanding (excluding undisbursed portions of loans in process) amounted to $7.6 million in mortgage loans, $676,000 in unused lines of credit and $250,000 to purchase an investment security. At the same date, the unadvanced portion of loans in process approximated $1.9 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1998, totalled $12.0 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Company. See
Note 8 of the Notes to Consolidated Financial Statements.

         As of June 30, 1998, the Company had regulatory capital which was in excess of applicable limits. See Note 11 of the Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investment by owners and distributions to owners." The comprehensive income and related cumulative equity impact of comprehensive income items are required to be disclosed prominently as part of the notes or the financial statements. Only the impact of unrealized gains or losses on securities available for sale is expected to be disclosed as an additional component of the Company's income under the requirements of SFAS No.
130. This statement is effective for fiscal years beginning after December 15, 1997.

         In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial statements issued to shareholders. This statement also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for fiscal years beginning after December 15, 1997. Management believes that adoption of this statement will not materially affect the Company's financial condition, results of operations or reporting thereof.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether it is designated as a hedging instrument. This statement is effective for fiscal years beginning after June 15, 1999. Management believes that adoption of this statement will not materially affect the Company's financial condition, results of operations or reporting thereof.

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

YEAR 2000 COMPLIANCE

         The Company has developed a plan of action to help ensure that its operational and financial systems will not be adversely affected by year 2000 software/hardware failures due to processing errors arising from calculations using the year 2000 date. While the Company believes it is doing everything technologically and operationally possible to assure year 2000 compliance, it is to a large extent dependent upon vendor cooperation. The Company is requiring its computer systems and software vendors to represent that the products provided are or will be year 2000 compliant. Any year 2000 compliance failures could result in additional expenses or business disruption to the Company which are currently unknown and are believed to be immaterial. The Company does not itself internally program any major operating system of the Company; therefore, the Company does not expect to incur material costs for remediation efforts.

           PENNWOOD BANCORP, INC. AND SUBSIDIARY

           Consolidated Financial Statements

           June 30, 1998 and 1997

           (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Board of Directors and Shareholders
Pennwood Bancorp, Inc. and Subsidiary:


We have audited the accompanying consolidated statements of financial condition of Pennwood Bancorp, Inc. and subsidiary (the Company) as of June 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pennwood Bancorp, Inc. and subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
August 12, 1998

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                             June 30, 1998 and 1997

                             (Dollars in thousands)



                                                                                      1998              1997
                                                                                      ----              ----
                             Assets
                             ------

 Cash and amounts due from depository institutions                                   $    527               936
 Interest-bearing deposits                                                              2,026               868
 Investment and mortgage-backed securities (notes 2 and 3):
   Available-for-sale (amortized cost $7,653 and $18,227)                               7,752            18,224
   Held-to-maturity (market value $215 and $720)                                          210               712
 Loans receivable, net (note 4)                                                        33,625            26,980
 Real estate owned, net                                                                    11                37
 Federal Home Loan Bank stock, at cost (notes 5 and 9)                                    284               345
 Premises and equipment, net (note 6)                                                   1,044             1,089
 Accrued interest receivable (note 7)                                                     331               534
 Prepaid expenses and other assets                                                        270               256
                                                                                       ------            ------

                          Total assets                                                 46,080            49,981
                                                                                       ------            ------

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)



                                                                                      1998              1997
                                                                                      ----              ----
                Liabilities and Shareholders' Equity
                ------------------------------------

 Liabilities:

    Savings deposits (note 8)                                                      $  35,754           35,819
    Borrowed funds (note 9)                                                            1,432            4,464
    Advances from borrowers for taxes and insurance                                      392              320
    Accrued interest payable                                                             441              410
    Accrued expenses and other liabilities                                               100              242
                                                                                     -------          -------
                  Total liabilities                                                   38,119           41,255


 Shareholders' Equity (notes 10 and 11):
    Preferred stock, $.01 par value, 1,000,000 shares authorized,
      none issued                                                                          -                -
     Common stock, $.01 par value, 4,000,000 shares authorized,
      813,419 and 610,128 shares issued at June 30, 1998 and
      1997, respectively                                                                   8                6
    Additional paid-in capital                                                         5,642            5,603
    Retained earnings, substantially  restricted                                       4,427            4,355
    Treasury stock, at cost, 116,025 and  30,506 shares at
      June 30, 1998 and 1997, respectively                                            (1,526)            (458)
    Unearned Employee Stock Ownership   Plan shares                                     (390)            (439)
    Unearned common stock - Recognition  and Retention Plan                             (267)            (339)
    Unrealized gain (loss) on investment  securities available-
      for-sale, net                                                                       67               (2)
                                                                                      ------           ------
                  Total shareholders' equity                                           7,961            8,726
                                                                                      ------           ------


                  Total liabilities and shareholders' equity                        $ 46,080           49,981
                                                                                      ======           ======

See accompanying notes to consolidated financial statements.

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                       Consolidated Statements of Income

                    Years Ended June 30, 1998, 1997 and 1996

                    (Dollars in thousands except share data)



                                                                     1998             1997              1996
                                                                     ----             ----              ----
 Interest income:
   Loans                                                           $  2,727           2,166            2,349
   Investment and mortgage-backed securities                            795           1,319              697
   Federal funds sold and other investments                              38              33              104
   Interest-bearing deposits                                            185             193              228
                                                                      -----           -----            -----
              Total interest income                                   3,745           3,711            3,378


 Interest expense:
   Interest on savings deposits (note 8)                              1,665           1,589            1,717
   Interest on borrowed funds                                           109              91
                                                                      -----           -----            -----
              Total interest expense                                  1,774           1,680            1,717
                                                                      -----           -----            -----


              Net interest income                                     1,971           2,031            1,661

 Provision for loan losses                                              312              29              105
                                                                      -----           -----            -----
              Net interest income after provision
                for loan losses                                       1,659           2,002            1,556


 Other income:
   Service charges                                                       32              32               62
   Other                                                                172              75               42
                                                                      -----           -----            -----
              Total other income                                        204             107              104
                                                                      -----           -----            -----


 Other expenses:
   Compensation and employee benefits (note 12)                         736             603              501
   Premises and occupancy costs                                         204             216              207
   Federal insurance premiums                                            23              38               92
   FDIC-SAIF assessment (note 14)                                         -             247                -
   Data processing expense                                               84              78               81
   Net loss on real estate owned                                          9              61               72
   Legal and professional                                               118             119               42
   Other operating expenses                                             242             291              206
                                                                      -----           -----            -----
              Total other expenses                                    1,416           1,653            1,201
                                                                      -----           -----            -----


              Income before income taxes                                447             456              459


 Provision for income taxes (note 10):
   Federal                                                              153             141              140
   State                                                                 15             (12)              22
                                                                      -----           -----            -----
              Total provision for income taxes                          168             129              162
                                                                      -----           -----            -----

              Net Income                                           $    279             327              297
                                                                      =====           =====            =====

 Basic earnings per share                                             $  .42             .45             N/A
                                                                         ===             ===             ===

 Diluted earnings per share                                           $  .41             .45             N/A
                                                                         ===             ===             ===

See accompanying notes to consolidated financial statements.

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                Consolidated Statements of Shareholders' Equity

                    Years Ended June 30, 1998, 1997 and 1996

                    (Dollars in thousands except share data)





                                                                                    Additional
                                                                       Common         paid-in         Retained        Treasury
                                                                       stock          capital         earnings         stock
                                                                       -----          -------         --------         -----
 Balance at June 30, 1995                                          $      -               -            3,852             -


 Net income                                                               -               -              297             -
 Change in unrealized gain (loss) on securities
     available-for-sale, net of tax                                       -               -                -             -
                                                                       ----           -----            -----          ----
 Balance at June 30, 1996                                                 -               -            4,149             -


 Net income                                                               -               -              327             -
 Proceeds from stock offering (note 17)                                   6           5,589                -             -
 Shares acquired for ESOP - 48,810 shares                                 -               -                -             -
 Principal repayment of ESOP debt                                         -              14                -             -
 Shares acquired for RRP - 24,405 shares                                  -               -                -             -
 Amortization of RRP                                                      -               -                -             -
 Purchase of treasury stock - 30,506 shares                               -               -                -          (458)
 Cash dividends declared at $.22 per share                                -               -             (121)            -
 Change in unrealized gain (loss) on securities
     available-for-sale, net of tax                                       -               -                -             -
                                                                       ----           -----            -----          ----
 Balance at June 30, 1997                                                 6           5,603            4,355          (458)


 Net income                                                               -               -              279             -
 Four-for-three stock split                                               2              (2)               -             -
 Principal repayment of ESOP debt                                         -              41              (12)            -
 Amortization of RRP                                                      -               -                -             -
 Purchase of treasury stock - 75,350 shares                               -               -                -        (1,068)
 Cash dividends declared at $.27 per share                                -               -             (195)            -
 Change in unrealized gain (loss) on securities
     available-for-sale, net of tax                                       -               -                -             -
                                                                      -----           -----            -----         -----

 Balance at June 30, 1998                                          $      8           5,642            4,427        (1,526)
                                                                      =====           =====            =====         =====


                                                                                                   Unrealized
                                                                                                  gain (loss)
                                                                                                 on securities
                                                                   Unearned      Unearned       available-for-
                                                                      ESOP         RRP             sale, net
                                                                     shares       shares           of taxes       Total
                                                                     ------       ------           --------       -----
 Balance at June 30, 1995                                               -             -                10         3,862


 Net income                                                             -             -                 -           297
 Change in unrealized gain (loss) on securities
     available-for-sale, net of tax                                     -             -               (83)          (83)
                                                                     ----          ----                --         -----
 Balance at June 30, 1996                                               -             -               (73)        4,076


 Net income                                                             -             -                 -           327
 Proceeds from stock offering (note 17)                                 -             -                 -         5,595
 Shares acquired for ESOP - 48,810 shares                            (488)            -                 -          (488)
 Principal repayment of ESOP debt                                      49             -                 -            63
 Shares acquired for RRP - 24,405 shares                                -          (357)                -          (357)
 Amortization of RRP                                                    -            18                 -            18
 Purchase of treasury stock - 30,506 shares                             -             -                 -          (458)
 Cash dividends declared at $.22 per share                              -             -                 -          (121)
 Change in unrealized gain (loss) on securities
     available-for-sale, net of tax                                     -             -                71            71
                                                                     ----         -----                --        ------
 Balance at June 30, 1997                                            (439)         (339)               (2)        8,726


 Net income                                                             -             -                 -           279
 Four-for-three stock split                                             -             -                 -             -
 Principal repayment of ESOP debt                                      49             -                 -            78
 Amortization of RRP                                                    -            72                 -            72
 Purchase of treasury stock - 75,350 shares                             -             -                 -        (1,068)
 Cash dividends declared at $.27 per share                              -             -                 -          (195)
 Change in unrealized gain (loss) on securities
     available-for-sale, net of tax                                     -             -                69            69
                                                                     ----          ----                --        ------

 Balance at June 30, 1998                                            (390)         (267)               67         7,961
                                                                      ===           ===                ==         =====



See accompanying notes to consolidated financial statements.

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                    Years Ended June 30, 1998, 1997 and 1996

                             (Dollars in thousands)



                                                                           1998            1997            1996
                                                                           ----            ----            ----
 Operating activities:

   Net income                                                            $   279            327            297
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation expense                                                    50             54             57
      Provision for loan losses                                              312             29            105
      Decrease (increase) in accrued interest receivable                     203           (193)           (64)
      (Increase) decrease in prepaid expenses and
          other assets                                                       (14)           279           (130)
      Increase in accrued interest payable on
          savings deposits                                                    31             15              5
      Increase (decrease) in accrued expenses and
          other liabilities                                                 (142)            (9)           119
      Increase (decrease) in stock subscription
          deposits                                                             -         (4,569)         4,569
      Noncash compensation expense related to stock
          benefit plans                                                      150             81              -
      Other, net                                                               7              6             69
                                                                         -------         ------         ------
          Total adjustments                                                  597         (4,307)         4,730
                                                                         -------         ------         ------



          Net cash (used) provided by operating
            activities                                                       876         (3,980)         5,027


 Investing activities:
   Purchases of premises and equipment                                        (8)            (9)             -
   Purchases of investment securities held-to-maturity                      (998)             -           (700)
   Purchases of investment and mortgage-backed
    securities available-for-sale                                         (2,763)       (10,941)       (11,882)
   Proceeds from maturities of investment
    securities held-to-maturity                                            1,500          2,272          2,350
   Proceeds from maturities and principal
    repayments of investment and mortgage-
    backed securities available-for-sale                                  13,344          2,949          2,800
   Proceeds from sale of real estate owned                                    18            101            111
   Net (increase) decrease in loans receivable                            (6,957)        (5,828)         2,476
   Decrease (increase) in FHLB stock                                          61           (164)             -
   Other                                                                     (36)            24            (59)
                                                                          ------        -------         ------

          Net cash used in investing activities                            4,161        (11,596)        (4,904)

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                             (Dollars in thousands)



                                                                            1998          1997             1996
                                                                            ----          ----             ----
 Financing activities:
   Net (decrease) increase in passbook, club,
     money market and NOW accounts                                    $     (594)        (1,479)           190
   Net (decrease) increase in certificates of
     deposit accounts                                                        529            (35)          (676)
   Net (decrease) increase in advances from
     borrowers for taxes and insurance                                        72             44           (155)
   Proceeds from issuance of common stock                                      -          5,595              -
   Stock acquired for ESOP                                                     -           (488)             -
   Stock acquired for RRP                                                      -           (357)             -
   Purchase of Treasury stock                                             (1,068)          (458)             -
   Dividends paid                                                           (192)           (75)             -
   (Decrease) increase in FHLB advances                                   (3,000)         4,000              -
   Proceeds from ESOP loan                                                     -            488              -
   Other                                                                     (35)            39              -
                                                                          ------         ------         ------
          Net cash provided (used) by financing
           activities                                                     (4,288)         7,274           (641)
                                                                           -----         ------         ------


 Net decrease in cash and cash equivalents                                   749        (8,302)           (518)
 Cash and cash equivalents, beginning of period                            1,804         10,106         10,624
                                                                           -----        -------         ------
 Cash and cash equivalents, end of period                              $   2,553          1,804         10,106
                                                                           =====        =======         ======

 Supplemental disclosure of cash flow information:
    Cash paid during the period  for:
    Interest                                                           $   1,743          1,665          1,717
                                                                           =====        =======         ======

    Income taxes                                                       $     162            106             51
                                                                           =====        =======         ======

 Supplemental schedule of noncash investing activities:
    Loan transferred to real estate owned                              $       -             16            111
                                                                           =====        =======         ======

    Dividends declared but not paid                                    $      49             46              -
                                                                           =====        =======         ======


See accompanying notes to consolidated financial statements.

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1998, 1997 and 1996

                    (Dollars in thousands except share data)



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


                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




Investment and Mortgage-Backed Securities

The Company classifies securities at the time of their purchase as either
     "held-to-maturity," "trading" or "available-for-sale." If it is management's intent and the Company has the ability to hold such securities until their maturity, these securities are classified as held-to-maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. Alternatively, if it is management's intent at the time of purchase to hold securities for the purpose of resale in the near future, the securities are classified as trading and are carried at market value with unrealized gains and losses reported in current period earnings. At June 30, 1998 and 1997, the Company had no securities classified as trading. Securities not classified as held-to-maturity or trading are classified as available-for-sale and are carried at market value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax. Investments available-for-sale include investment securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate, prepayment risk or liquidity needs.

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


                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




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

A loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. All nonperforming loans are considered to be impaired loans. Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, or at the loan's market price or fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference by either an allocation of the allowance for loan losses or by a provision for loan losses, depending on the adequacy of the allowance for loan losses. As of June 30, 1998 and 1997, impaired loans consisted of $654 and $394 of nonperforming consumer and single family residential loans, respectively, that have been collectively evaluated for impairment. Estimated impairment losses for the loans are based on various factors including past loss experience, recent economic conditions, portfolio delinquency rates and fair value of the underlying collateral. There were no impairment reserves at June 30, 1998 and 1997. Average impaired loans during the years ended June 30, 1998 and 1997, were $693 and $178, respectively. During the years ended June 30, 1998, 1997 and 1996, the Bank recognized $12, $10 and $5 of interest revenue on impaired loans, respectively, all of which was recognized using the cash basis method of income recognition.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




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

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




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

Pension Plan

Current costs of the pension plan are charged to expense and funded as accrued. There are no unfunded vested benefits as of June 30, 1998 and 1997.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




Earnings Per Share

In February 1997, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 supersedes APB Opinion No. 15, "Earnings per Share" (Opinion No. 15) and requires the calculation and dual presentation of basic and diluted earnings per share (EPS), replacing the measures of primary and fully-diluted EPS as reported under Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending December 31, 1997. Prior period EPS data is restated to conform with SFAS No. 128.

The following weighted average shares and share equivalents are used to calculate basic and diluted EPS for the years ended June 30, 1998 and 1997:

                                                                              1998            1997
                                                                              ----            ----
            Weighted average number of shares outstanding                   662,734          720,265
              used to calculate basic EPS
            Dilutive securities                                              23,460                -
                                                                            -------          -------
            Weighted average number of shares and share
              equivalents outstanding used to calculate
              diluted EPS                                                   686,194          720,265
                                                                            =======          =======


Options to purchase 69,148 shares of common stock at $10.59 per share and Recognition and Retention Plan awards of 27,659 were outstanding during 1997 but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

Stock Split

On May 15 1998, the Company completed a four-for-three stock split. Share amounts and prior period EPS data have been restated to reflect the impact of the split.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




(2)  Investment and Mortgage-Backed Securities Available-for-Sale


The carrying values and estimated market value of securities available-for-sale as of June 30, 1998 and 1997, are summarized as follows:

                                                                              June 30, 1998
                                                -----------------------------------------------------------------
                                                                     Gross            Gross        Estimated
                                                  Amortized       unrealized        unrealized      market
                                                     cost            gains            losses        value
                                                     ----            -----            ------        -----
 U.S. agency obligations                         $   5,696              39                -           5,735
 Mortgage-backed securities                          1,644              49                -           1,693
 FNMA preferred stock                                  313              13               (2)            324
                                                    ------           -----             ----         -------

            Total                                $   7,653             101               (2)          7,752
                                                     =====             ===              ===           =====

                                                                              June 30, 1997
                                                 -----------------------------------------------------------------
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
                                                    ======              ==               ==          ======

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




The carrying value and estimated market value of securities available-for-sale by contractual maturity are as follows:

                                                       June 30, 1998                     June 30, 1997
                                               -----------------------------       --------------------------------
                                                                  Estimated                        Estimated
                                               Amortized           market          Amortized        market
                                                  cost              value            cost            value
                                                  ----              -----            ----            -----
  U.S. agency and corporate
    obligations:
         Due in one year or less                 $       -               -              198             201
         Due after one year
           through five years                        1,249           1,257            3,352           3,347
         Due after five years
           through ten years                         3,547           3,566           12,591          12,582
         Due after ten years                           900             912                -               -
                                                     -----          ------          -------          ------
                                                     5,696           5,735           16,141          16,130


  FNMA preferred stock                                 313             324              250             259
  Mortgage-backed securities                         1,644           1,693            1,836           1,835
                                                     -----           -----          -------          ------
                                                 $   7,653           7,752           18,227          18,224
                                                     =====           =====          =======          ======


There were no sales of securities available-for-sale during 1998, 1997 or 1996. Commitments to purchase investment securities available-for-sale totaled $250,000 at June 30, 1998.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




(3)  Investment Securities Held-to-Maturity


     The carrying values and estimated market values of investment securities held-to-maturity as of June 30, 1998 and 1997, are summarized as follows:

                                                                         June 30, 1998
                                           --------------------------------------------------------------------------
                                                                     Gross            Gross         Estimated
                                                  Amortized       unrealized        unrealized       market
                                                     cost            gains           losses           value
                                                     ----            -----           ------           -----
     Municipal obligations                         $   200               5                -             205
     Mortgage-backed securities                         10               -                -              10
                                                       ---             ---              ---             ---
         Total investments                          $  210               5                -             215
                                                       ===             ===              ===             ===

                                                                         June 30, 1997
                                           --------------------------------------------------------------------------
                                                                     Gross            Gross          Estimated
                                                  Amortized        unrealized       unrealized        market
                                                    cost             gains            losses           value
                                                    ----             -----            ------           -----
     Corporate obligations                          $  497               3                -             500
     Municipal obligations                             200               5                -             205
     Mortgage-backed securities                         15               -                -              15
                                                       ---              --               --             ---

         Total investments                          $  712               8                -             720
                                                       ===              ==               ==             ===

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)



The amortized cost and estimated market value of securities held-to-maturity, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                  June 30,
                                                      --------------------------------------------------------------
                                                                    1998                          1997
                                                      --------------------------------------------------------------
                                                                        Estimated                    Estimated
                                                           Amortized      market      Amortized       market
                                                              cost        value         cost           value
                                                              ----        -----         ----           -----
     Due in one year or less                                $    -            -          497            500
     Due after one year through five years                       -            -            -              -
     Due after five years through ten years                      -            -            -              -
     Due after ten years                                       200          205          200            205
                                                               ---         ----         ----           ----
                                                               200          205          697            705
     Mortgage-backed securities                                 10           10           15             15
                                                              ----        -----        -----          -----
                                                            $  210          215          712            720
                                                               ===          ===          ===            ===

(4)  Loans Receivable


     Loans receivable as of June 30, 1998 and 1997, are summarized as follows:

                                                                               1998             1997
                                                                               ----             ----
     Mortgage loans:
         Conventional, 1 - 4 family                                       $  21,800           15,085
         Commercial and multifamily                                           1,560            1,524
         Construction                                                         3,631            3,748
         Insured and guaranteed                                                 206              250
                                                                             ------           ------
                                                                             27,197           20,607


     Other:
         Consumer loans                                                       8,217            8,110
         Lines of credit                                                        840              906
                                                                             ------           ------
                                                                              9,057            9,016

     Less:
         Unearned interest on consumer  loans                                    73              172
         Undisbursed loan proceeds                                            1,852            1,924
         Deferred loan fees                                                     310              265
         Allowance for loan losses                                              394              282
                                                                             ------           ------
                                                                          $  33,625           26,980
                                                                             ======           ======

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. The collateral consists primarily of residential real estate and personal property. As of June 30, 1998 and 1997, the Bank had outstanding commitments to originate and fund first mortgage loans and construction loans of approximately $7,615 and $2,260, respectively. Unused customer lines of credit as of June 30, 1998 and 1997, approximated $676 and $658, respectively.

Nonaccrual loans totaled approximately $323, $273 and $308 as of June
        30, 1998, 1997 and 1996, respectively. The interest that would have been recorded on these loans for the years ended June 30, 1998, 1997 and 1996, was approximately $42, $26 and $29, respectively. The amount of interest income recognized for the same periods was approximately $12, $10 and $6. The Company is not committed to lend additional funds to debtors whose loans have been placed on nonaccrual status.

Allowances for Estimated Losses

Activity with respect to the allowances for estimated losses is summarized as follows:

                                                                       1998             1997          1996
                                                                       ----             ----          ----
      Loans receivable
      ----------------


          Balance at beginning of period                           $    282             337            531


          Provision charged to income                                   312              29            105

          Charge-offs                                                  (212)            (95)          (312)

          Recoveries                                                     12              11             13
                                                                      -----           -----          -----

          Balance at end of period                                 $    394             282            337
                                                                        ===             ===            ===


      Real Estate Owned
      -----------------


          Balance at beginning of period                                 45              38             81

          Provision charged to income                                     -              45             18

          Charge-offs                                                   (45)            (38)           (61)

          Recoveries                                                      -               -              -
                                                                     ------            ----           ----

          Balance at end of period                                $       -              45             38
                                                                      =====            ====           ====

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




(5)  Federal Home Loan Bank Stock

        The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh. The investment is based on a predetermined formula and is carried at cost.

(6)  Premises and Equipment

Premises and equipment as of June 30, 1998 and 1997, are summarized by major classification as follows:

                                                                                 1998             1997
                                                                                 ----             ----
     Land                                                                    $    145              145
     Office buildings and improvements                                          1,157            1,135
     Leasehold improvements                                                        56               68
     Furniture, fixtures and equipment                                            323              328
                                                                                -----            -----
               Total, at cost                                                   1,681            1,676

         Less accumulated depreciation  and
           amortization                                                           637              587
                                                                                -----            -----
               Premises and equipment, net                                   $  1,044            1,089
                                                                                =====            =====

Depreciation and amortization expense for the years ended June 30, 1998, 1997 and 1996, was $50, $54 and $57, respectively.

The Bank maintains operating leases with respect to a branch office facility and equipment which expire on July 31, 2002, and various dates through June 30, 2001, respectively. Lease expense approximated $47, $28 and $16 for the years ended June 30, 1998, 1997 and 1996, respectively. Minimum annual lease commitments approximate $97, $86, $51 and $18 for the years ended June 30, 1999, 2000, 2001 and 2002, respectively.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




(7)  Accrued Interest Receivable

     Accrued interest receivable as of June 30, 1998 and 1997, is summarized as follows:

                                                                                 1998             1997
                                                                                 ----             ----
     Loans receivable                                                         $   216              160
     Investment and mortgage-backed securities
     and other interest-bearing deposits                                          115              374
                                                                                  ---              ---

                  Total                                                        $  331              534
                                                                                  ===              ===

(8)  Savings Deposits

     Savings deposits as of June 30, 1998 and 1997, are summarized as follows:

                                                                             June 30,
                                                      --------------------------------------------------------
                                                                1998                          1997
                                                     --------------------------  -----------------------------
                                                        Weighted                     Weighted
                                                        average                       average
                                                          rate        Amount           rate       Amount
                                                          ----        ------           ----       ------
       Passbook savings accounts                        %  2.71   $     4,855       %  2.96    $     4,775
       Premium savings and club
         accounts                                          2.37         3,814          3.19          4,392
       Money market and NOW accounts                       1.72         2,608          1.97          2,777
       Noninterest-bearing checking
         accounts                                             -         1,242             -          1,169
                                                                     --------                     --------
                                                                       12,519                       13,113


       Certificates of deposit:
         3.01% to 4.00%                                    3.50            33          3.50             36
         4.01% to 5.00%                                    4.92         2,462          4.94          2,417
         5.01% to 6.00%                                    5.43        13,641          5.38         13,526
         6.01% to 7.00%                                    6.28         6,029          6.36          5,707
         7.01% to 8.00%                                    7.25         1,070          7.25          1,020
                                                                      -------                      -------
                                                                       23,235                       22,706
                                                                       ------                       ------

                 Total                                     4.41   $    35,754          4.60    $    35,819
                                                                       ======                       ======

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)



Certificates of deposit with balances of $100,000 or more totaled approximately $2,305 and $1,871 as of June 30, 1998 and 1997, respectively.

The scheduled contractual maturities of certificates of deposit are summarized as follows:

                                                                     1998             1997
                                                                     ----             ----
 Within one year                                                  $ 11,983          12,075
 Beyond one year but within two years                                4,462           4,171
 Beyond two years but within three years                             2,722           2,360
 Beyond three years but within four years                            2,089           1,955
 Beyond four years but within five years                             1,979           2,145
                                                                    ------          ------
 Total                                                           $  23,235          22,706
                                                                    ======          ======

Interest expense on savings deposits for the years ended June 30, 1998, 1997 and 1996, is summarized as follows:

                                                                       1998             1997            1996
                                                                       ----             ----            ----
 Passbook savings accounts                                          $   135              142             150
 Premium savings and club accounts                                      125              143             158
 Money market and NOW accounts                                           71               78              85
 Certificates of deposit                                              1,334            1,226           1,324
                                                                      -----           ------          ------
 Total                                                              $ 1,665            1,589           1,717
                                                                      =====            =====           =====

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




(9)  Borrowed Funds

     Borrowed funds at June 30, 1998 and 1997, are summarized as follows:

                                                                             June 30,
                                                     ----------------------------------------------------------
                                                                 1998                         1997
                                                     --------------------------       -------------------------
                                                        Weighted                       Weighted
                                                        average                        average
                                                          rate           Amount         rate          Amount
                                                          ----           ------         ----          ------
 Advances from the Federal Home
   Loan Bank of Pittsburgh:

     Due within one year                            %        -    $        -        %  5.67      $   3,000
     Due between three and four
       years                                              5.78          1,000             -              -

     Due between four and five
           years                                             -              -          5.78          1,000
                                                                        -----                        -----

            Total advances                                              1,000                        4,000


 ESOP term loan, payable through
   2006                                                                   432                          464
                                                                        -----                        -----
            Borrowed funds                                        $     1,432                    $   4,464
                                                                        =====                        =====

The ESOP term loan is secured by all unallocated shares of the Company's securities held by the ESOP. Principal and interest are payable in forty equal quarterly payments. The term loan has a variable interest rate equal to the prime rate. The interest rate at June 30, 1998, was 8.5%.

The advances payable to the FHLB of Pittsburgh are secured by the Company's stock in the FHLB of Pittsburgh, qualifying residential mortgage loans and other mortgage-backed securities to the extent the fair market value of such pledged collateral must be at least equal to the advances outstanding.

Interest expense on FHLB advances was $76, $52 and $-0- and on the ESOP term loan $33, $39 and $-0- for the years ended June 30, 1998, 1997 and 1996, respectively.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)



(10) Income Taxes



     The Bank qualifies to be taxed under income tax rules applicable to savings banks.

     The provision for income taxes for the years ended June 30, 1998, 1997 and 1996, consists of the following:

                                                                        1998            1997           1996
                                                                        ----            ----           ----
       Current tax expense  (benefit):
         Federal                                                      $   190             138             45
         State                                                             15             (12)            22
                                                                         ----            ----           ----
                                                                          205             126             67


       Deferred tax expense  (benefit):
         Federal                                                          (37)              3             95
                                                                         ----             ---           ----
              Provision for taxes on income                               168             129            162



       Income tax expense (benefit)  reported in net
         worth related to securities available-for-
         sale                                                              29              37            (44)
                                                                          ---             ---            ---
              Total income tax expense                                 $  197             166            118
                                                                          ===             ===            ===


A reconciliation from the expected federal statutory income tax rate to the effective rate, expressed as a percentage of pretax income, for the years ended June 30, 1998, 1997 and 1996, is summarized as follows:

                                                                        1998             1997           1996
                                                                        ----             ----           ----
 Expected federal tax rate                                            %  34.0            34.0           34.0
 State tax (net of federal benefit)                                       2.2            (1.8)           3.1
 Exempt income on investment securities                                  (2.0)           (2.0)          (2.5)
 Other                                                                    3.4            (1.8)            .6
                                                                         ----            ----           ----
                                                                      %  37.6            28.4           35.2
                                                                         ====            ====           ====

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




The tax effect of temporary differences which give rise to a significant portion of deferred tax assets (liabilities) as of June 30, 1998, 1997 and 1996, are as follows:

                                                                          1998            1997           1996
                                                                          ----            ----           ----
             Deferred tax assets:
               Deferred loan fees                                        $  28              26             35
               Book loan loss reserve                                      134              96            114
               Tax loan loss reserve                                         6               -              -
               Unrealized loss on securities available-
                 for-sale                                                    -               1             38
               Employee stock ownership plan                                14              11              -
               Uncollected interest                                          3              25             27
               Other                                                         7              10              4
                                                                           ---             ---           ----

                         Total deferred tax asset                          192             169            218


            Deferred tax liabilities:
               Fixed assets                                                 (6)            (14)           (28)
               Unrealized gain on securities available
                 for sale                                                  (28)              -              -
               Tax loan loss reserve                                         -              (5)             -
                                                                           ---             ---           ----
                         Total deferred tax liability                      (34)            (19)           (28)
                                                                           ---             ---            ---

                         Net deferred tax asset                         $  158             150            190
                                                                           ===             ===           ====


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

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




     As a result of the special tax treatment accorded the Bank under income tax regulations, approximately $979 of balances in retained earnings at June 30, 1997 (the most recent date for which a tax return has been filed), represent allocations of income to bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. If any portion of that amount is used other than to absorb loan losses (which is not anticipated), taxable income will be generated subject to tax at the rate then in effect.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)

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

                                                                                             To be well
                                                                                          capitalized under
                                                                For capital               prompt corrective
                                        Actual               adequacy purpose             actions provisions
                              --------------------------    ------------------          ---------------------
                                  Amount         Ratio       Amount         Ratio         Amount        Ratio
                                  ------         -----       ------         -----         ------        -----
 As of June 30, 1998:

 Total capital (to
  risk-weighted
  assets)                     $   8,561     %   32.15    $   2,130    %   > 8.00    $    2,663    %   > 10.00
                                                                          -                           -


 Tier I Capital (to
  risk-weighted
  assets)                         8,227         30.89        1,065        > 4.00          1,331        > 5.00
                                                                          -                            -


 Tier I Capital (to
  average assets)                 8,227         17.89        1,839        > 4.00          2,299        > 5.00
                                                                          -                            -


 As of June 30, 1997:
 Total capital (to
  risk-weighted
  assets)                         9,360         35.72        2,096        > 8.00          2,620       > 10.00
                                                                          -                           -


 Tier I Capital (to
  risk-weighted
  assets)                         9,065         34.59        1,048          4.00          1,572          5.00


 Tier I Capital (to
  average assets)                 9,065         19.19        1,889          4.00          2,361          5.00

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)


(12)  Employee Benefit Plans

      Pension Plan

      The Bank participates in a retirement plan which covers substantially all employees through the Financial Institution Retirement Fund (the
        Fund), a qualified multi-employer defined benefit plan. The Fund does not compute and provide separate actuarial valuations or segregation of plan assets by employer. Pension expense was $-0- for the years ended June 30, 1998, 1997 and 1996. The Bank has been notified by the plan administrator that the plan is fully funded for the plan year beginning July 1, 1997.

      Recognition and Retention Plan

      On March 26, 1997, shareholders of the Company approved the adoption of the 1997 Recognition and Retention Plan (RRP). The purpose of the RRP is to retain qualified personnel in key positions, provide officers, key employees and directors with a proprietary interest in the Company as an incentive to contribute to its success and reward key employees for outstanding performance. The aggregate number of RRP shares granted was 27,660 which shares were purchased in open market transactions at a price ranging from $10.60 per share to $11.06 per share. These shares vest 20% annually beginning one year from the date of grant. This expense is being amortized over the life of the grant using a $10.97 average purchase price and amounted to $72 and $18 for the years ended June 30, 1998 and 1997, respectively.

      Stock Option Plan

      The Board of Directors and shareholders of the Company have adopted the 1997 Stock Option Plan (1997 Plan) which authorizes the grant of stock options. The maximum number of shares of common stock of the Company which may be issued under the 1997 Plan is 81,350, of which 24,405 shares may be granted to non-employee directors. Shares become vested and exercisable at the rate of 20% annually beginning on one year from the date of grant and have a term of ten years.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




      A summary of the Company's stock option plan as of June 30, 1998, and the changes for the year then ended is as follows:

                                                                            Shares                Average
                                                                            subject              exercise
Stock option activity                                                      to option               price
---------------------                                                      ---------               -----
 Balance at June 30, 1996                                                         -         $         -

        Granted                                                              69,148             10.5938 (1)
        Exercised                                                                 -                   -
        Forfeited                                                                 -                   -
                                                                             ------           ---------
 Balance at June 30, 1997                                                    69,148             10.5938
        Granted                                                                   -                   -
        Exercised                                                                 -                   -
        Forfeited                                                                 -                   -
                                                                             ------           ---------
 Balance at June 30, 1998                                                    69,148             10.5938
                                                                             ======             =======


        (1) Using a Black-Scholes Option Valuation Model, the weighted-average fair value of options granted in 1997 was estimated at $4.32 per share.


SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS allows entities to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by APB No. 25. Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the company used the fair value method, net income and earnings per share for the years ended June 30, 1998 and 1997, would have been as follows (in thousands, except for per share data):

                                                                                 1998             1997
                                                                                 ----             ----
              Net income:
              As reported                                                    $   279               327

              Pro forma                                                          219               312

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)


                                                                             1998           1997
                                                                             ----           ----
            Earnings per share:
              As reported:
                  Basic                                                    $  .42           .45
                  Diluted                                                     .41           .45


              Pro forma:
                  Basic                                                       .33           .43
                  Diluted                                                     .32           .43

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

The following table summarizes the characteristics of stock options outstanding at June 30, 1998:

                                                        Outstanding                    Exercisable
                                                 ------------------------        ----------------------
                                                                Average                        Average
                 Exercise                         Average      exercise                        exercise
                  price            Shares         life (2)       price            Shares         price
                  -----            ------         --------       -----            ------         -----
              $  10.5938          69,148            8.75     $  10.5938          13,830      $  10.5938

(2)  Average contractual life remaining in years.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




     Employee Stock Ownership Plan

      The Company has established an Employee Stock Ownership Plan (ESOP) which covers employees who have been credited with at least 1,000 hours of service during a twelve month period and have attained the age of
        21. The ESOP Trust borrowed $489 from an independent third-party lender and purchased 48,810 shares, equal to 8% of the total number of shares issued in the conversion. The Company makes scheduled discretionary contributions to the ESOP sufficient to service the debt. The ESOP shares are pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and become eligible for allocation to participants. Shares are allocated to participants based on compensation. The cost of shares not committed to be released and unallocated (suspense shares) is reported as a reduction in shareholders' equity. Dividends on allocated and unallocated shares are used for debt service.

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

      Compensation expense related to the ESOP amounted to $90 and $63 for the years ended June 30, 1998 and 1997, from the 6,508 shares committed to be released each year. Unallocated ESOP shares at June 30, 1998, amounted to 58,572 with a total fair value of $670. Dividends received on unallocated ESOP shares during the year ended June 30, 1998, amounted to $16.

(13)  Concentration of Credit Risk

      The Bank is primarily engaged in the business of attracting retail deposits from the general public and using such funds to invest in residential and commercial mortgage loans and consumer loans. The Bank conducts its business through three offices located in the Pittsburgh and Kittanning areas of Pennsylvania. As of June 30, 1998, the majority of the Bank's loan portfolio was secured by properties located in these geographical areas. The Bank utilizes established loan underwriting procedures which generally require the taking of collateral to secure loans. Given its underwriting and collateral requirements, the Bank does not believe it has significant concentrations of credit risk to any one group of borrowers.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




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

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)



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

      The following methods and assumptions were used by the Company at estimating its fair value disclosures for financial instruments:

        Cash and cash equivalents: The carrying amounts reported in the consolidated statement of financial condition for cash, federal funds sold and interest-bearing deposits approximate those assets' fair values.

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

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




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

      The following table includes financial instruments as defined by SFAS
        No. 107, whose estimated fair value is not represented by the carrying value as reported on the Bank's balance sheet as of June 30, 1998 and 1997 (in thousands):

                                                             1998                              1997
                                                 ----------------------------        -------------------------
                                                                    Estimated                        Estimated
                                                   Carrying           fair           Carrying          fair
                                                    value             value            value           value
                                                    -----             -----            -----           -----
 Financial assets
 ----------------
     Loans receivable                            $   33,625          34,735           26,980           27,749

 Financial liabilities
 ---------------------
     Time deposits                                   23,325          23,625           22,706           22,596
     Borrowed funds                                   1,432           1,448            4,464            4,461

(17)  Conversion to Stock Form of Ownership

      On February 20, 1996, as amended on April 6, 1996, the Board of
        Trustees adopted a plan of conversion whereby the Bank would be converted from a Pennsylvania mutual savings bank to a Pennsylvania stock savings bank. The conversion was completed on July 12, 1996, and the Bank issued 610,128 shares of its common stock resulting in $6,101 of gross proceeds to the Bank. Costs of the common stock offering of $506 were deducted from the offering proceeds.

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




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

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




(18)  Selected Quarterly Financial Data (Unaudited)

                                                                           Three Months Ended
                                                 ------------------------------------------------------------------
                                                      September 30   December 31     March 31       June 30
                                                      ------------   -----------     --------       -------
                                                            (in thousands, except per share data)
 1998


 Interest income                                        $  967           948            910           921
 Interest expense                                          465           448            431           428
                                                           ---           ---            ---           ---
 Net interest income before provision
   for loan losses                                         502           500            479           493

 Provision for loan losses                                  15            12            115           170
 Noninterest income                                         37            74             48            44
 Noninterest expense                                       347           376            339           356
                                                           ---           ---            ---           ---
 Income before income taxes                                177           186             73            11

 Provision for income taxes                                 49            74             44             1
                                                           ---           ---            ---           ---
   Net income                                           $  128           112             29            10
                                                           ===           ===            ===           ===


 Basic earnings per share                                  .18           .17            .05           .02
 Diluted earning per share                                 .18           .16            .05           .02


 1997


 Interest income                                           904           930            914           956
 Interest expense                                          408           412            417           442
                                                           ---           ---            ---           ---

 Net interest income before provision
   for loan losses                                         496           518            497           514

 Provision for loan losses                                   8             -             15             6
 Noninterest income                                         27            27             27            28
 Noninterest expense                                       571           367            334           376
                                                           ---           ---            ---           ---
 Income (loss) before income taxes                         (56)          178            175           160


 Provision (benefit) for income taxes                      (39)           51             54            63
                                                          ----           ---            ---           ---
   Net (loss) income                                   $   (17)          127            121            97
                                                          ====           ===            ===           ===

 Basic earnings per share                                 (.02)          .17            .17           .13
 Diluted earning per share                                (.02)          .17            .17           .13

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)



(19)  Pennwood Bancorp, Inc. (Parent Company Only)

      The following are condensed financial statements for the parent company which was formed on January 27, 1997:


                  Condensed Statements of Financial Condition

                                                                                           June 30,
                                                                                      ------------------
                                                                                      1998          1997
                                                                                      ----          ----
                                     Assets
                                     ------
 Interest-earning deposits in other institutions                                 $    107           232
 Investment in subsidiary                                                           8,228         8,993
 Other assets                                                                         111             4
                                                                                    -----         -----
         Total assets                                                            $  8,446         9,229
                                                                                    =====         =====


                      Liabilities and Shareholders' Equity
                      ------------------------------------

 Liabilities:
  ESOP loan payable                                                                   432           464
  Accrued expenses and other  liabilities                                              53            39
                                                                                    -----         -----
         Total liabilities                                                            485           503


 Shareholders' equity:
  Preferred stock, $.01 par value; 1,000,000 shares
    authorized - none issued                                                            -             -
  Common stock, $.01 par value; 4,000,000 shares
    authorized - 813,419 and 610,128 shares issued
    at June 30, 1998 and 1997, respectively                                             8             6
  Additional paid-in capital                                                        5,642         5,603
  Retained earnings                                                                 4,427         4,355
  Treasury stock at cost; 116,025 and  30,506 shares
    at June 30, 1998 and 1997, respectively                                        (1,526)         (458)
  Unearned ESOP shares                                                               (390)         (439)
  Unearned common stock held by  Recognition and
    Retention Plan                                                                   (267)         (339)
  Unrealized gain (loss) on investment  securities
    available-for-sale, net                                                            67            (2)
                                                                                    -----         -----
         Total shareholders' equity                                                 7,961         8,726
                                                                                    -----         -----

         Total liabilities and shareholders' equity                              $  8,446         9,229
                                                                                    =====         =====

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




                         Condensed Statements of Income

                                                                                              For the five-
                                                                                 Year         month period
                                                                                ended             ended
                                                                               June 30,         June 30,
                                                                                 1998             1997
                                                                                 ----             ----
 Income:

  Equity in earnings of  subsidiary                                           $  338               371
  Management fee                                                                 104                 -
                                                                                 ---               ---
         Total income                                                            442               371


 Expense:

  Interest expense on ESOP loan                                                   33                16
  Personnel costs                                                                 71                18
  Other operating expenses                                                        59                10
                                                                                 ---               ---

         Total expense                                                           163                44
                                                                                 ---               ---


         Income before income taxes                                              279               327

 Income tax provision (benefit)                                                    -                 -
                                                                                 ---               ---
         Net income                                                           $  279               327
                                                                                 ===               ===

                                                                     (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                    (Dollars in thousands except share data)




                       Condensed Statement of Cash Flows

                                                                                             For the five-
                                                                                 Year        month period
                                                                                ended            ended
                                                                               June 30,        June 30,
                                                                                 1998            1997
                                                                                 ----            ----
 Cash flows from operating activities:
   Net earnings                                                           $      279               327
   Equity in undistributed earnings of subsidiary                               (338)             (371)
   Other                                                                         (24)              (76)
                                                                               -----             -----
         Net cash used in operating activities                                   (83)             (120)

 Cash flows from investing activities:
   Dividends from subsidiary                                                   1,250             1,282
                                                                               -----             -----

         Net cash provided by investing
           activities                                                          1,250             1,282


 Cash flows from financing activities:
   Purchase of RRP shares                                                          -              (357)
   Purchase of treasury stock                                                 (1,068)             (458)
   Dividends paid                                                               (192)              (75)
   Other                                                                         (32)              (41)
                                                                              ------             -----
         Net cash used in financing activities                                (1,292)             (931)
                                                                               -----             -----

 Net (decrease) increase in cash                                                (125)              231
 Cash at beginning of period                                                     232                 1
                                                                              ------             -----
 Cash at end of period                                                     $     107               232
                                                                              ======             =====

PENNWOOD BANCORP, INC.



                                   DIRECTORS

 Charles R. Frank                                     Mary M. Frank
 Chairman of the Board of                             Vice Chairman of the Board and
   the Company                                          Treasurer of the Company


 Paul S. Pieffer                                      John B. Mallon
 President and Chief Executive Officer                Retired, Formerly President of
   of the Company                                       Suburban General Hospital



 C. Joseph Touhill                                    Robert W. Hannan
 Principal, Touhill                                   Retired, President and Chief Executive
   Technology Management                              Officer, Thrift Drug Company


 Michael Kotyk                                        H. J. Zoffer
 Retired, formerly Technical Director                 Professor of Business Administration and
   of Materials Technology at                         Dean Emeritus, Joseph M. Katz Graduate
   U.S. Steel Corporation                                School of Business at the University of
                                                      Pittsburgh



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

PENNWOOD SAVINGS BANK



                                   DIRECTORS


 Charles R. Frank                                       Mary M. Frank
 Chairman of the Board of                               Vice Chairman of the Board and
   the Savings Bank                                       Treasurer of the Savings Bank


 Paul S. Pieffer                                        John B. Mallon
 President and Chief Executive Officer                  Retired, Formerly President of
   of the Savings Bank                                    Suburban General Hospital


 C. Joseph Touhill                                      Robert W. Hannan
 Principal, Touhill                                     Retired, President and Chief Executive
   Technology Management                                Officer, Thrift Drug Company


 Michael Kotyk                                          H. J. Zoffer
 Retired, formerly Technical Director                   Professor of Business Administration
   of Materials Technology at                             and Dean Emeritus, Joseph M. Katz
   U.S. Steel Corporation                                 Graduate  School of Business at the
                                                          University of Pittsburgh


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

MARKET PRICES AND DIVIDENDS:

         Shares of Pennwood Bancorp, Inc.'s common stock are traded under the symbol "PWBK" on the Nasdaq Stock Market, Small-Cap Market System. At June 30, 1998, the Company had 193 stockholders of record. The table below sets forth the range of high and low bid information for the common stock for each quarter as well as dividends paid since July 12, 1996, the date of the Savings Bank's conversion from the mutual form of ownership to the stock form of ownership.
On January 27, 1997, shares of the Savings Bank's common stock were converted into shares of common stock of the Company in the Reorganization. The Company effected a 4-for-3 split of its common stock on May 15, 1998.

                                                                           Quotations
                                                                ---------------------------------

                                                                                                        Dividend
                                                                                                         Amount
                           Quarter Ended                               High Bid          Low Bid       Per Share
                       -------------------------                -------------------  -------------   -------------
                       September 30, 1996                               $10.75          $8.75             --
                       December 31, 1996                                12.875          10.50            $.07
                       March 31, 1997                                   14.00           12.875           $.07
                       June 30, 1997                                    14.750          13.750           $.08
                       September 30, 1997                               13.3125         13.3125          $.08
                       December 31, 1997                                14.8125         14.25            $.09
                       March 31, 1998                                   16.125          16.0625          $.09
                       June 30, 1998                                    13.500          13.500           $.07