Form 10KSB, Exhibit 13
period 1999-06-30
PENNWOOD BANCORP INC
filed 1999-09-28
CIK 1010837

                                                                     EXHIBIT 13


                             PENNWOOD BANCORP, INC.



                               1999 ANNUAL REPORT

                                 TO STOCKHOLDERS

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
Financial Highlights...............................................................................................1

President's Letter to Stockholders.................................................................................3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations........................................................................................4

Consolidated Financial Statements:
                Independent Auditors' Report......................................................................19
                Consolidated Statements of Financial Condition....................................................20
                Consolidated Statements of Income.................................................................21
                Consolidated Statements of Shareholders' Equity...................................................22
                Consolidated Statements of Cash Flows.............................................................24
                Notes to Consolidated Financial Statements........................................................26

Directors and Executive Officers..................................................................................59

Banking Locations.................................................................................................60

Stockholder Information...........................................................................................61

                              FINANCIAL HIGHLIGHTS

     The following selected consolidated financial and other data of the Company does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information, including the Consolidated Financial Statements and Related Notes, appearing elsewhere herein.


                                                                                     JUNE 30,
                                                         ---------------------------------------------------------------
                                                           1999          1998          1997          1996          1995
                                                         -------       -------       -------       -------       -------
SELECTED BALANCE SHEET DATA:
Total assets ..........................................  $51,696       $46,080       $49,981       $46,900       $42,634
Cash and cash equivalents(1) ..........................    2,721         2,553         1,804        10,106        10,624
Investment securities(2):
  Available for sale ..................................    3,515         7,752        18,224        10,266         1,313
  Held to maturity ....................................      207           210           712         2,984         4,634
Loans receivable, net .................................   42,715        33,625        26,980        21,168        23,845
Deposits ..............................................   35,529        35,754        35,819        37,333        37,819
Borrowed funds ........................................    8,394         1,432         4,464            --            --
Deposit of stock subscription rights ..................       --            --            --         4,569            --
Shareholders' equity ..................................    6,607         7,961         8,726         4,076         3,862
Full service offices ..................................        3             3             3             3             3







                                                               YEAR ENDED JUNE 30,
                                           -------------------------------------------------------------
                                             1999        1998           1997         1996         1995
                                           --------    ---------     ----------   ----------    --------
SELECTED OPERATING DATA:
Total interest income .................       $3,930       $3,745       $3,711       $3,378       $3,146
Total interest expense ................        1,899        1,774        1,680        1,717        1,570
                                              ------       ------       ------       ------       ------
  Net interest income .................        2,031        1,971        2,031        1,661        1,576
Provision for loan losses .............           70          312           29          105          385
                                              ------       ------       ------       ------       ------
Net interest income after
  provision for loan losses ...........        1,961        1,659        2,002        1,556        1,191
Other income ..........................          176          204          107          104          190
Other expenses ........................        1,657        1,416        1,653        1,201        1,215
                                              ------       ------       ------       ------       ------
Income before income taxes ............          480          447          456          459          166
Provision for income taxes ............          207          168          129          162           51
                                              ------       ------       ------       ------       ------
Net income ............................       $  273       $  279       $  327       $  297       $  115
                                              ======       ======       ======       ======       ======
Basic Earnings Per Share ..............       $  .48       $  .42       $  .45          N/A          N/A
Diluted Earnings Per Share ............       $  .48       $  .41       $  .45          N/A          N/A

Note:  The Savings Bank converted to stock form in July 1996.




                                                              AT OR FOR THE YEAR ENDED JUNE 30,
                                              ---------------------------------------------------------------------
                                                  1999          1998         1997           1996           1995
                                              ------------   -----------  -----------  ---------------  -----------
SELECTED OPERATING RATIOS(3):

PERFORMANCE RATIOS:
Return on average assets ...............           0.55%         0.59%         0.69%         0.70%         0.28%
Return on average equity ...............           3.73          3.26          3.54          7.34          2.99
Equity to assets at end of period ......          12.78         17.28         17.46          8.69          9.06
Interest rate spread(4) ................           3.77          3.68          3.79          3.88          3.84
Net interest margin(4) .................           4.30          4.42          4.56          4.17          4.06
Average interest-earning assets to
  average interest-bearing liabilities..         113.08        118.44        120.52        106.94        105.50
Net interest income after provision
  for loan losses to total other
  expenses .............................         118.35        117.16        121.11        129.55         98.02
Total other expenses to average
  total assets .........................           3.31          3.00          3.50          2.82          2.93

ASSET QUALITY RATIOS:
Non-performing loans to total
  loans at end of period(5) ............           0.93          1.94          1.68          2.39          5.31
Non-performing assets to
  total assets at end of period(5) .....           0.93          1.44          0.98          1.43          3.50
Allowance for loan losses to total
  loans at end of period ...............           0.72          1.17          1.05          1.59          2.23
Allowance for loan losses to total
 non-performing loans at end of
 period(5) .............................          78.03         60.24         62.11         66.60         41.98

CAPITAL RATIOS OF THE
  SAVINGS BANK:
Tier 1 risk-based capital ratio ........          19.83         30.89         34.59         16.76         15.78
Total risk-based capital ratio .........          20.77         32.15         35.72         18.31         17.03
Tier 1 leverage capital ratio ..........          12.69         17.89         19.19          9.32          9.32

----------------------------------------

(1) Consists of cash, interest-bearing deposits (including certificates of deposit), money market investments and federal funds sold.

(2) Investment securities consist of U.S. Government and agency obligations, corporate obligations, municipal obligations and mortgage-backed securities.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Non-performing loans consist of non-accrual loans, accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

                                    PENNWOOD
                                  BANCORP, INC.
                               683 Lincoln Avenue
                         Bellevue, Pittsburgh, PA 15202
                         (412) 761-1234 - 1-800-242-2500
                               FAX (412) 761-7828

Dear Stockholders,

We are pleased to present Pennwood Bancorp, Inc.'s Annual Report to Stockholders for the fiscal year ended June 30, 1999.

This past year demonstrated our continued efforts to improve the balance sheet. The loan to deposit ratio increased to 120.22% from 94.04% in the prior year. During this same period total non-performing loans decreased by $258,000 or 39.4%. Treasury stock was repurchased in the amount of $1.5 million. Prices paid for the stock were below the book value of the Company and, therefore, we believe represented an effective use of capital and a good long term investment.

We enjoyed another year of vigorous loan growth. The increase in net loan receivables of $9.1 million or 27% was instrumental in minimizing the erosion of our net interest margin in a difficult interest rate environment.

Our commitment to enhancing shareholder value has not changed. Efforts are underway to explore strategic initiatives designed to improve earnings performance in the months ahead.

The Board of Directors, management and employees thank you for continued confidence in and support of our Company.

Sincerely,

Paul S. Peiffer
President and Chief Executive Officer

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

CHANGES IN FINANCIAL CONDITION

     At June 30, 1999, the Company's total assets increased by $5.7 million or 12.2% from $46.0 million at June 30, 1998 to $51.7 million at June 30, 1999. The increase in total assets was primarily due to an increase in net loans receivable, which was partially offset by decreases in investment securities and money market investments. Due to declining rates in the investment marketplace, the Company restructured its investment portfolio during the year by shifting funds from cash, interest bearing deposits (including certificates of deposit), federal funds sold and investment securities to loans. As a result, during the year, the Company's investment and mortgage-backed securities (classified as available for sale) decreased by $4.2 million or 45.3% from $7.7 million at June 30, 1998, to $3.5 million at June 30, 1999, investment and mortgage backed securities (classified as held to maturity) decreased by $3,000 or 1.4%, from $210,000 at June 30, 1998 to $207,000 at June 30, 1999, and money market investments decreased by $359,000 or 17.7% from $2.0 million at June 30, 1998 to $1.7 million at June 30, 1999. Net loans receivable increased by $9.1 million or 27.0% from $33.6 million at June 30, 1998 to $42.7 million at June 30, 1999. The increase in net loans receivable during the year was primarily due to $18.9 million of loan originations, which were partially offset by $9.0 million in loan repayments. Real estate owned increased during the period by 681.8% from $11,000 at June 30, 1998 to

$86,000 on June 30, 1999. Premises and equipment increased during the period by 28.3% from $1.0 million to $1.3 million due to expansion of the main office.

     Savings deposits decreased $225,000, or 0.63% from $35.7 million at June 30, 1998, to $35.5 million at June 30, 1999. The decrease in savings deposits during the fiscal year 1999 was primarily due to a $169,000 or 32.0% decrease in money market accounts and a $246,000 or 2.8% decrease in passbook accounts and a $56,000 or 0.2% decrease in certificates of deposits which were partially offset by a $246,000 or 7.4% increase in NOW accounts.

     Borrowings increased by $7.0 million or 500.0% from $1.4 million at June 30, 1998, to $8.4 million at June 30, 1999. This was due to the addition of $7.0 million in FHLB of Pittsburgh variable rate short term and fixed rate long term advances. A loan to provide the funds for the purchase of shares for the Company's Employee Stock Ownership Plan ("ESOP") accounts for $394,000 of the borrowed funds. The ESOP loan is for a term of ten years and carries an interest rate of prime (7.75% at June 30, 1999). The remaining $8.0 million in borrowed money is in the form of advances with the FHLB of Pittsburgh. Of the $8.0 million, $4.0 million has a remaining maturity of one year or less, $3.0 million has a remaining maturity of more than one year through three years and $1.0 million with a remaining maturity of more than three years. The proceeds from these advances were used to purchase $2.0 million in investment securities and fund $6.0 million in loans.

     Shareholders' equity decreased by $1.3 million or 17.0% from $7.9 million at June 30, 1998, to $6.6 million at June 30, 1999. The decrease was primarily due to the purchase of treasury stock of $1.5 million and the market value adjustment of investments classified as available for sale of $65,000 which was offset by net income of $273,000, less dividends paid of $184,000 and $119,000 in employee benefit shares earned.

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

                                                                              YEAR ENDED JUNE 30,
                                       --------------------------------------------------------------------------------------------
                                                      1999                           1998                            1997
                                       --------------------------------  ------------------------------    -------------------------
                                         AVERAGE                YIELD/   AVERAGE                YIELD/     AVERAGE            YIELD/
                                         BALANCE    INTEREST     RATE    BALANCE    INTEREST     RATE      BALANCE  INTEREST   RATE
                                       ----------   --------  ---------  --------   --------    -------    -------  ----------------
                                                                  (Dollars in Thousands)

INTEREST-EARNING ASSETS:
  Loans receivable, net(1) ............  $40,454     $ 3,484      8.61%    $30,152   $2,727      9.04%    $22,377  $2,166      9.68%
  Investment securities(2) ............    4,328         332      7.67      10,392      795      7.65      18,057   1,319      7.30
  Money market investments(3) .........    2,158          93      4.31       3,460      185      5.35       3,726     193      5.18
  Federal funds sold and other
    investments .......................      320          21      6.56         607       38      6.26         422      33      7.82
                                          ------     -------               -------   ------               -------  ------
    Total interest-earning assets .....   47,260     $ 3,930      8.32%     44,611   $3,745      8.39%     44,582  $3,711      8.32%
                                                     -------    ======               ------      ====               -----      ====
  Non-interest-earning assets .........    2,801                             2,563                          2,645
                                           -----                           -------                         ------
      Total assets ....................  $50,061                           $47,714                        $47,227
                                          ======                           =======                         ======

INTEREST-BEARING LIABILITIES:
  Deposits:
    Passbook savings and club
      accounts ........................  $ 8,447     $   248      2.94%    $ 8,589   $  260      3.03%    $ 9,276  $  285      3.07%
    NOW accounts ......................    3,515          49      1.39       3,216       51      1.59       3,090      54      1.75
    Money market accounts .............      441          13      2.95         662       20      3.02         852      24      2.82
    Certificates of deposit ...........   23,481       1,290      5.49      23,544    1,334      5.67      22,334   1,226      5.49
                                          ------     -------               -------   ------               -------  ------
      Total deposits ..................   35,884       1,600      4.46      36,011    1,665      4.62      35,552   1,589      4.47
Borrowed money ........................    5,911         299      5.06       1,655      109      6.59       1,439      91      6.32
                                         -------     -------               -------   ------               -------  ------
    Total interest-bearing liabilities    41,795     $ 1,899      4.54%     37,666   $1,774      4.71%     36,991  $1,680      4.54%
                                                     -------      =====              ------      =====             ------      ====
Non-interest-bearing liabilities ......      947                               951                            992
                                          ------                           -------                        -------
    Total liabilities .................   42,742                            38,617                         37,983
Net worth .............................    7,319                             8,557                          9,244
                                          ------                            ------                         ------
  Total liabilities and
    net worth .........................  $50,061                           $47,174                        $47,227
                                         =======                           =======                         ======
Net interest income; interest
  rate spread(4) ......................              $ 2,031      3.77%              $1,971      3.68%              $2,031     3.78%
                                                     =======      ====               ======      ====                =====     ====
Net interest margin(5) ................                           4.30%                          4.42%                         4.56%
                                                                  ====                           ====                          ====
Average interest-earning
  assets to average interest-
  bearing liabilities .................                         113.08%                        118.44%                       120.52%
                                                                ======                         ======                        ======


                                                   (Footnotes on following page)

-------------------------
(1) Non-accrual loans have been included in the average balance of loans, but unpaid interest on non-accrual loans has not been included for purposes of determining interest income.
(2) Includes investment and mortgage-backed securities classified as available for sale.
(3) Money market investments consist of interest-bearing deposits in other financial institutions (including certificates of deposit).
(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.
(5) Net interest margin is net interest income divided by average interest-earning assets.


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


                                                                           Year Ended June 30,
                                                    ---------------------------------------------------------------
                                                             1999 vs. 1998                    1998 vs. 1997
                                                    -------------------------------    ----------------------------
                                                               Increase                         Increase
                                                              (Decrease)                       (Decrease)
                                                                Due to                           Due to
                                                    --------------------               -------------------
                                                                            Total                            Total
                                                                           Increase                         Increase
                                                     Rate      Volume     (Decrease)   Rate     Volume     (Decrease)
                                                    -------   --------    ---------    -----  ---------   -----------
                                                           (In Thousands)                   (In Thousands)
Interest-earning assets:
  Loans receivable, net ...........................  $(136)     $ 893      $ 757      $(150)     $ 711      $ 561
  Investment and mortgage-backed securities(1) ....      2       (465)      (463)        60       (584)      (524)
  Money market investments(2) .....................    (31)       (61)       (92)         6        (14)        (8)
  Federal funds sold and other investments ........      2        (19)       (17)         7         12          5
                                                     -----      -----      -----      -----      -----      -----
    Total interest-earning assets .................   (163)       348        185         91        125         34
                                                     -----      -----      -----      -----      -----      -----

Interest-bearing liabilities:

  Passbook and club accounts ......................  $  (8)     $  (4)     $ (12)     $  (4)     $ (21)     $ (25)
  NOW accounts ....................................     (6)         4         (2)        (5)         2         (3)
  Money market accounts ...........................     --         (7)        (7)         2         (6)        (4)
  Certificates of deposit .........................    (40)        (4)       (44)        39         69        108
  Borrowed Money ..................................    (31)       221        190          4         14         18
                                                     -----      -----      -----      -----      -----      ------
    Total interest-bearing liabilities ............    (85)       210        125         36         58         94
                                                     -----      -----      -----      -----      -----      -----

Increase (decrease) in net interest income ........  $ (78)     $ 138      $  60      $(127)     $  67      $ (60)
                                                     =====      =====      =====      =====      =====      =====


-----------

(1)  Includes investment securities classified as available for sale.

(2) Money market investments consist of interest-bearing deposits in other financial institutions (including certificates of deposit).

RESULTS OF OPERATIONS

     NET INCOME. The Company reported net income of $273,000, $279,000 and $327,000 for the years ended June 30, 1999, 1998 and 1997 respectively. The $6,000 or 2.1% decrease in net income for fiscal 1999 was primarily due to a $241,000 or 17.0% increase in non-interest expenses, a $28,000 or 13.7% decrease in non-interest income and a $39,000 or 23.2% increase in income taxes, which were partially offset by a $60,000 or 3.0% increase in net interest income and a $242,000 or 77.6% decrease in the provision for loan losses. The $48,000 or 14.7% decrease in net income for fiscal 1998 was primarily due to a $60,000 or 2.9% decrease in net interest income, a $39,000 or 30.2% increase in the provision for income taxes and a $283,000 or 975.8% increase in loan loss provisions, which were offset by a $237,000 or 14.3% decrease in non interest expenses (due to a special assessment of $247,000 to recapitalize the Savings Association Insurance Fund, which occurred on September 30, 1996) and a $97,000 or 90.7% increase in non interest income.

     For the year ended June 30, 1999, the Company's net interest margin decreased by 12 basis points to 4.30% from 4.42% for fiscal 1998. The average yield earned on the Company's interest-earning assets decreased by 7 basis points, which was offset by a 17 basis point decrease in the average rate paid on the Company's interest-bearing liabilities. The decrease in the average yield earned on interest-earning assets was primarily attributable to the Company's increase in average loans receivable from $30.1 million with an average rate of 9.04% at the year ended June 30, 1998, to $40.4 million with an average rate of 8.61% at the year ended June 30, 1999. The decrease in the average rate paid on interest-bearing liabilities reflected a shift in the Company's deposit accounts to lower rates paid on savings deposits and by a decrease in the average rate paid on borrowed money.

     For the year ended June 30, 1998, the Company's net interest margin decreased by 14 basis points to 4.42% from 4.56% for fiscal 1997. The average yield earned on the Company's interest-earning assets increased by 7 basis points, which was offset by a 17 basis point increase in the average rate paid on the Company's interest-bearing liabilities. The increase in the average yield earned on interest-earning assets was primarily attributable to the Company's increase in average loans receivable from $22.4 million at the year ended June 30, 1997, to $30.1 million at the year ended June 30, 1998. The increase in the average rate paid on interest-bearing liabilities reflected a shift in the Company's deposit accounts from lower rates paid on passbook accounts to higher rates paid on certificates of deposit, and by an increase in the average rate paid on borrowed money.

     NET INTEREST INCOME. Net interest income increased by $60,000 or 3.0% during the year ended June 30, 1999, as compared to the prior fiscal year, due to a $10.3 million or 34.2% increase in the average balance of loans receivable and a 17 basis point decrease in the average rate paid on interest-bearing liabilities, which were offset by a $6.1 million or 58.3% decrease in the average balance of investment securities together with a $1.3 million or 37.6% decrease in the average balance of money market investments and a $287,000 or 47.3% decrease in the average balance of federal funds and other investments.

     During the year ended June 30, 1999, total interest income increased by $185,000 or 4.9%, as compared to the prior fiscal year, primarily due to a $757,000 or 27.8% increase in interest earned on loans receivable and a $7,000 or 18.4% increase in interest earned on federal funds sold. This increase was partially offset by a $488,000 or 61.4% decrease in interest earned on investment securities and a $91,000 or 49.2% decrease in interest earned on money market investments. The increase in interest earned on loans receivable was due primarily to a $10.3 million or 34.2% increase in the average balance of loans receivable. The decrease in interest earned on investment securities was due to the reduction of the average balance of investment securities from $10.4 million during 1998 to $4.3 million during 1999. The decrease in the average balance of the Company's investment securities reflected the Company's reinvestment of a portion of its maturing U.S. government and agency obligations into loans receivable.

     During the year ended June 30, 1999, total interest expense increased $125,000 or 7.0% as compared to the prior fiscal year, due to a $4.3 million of 257.2% increase in the average balance of borrowed money which was offset by a $127,000 or 0.3% decrease in the average balance of savings deposits and a 16 basis point decrease on the average rate paid thereon. The average cost of interest bearing liabilities decreased by 17 basis points from 4.71% at June 30, 1998 to 4.54% as of June 30, 1999.

     Net interest income decreased by $60,000 or 3.0% during the year ended June 30, 1998, as compared to the prior fiscal year, due to a $7.7 million or 42.5% decrease in the average balance of investment securities together with a $675,000 or 1.8% increase in the average balance of interest-bearing liabilities and a 17 basis point increase in the average rate paid thereon, which were offset by a $7.7 million or 34.4% increase in the average balance of loans receivable.

     During the year ended June 30, 1998, total interest income increased by $34,000 or 0.9%, as compared to the prior fiscal year, primarily due to a $561,000 or 25.9% increase in interest earned on loans receivable and a $5,000 or 15.5% increase in interest earned on federal funds sold. This increase was partially offset by a $524,000 or 39.7% decrease in interest earned on investment securities and an $8,000 or 4.3% decrease in interest earned on money market investments. The increase in interest earned on loans receivable was due primarily to a $7.7 million or 34.4% increase in the average balance of loans receivable. The decrease in interest earned on investment securities was due the reduction of the average balance of investment securities from $18.1 million during 1997 to $10.4 million during 1998. The decrease in the average balance of the Company's investment securities reflected the Company's reinvestment of a portion of its U.S. government and agency obligations into loans receivable.

     During the year ended June 30, 1998, total interest expense increased $94,000 or 5.6% as compared to the prior fiscal year, due to the combined effect of an increase of $459,000 or 1.3% in the average balance of savings deposits and a 15 basis point increase on the average rate paid thereon. Also contributing to the increase in interest expense was a $216,000 or 15.0% increase in the average balance of borrowed money and a 27 basis point increase on the average rate paid thereon. The average cost on interest bearing liabilities increased by 17 basis points from 4.54% for the year ending June 30, 1997 to 4.71% for the year ending June 30, 1998.

     PROVISION FOR LOAN LOSSES. The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by the Company, industry standards, past due loans, economic conditions in the Company's market area generally and other factors related to the collectibility of the Company's loan portfolio.

     During the years ended June 30, 1999 and 1998, the Company established provisions for loan losses of $70,000 and $312,000, respectively. The decrease in the provision for loan losses during fiscal 1999 reflected a decrease in the level of non-performing loans. The amount of the provision for loan losses during fiscal 1999 reflected an improvement in the credit quality with respect to several of the Company's commercial real estate and consumer loans. For fiscal 1999, the Company had further enhanced its collection efforts by hiring expertise to serve in this capacity. In fiscal 1999, total non-performing loans decreased $258,000 or 39.4% due to the Company's receipt of payments on prior non-performing loans. At June 30, 1999, the Company's allowance for loan losses amounted to $309,000 or 78.0% of total non-performing loans and 0.7% of total loans outstanding.

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

     Although management utilized its best judgment in providing for possible loan losses, there can be no assurance that the Company will not have to increase its provisions for losses on loans in the future as a result of future increases in non-performing loans or for other reasons, which could adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examinations process, periodically review the Company's provision for loan losses and the carrying value of its other non-performing assets. Such agencies can request the Company to adjust the allowance based on their judgements about information available to them at the time of their examination.

     OTHER INCOME. Total other income decreased by $28,000 or 13.7% during the year ended June 30, 1999, as compared to the prior year. The decrease was primarily due to a decrease of $73,000 or 42.4% in other miscellaneous income (which consists primarily of rental income earned on real estate owned, late charges, service charges, an adjustment to real estate tax assessment and other miscellaneous fees). This decrease was partially offset by a $43,000 net securities gain.

     During the year ended June 30, 1998, total other income increased by $97,000 or 90.6% as compared to the prior year. The increase was primarily due to an increase in other miscellaneous income which consists primarily of rental income earned on real estate owned, late charges, service charges, an adjustment to real estate tax assessment and other miscellaneous fees.

     OTHER EXPENSES. Total other expenses increased by $241,000 or 17.0% during the year ended June 30, 1999, as compared to the prior year. The primary reasons for the increase were a $104,000 or 14.1% increase in compensation and employee benefits, a $16,000 or 13.6% increase in legal expenses, a $52,000 or 25.5% increase in premises and occupancy costs, a $22,000 or 26.2% increase in data processing expense, a $6,000 increase in net loss on real estate owned and a $43,000 or 17.8% increase in miscellaneous operating expenses which were offset by a $2,000 decrease in federal insurance premiums. Data operating expenses increased as a result of additional expenses relating to the Company's preparation for Year 2000 by upgrading its data processing system and expenses relating to premises and occupancy have increased as the Company has purchased property and began expansion of its main office.

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

     PROVISION FOR INCOME TAXES. The Company incurred income tax expense of $207,000 for the year ended June 30, 1999, as compared to $168,000 for fiscal 1998. The Company's effective tax rate amounted to 43.1% and 37.6% for fiscal 1999 and 1998, respectively.

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

     The Company has (in recent periods) implemented asset and liability management strategies and policies designed to better match the maturities and repricing terms of the Company's interest-earning assets and interest-bearing liabilities in order to minimize the adverse effects on the Company's results of operations of material and prolonged increases in interest rates. The Company has undertaken a variety of strategies to reduce its exposure to interest rate fluctuations, including (i) emphasizing investment in adjustable-rate single-family residential loans; (ii) continuing to emphasize the origination of consumer loans, which generally have shorter terms and higher interest rates than traditional mortgage loans; (iii) maintaining the weighted average maturity of the Company's portfolio at five years or less; (iv) maintaining a significant percentage of the Company's total assets in short-term investments and cash equivalents; and (v) attempting to attract, to the extent possible, longer-term, fixed-rate deposit accounts.

     As a result of implementing these asset and liability initiatives, at June 30, 1999, $6.6 million or 14.3% of the Company's total loan portfolio had adjustable interest rates. As of such date, $5.1 million or 17.1% of the Company's portfolio of single-family residential mortgage loans consisted of adjustable-rate loans. In addition, at June 30, 1999, $3.5 million or 100% of the Company's investment securities portfolio had scheduled maturities of more than five years and the Company maintained $2.7 million or 5.3% of its assets in cash and cash equivalents (consisting of cash and amounts due from depository institutions, money market investments and federal funds sold) as of such date.

     Moreover, during the years ended June 30, 1999 and 1998, the Company originated $4.4 million and $3.5 million of consumer loans, respectively. At June 30, 1999, the Company's total loan portfolio included $9.5 million or 20.6% of consumer loans.

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

     As a result of the implementation of the foregoing asset and liability strategies, the Company's one-year interest rate sensitivity gap amounted to (8.23)% of total assets at June 30, 1999. The one-year interest rate sensitivity gap is defined as the difference between the Company's interest-earning assets which are scheduled to mature or reprice within one year and its interest-bearing liabilities which are scheduled to mature or reprice within one year. At June 30, 1999, the Company's interest-earning assets maturing or repricing within one year totaled $15.8 million while the Company's interest-bearing liabilities maturing or repricing within one year was $20.1 million, providing a deficiency of interest-earning assets over interest-bearing liabilities of $4.3 million. At June 30, 1999, the percentage of the Company's interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 78.9%.

     The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of June 30, 1999, based on the information and assumptions set forth in the notes to the table.


                                                Within       Six to       More Than       More Than      Over
                                                 Six         Twelve     One Year to     Three Years to   Five
                                                Months       Months     Three Years      Five Years      Years        Total
                                              --------       -------    -----------     --------------  -------      -------
                                                                           (Dollars in Thousands)
Interest-earning assets:
  Investment securities(1)(2) .............   $    500       $ 1,474     $       --    $       --       $ 1,748      $ 3,722
  Loans receivable, net(3) ................      5,987         5,852         10,473         6,143        14,260       42,715
  Money market investments ................      1,668            --             --            --            --        1,668
  Federal funds sold and other
    investments ...........................        400            --             --            --            --          400
                                              --------       -------       --------       -------       -------      -------
    Total interest-earning
      assets ..............................      8,555         7,326         10,473         6,143        16,008       48,505
                                              --------       -------       --------       -------       -------      -------

Interest-bearing liabilities:
  Deposits(4) .............................      8,959         6,178         10,178         4,844         5,370       35,529
  Borrowed Money ..........................      5,000            --             --         3,000           394        8,394
                                              --------       -------       --------       -------       -------      -------
    Total interest-bearing
      liabilities .........................     13,959         6,178         10,178         7,844         5,764       43,923
                                              --------       -------       --------       -------        ------       ------
Excess (deficiency) of
 interest-earning assets over
 interest-bearing liabilities .............   $ (5,404)      $ 1,148       $    295       $(1,701)      $10,244      $ 4,582
                                               =======        ======       ========        ======        ======        =====

Cumulative excess of
  interest-earning assets over
  interest-bearing liabilities ............   $ (5,404)      $(4,256)      $ (3,961)      $(5,662)      $ 4,582
                                                ======         =====          =====         ======        =====

Cumulative excess of
  interest-earning assets over
  interest-bearing liabilities as a
  percentage of total assets ..............     (10.45)%       (8.23)%       (7.66)%      (10.95)%         8.86%
                                                 =====         =====         ======       ======         ======

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

     Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, management also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), which is defined as the net present value of a savings bank's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and NPV. The following table presents the Company's NPV as of June 30, 1999.


                                        Net Portfolio Value
            ----------------------------------------------------------------------
                                             Estimated
               Change in                     NPV as a                  Change as a
             Interest Rates    Estimated    Percentage      Amount      Percentage
             (basis points)      NPV        of Assets      of Change    of Assets
            ---------------  -----------  ------------  -------------  -----------
                                     (Dollars in Thousands)
                  +400          $2,469         5.37%        (4,710)      (65.6)%
                  +300           3,773         7.93         (3,406)      (47.4)
                  +200           4,989        10.15         (2,190)      (30.5)
                  +100           6,108        12.07         (1,070)      (14.9)
                    --           7,179        13.79              0         0
                  -100           7,824        14.75            646         9.0
                  -200           7,954        14.84            775        10.8
                  -300           7,918        14.66            740        10.3
                  -400           8,047        14.75            869        12.1



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

     Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, including money market investments and federal funds sold, and U.S. Government and agency obligations. On a longer-term basis, the Company invests in various lending products and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At June 30, 1999, the total commitments outstanding (excluding undisbursed portions of loans in process) amounted to $3.5 million in mortgage loans and $614,000 in unused lines of credit. At the same date, the unadvanced portion of loans in process approximated $2.9 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1999, totaled $12.7 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Company. See Note 8 of the Notes to Consolidated Financial Statements.

     As of June 30, 1999, the Company had regulatory capital which was in excess of applicable limits. See Note 11 of the Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivatives be recognized as either assets or liabilities in the balance sheet and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and resulting designation. This statement is effective for fiscal years beginning after June 15, 1999, although earlier adoption is permitted. In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--and Amendment of FASB Statement No. 133," which delays the adoption of SFAS No. 133 until June 30, 2000.

     In October 1998, the FASB issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage-Banking Enterprise," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a nonmortgage banking enterprise. This statement is effective for the first quarter beginning January 1, 1999, and will not have any impact on the Company's financial position or results of operation as the Company does not currently securitize mortgage loans.

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

YEAR 2000 COMPLIANCE

     Many computer programs were developed recognizing only the last two digits of a year (e.g. "99" for "1999"). A question exists as to whether certain computer programs will recognize the year 2000 accurately. It is possible that since may programs will key on the "00" in the date, the year 2000 will be recognized as 1900. This issue has been popularly named the "Y2K" problem.

     The Company is aware of the issues relating to Y2K. They are pervasive and complex. The failure of computer systems to properly recognize the year 2000 could result in the generation of erroneous data or be the cause of a system failure.

     The Securities and Exchange Commission, the Federal Financial Institution's Examination Council ("FFIEC") and the other federal banking regulators have issued guidelines to assure that insured depository institutions appropriately address Y2K issues. Of primary concern is the ability of computer hardware and software to recognize the year 2000. The FFIEC determined that the Y2K management process should consist of five phases (Awareness, Assessment, Renovation, Validation and Implementation) and established a timeline for the completion of each phase.

     The Company outsources substantially all of its critical data processing needs. As a result, the company is largely dependent on vendor cooperation for systems used in its day-to-day business. The Company is working closely with its vendors to ensure that Y2K issues will not adversely affect its operational and financial systems.

     The Company has developed a Year 2000 Action Plan that addresses all systems, hardware, software and data processing applications provided by third-party vendors and any proprietary programs. The Awareness and Assessment phases of the plan are complete. These phases focused on understanding the Y2K problem and identifying all hardware, software, networks, processing platforms, vendor interdependencies and budget requirements affected by the Y2K date change. The Renovation phase entailed assessing the need for hardware and software upgrades, system replacements, and related changes. The Company has completed the Renovation phase.

     The Validation and Implementation phases involve determining the Y2K status of the Company's mission critical systems and vendors through testing and certification. Testing has been completed on mission critical hardware and software systems and vendors and the tests have indicated compliance for all critical areas. Validation and Implementation phases were completed as of June 30, 1999.

     The Company has formulated a Contingency Plan for its major functions in the event that system interruptions or failures due to Y2K problems occur that are beyond the Company's control. Integral to the Contingency Plan is a liquidity plan, which outlines the Company's efforts to insure adequate cash reserves through the Y2K dilemma. The Contingency Plan also involves, among other things, additional equipment and supplies, additional staff and training, and hard copy records of critical information.

     Management has estimated that expenses related to Y2K will not exceed $15,000, of which $10,000 has already been incurred. This amount covers testing, upgrades and customer communication. Direct and indirect costs associated with Year 2000 issues have not had a material impact on the Company's consolidated financial statements to date and management does not anticipate any future costs to be significant.

     The foregoing discussion of the implications of the Y2K problem for the Company contains forward-looking statements based on inherently uncertain information. The cost to address Y2K issues is based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. There can be no guarantee, however, that these statements will be achieved and actual results could differ. Moreover, although management believes it is effectively addressing its Y2K issues, no assurances can be given that the Company will not be affected by the Y2K problem. In the event that the Company is affected, including disruptions in the economy generally resulting from Y2K problems, the Company's business, financial condition and results of operations could be materially adversely affected, the extent to which cannot be reasonably estimated at this time.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Pennwood Bancorp, Inc. and Subsidiary:

We have audited the accompanying consolidated statements of financial condition of Pennwood Bancorp, Inc. and subsidiary (the Company) as of June 30, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pennwood Bancorp, Inc. and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                            /s/  KPMG LLP


Pittsburgh, Pennsylvania
July 30, 1999

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                             June 30, 1999 and 1998

                    (Dollars in thousands, except share data)

                                                                                    1999           1998
                                                                                ------------    ------------
                             ASSETS

Cash and amounts due from depository institutions                               $     1,054            527
Interest-bearing deposits                                                             1,667          2,026
Investment and mortgage-backed securities (notes 2, 3 and 9):
      Available-for-sale (amortized cost $3,513 and $7,653)                           3,515          7,752
      Held-to-maturity (market value $210 and $215)                                     207            210
Loans receivable, net (notes 4 and 9)                                                42,715         33,625
Real estate owned, net                                                                   86             11
Federal Home Loan Bank stock, at cost (notes 5 and 9)                                   400            284
Premises and equipment, net (note 6)                                                  1,340          1,044
Accrued interest receivable (note 7)                                                    299            331
Prepaid expenses and other assets                                                       413            270
                                                                                -----------     ----------

                       Total assets                                             $    51,696         46,080
                                                                                ===========     ==========
                        LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
      Savings deposits (note 8)                                                      35,529         35,754
      Borrowed funds (note 9)                                                         8,394          1,432
      Advances from borrowers for taxes and insurance                                   463            392
      Accrued interest payable                                                          461            441
      Accrued expenses and other liabilities                                            242            100
                                                                                -----------     ----------

                       Total liabilities                                             45,089         38,119

Shareholders' Equity (notes 10, 11 and 12):
      Preferred stock, $.01 par value, 1,000,000 shares authorized,
            none issued                                                                  --             --
      Common stock, $.01 par value, 4,000,000 shares authorized,
            813,419 shares issued                                                         8              8
      Additional paid-in capital                                                      5,665          5,642
      Retained earnings, substantially restricted                                     4,516          4,427
      Treasury stock, at cost, 252,780 and 116,025 shares at
            June 30, 1999 and 1998, respectively                                     (3,045)        (1,526)
      Unearned Employee Stock Ownership Plan shares                                    (342)          (390)
      Unearned common stock - Recognition and Retention Plan                           (196)          (267)
      Accumulated other comprehensive income, net of tax
            of $1 in 1999 and $28 in 1998                                                 1             67
                                                                                -----------     ----------

                       Total shareholders' equity                                     6,607          7,961
                                                                                -----------     ----------

                       Total liabilities and shareholders' equity               $    51,696         46,080
                                                                                ===========     ==========

See accompanying notes to consolidated financial statements.

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                    Years Ended June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)


                                                                                      1999        1998        1997
                                                                                -----------  ----------  ----------
           Interest income:
                 Loans                                                          $     3,484       2,727        2,166
                 Investment and mortgage-backed securities                              307         795        1,319
                 Federal funds sold and other investments                                45          38           33
                 Interest-bearing deposits                                               94         185          193
                                                                                -----------  ----------  ----------
                                Total interest income                                 3,930       3,745        3,711
           Interest expense:
                 Interest on savings deposits (note 8)                                1,600       1,665        1,589
                 Interest on borrowed funds                                             299         109           91
                                                                                -----------  ----------  ----------
                                Total interest expense                                1,899       1,774        1,680
                                                                                -----------  ----------  ----------
                                Net interest income                                   2,031       1,971        2,031

           Provision for loan losses                                                     70         312           29

                                Net interest income after provision
                                  for loan losses                                     1,961       1,659        2,002
           Other income:
                 Service charges                                                         95          95           68
                 Net securities gain                                                     43          --           --
                 Other                                                                   38         109           39
                                                                                -----------  ----------  ----------
                                Total other income                                      176         204          107
                                                                                -----------  ----------  ----------

           Other expenses:
                 Compensation and employee benefits (note 12)                           840         736          603
                 Premises and occupancy costs                                           256         204          216
                 Federal insurance premiums                                              21          23           38
                 FDIC-SAIF assessment (note 14)                                          --          --          247
                 Data processing expense                                                106          84           78
                 Net loss on real estate owned                                           15           9           61
                 Legal and professional                                                 134         118          119
                 Other operating expenses                                               285         242          291
                                                                                -----------  ----------  ----------
                                Total other expenses                                  1,657       1,416        1,653
                                                                                -----------  ----------  ----------
                                Income before income taxes                              480         447          456

           Provision for income taxes (note 10):
                 Federal                                                                165         153          141
                 State                                                                   42          15          (12)
                                                                                -----------  ----------  ----------
                                Total provision for income taxes                        207         168          129
                                                                                -----------  ----------  ----------
                                Net income                                      $       273         279          327
                                                                                ===========  ==========  ===========
           Basic earnings per share                                             $      0.48        0.42         0.45
                                                                                ===========  ==========  ===========
           Diluted earnings per share                                           $      0.48        0.41         0.45
                                                                                ===========  ==========  ===========

           See accompanying notes to consolidated financial statements

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                Consolidated Statements of Shareholders' Equity

                    Years Ended June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)


                                                        ADDITIONAL                              UNEARNED      UNEARNED
                                             COMMON      PAID-IN      RETAINED     TREASURY       ESOP          RRP
                                              STOCK      CAPITAL      EARNINGS      STOCK        SHARES        SHARES
                                           ----------  ------------  ----------   ----------   ---------    -----------
Balance at June 30, 1996                   $    --          --        4,149            --           --            --
Comprehensive income:
      Net income                                --          --          327            --           --            --
      Net unrealized gain on securities
        available-for-sale                      --          --           --            --           --            --
                                           ----------  ------------  ----------   ----------   ---------    -----------

Total comprehensive income                      --          --          327            --           --            --

Proceeds from stock offering (note 17)           6       5,589           --            --           --            --
Shares acquired for ESOP - 48,810 shares        --          --           --            --         (488)           --
Principal repayment of ESOP debt                --          14           --            --           49            --
Shares acquired for RRP - 24,405 shares         --          --           --            --           --          (357)
Amortization of RRP                             --          --           --            --           --            18
Purchase of treasury stock - 30,506 shares      --          --           --          (458)          --            --
Cash dividends declared at $.22 per share       --          --         (121)           --           --            --
                                           ----------  ------------  ----------   ----------   ---------    -----------

Balance at June 30, 1997                         6       5,603        4,355          (458)        (439)         (339)

Comprehensive income:
Net income                                      --          --          279            --           --            --
Net unrealized gain on securities
      available-for-sale                        --          --           --            --           --            --
                                           ----------  ------------  ----------   ----------   ---------    -----------

Total comprehensive income                      --          --          279            --           --            --

                                                ACCUMULATED
                                                   OTHER
                                               COMPREHENSIVE
                                               INCOME (LOSS),
                                                    NET             TOTAL
                                             ------------------   ----------
Balance at June 30, 1996                            (73)            4,076
Comprehensive income:
      Net income                                     --               327
      Net unrealized gain on securities
        available-for-sale                           71                71
                                             ------------------   ----------

Total comprehensive income                           71               398

Proceeds from stock offering (note 17)               --             5,595
Shares acquired for ESOP - 48,810 shares             --              (488)
Principal repayment of ESOP debt                     --                63
Shares acquired for RRP - 24,405 shares              --              (357)
Amortization of RRP                                  --                18
Purchase of treasury stock - 30,506 share            --              (458)
Cash dividends declared at $.22 per share            --              (121)
                                             ------------------   ----------

Balance at June 30, 1997                             (2)            8,726

Comprehensive income:
Net income                                           --               279
Net unrealized gain on securities
      available-for-sale                             69                69
                                             ------------------   ----------

Total comprehensive income                           69               348



                                       22                          (Continued)

                     PENNWOOD BANCORP, INC. AND SUBSIDIARY

                Consolidated Statements of Shareholders' Equity

                    Years Ended June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)




                                                                       ADDITIONAL                                         UNEARNED
                                                        COMMON          PAID-IN         RETAINED         TREASURY           ESOP
                                                        STOCK           CAPITAL         EARNINGS          STOCK            SHARES
                                                      ----------      ------------    ------------    --------------    ------------
Four-for-three stock split                           $       2              (2)               --               --            --
Principal repayment of ESOP debt                            --              41               (12)              --            49
Amortization of RRP                                         --              --                --               --            --
Purchase of treasury stock - 75,350 shares                  --              --                --           (1,068)           --
Cash dividends declared at $.27 per share                   --              --              (195)              --            --
                                                      ----------      ------------    ------------    --------------    ------------
Balance at June 30, 1998                                     8           5,642             4,427           (1,526)         (390)

Comprehensive income:

      Net income                                            --              --               273               --            --
      Net unrealized gain on securities
            available-for-sale                              --              --                --               --            --
                                                      ----------      ------------    ------------    --------------    ------------
Total comprehensive income                                  --              --               273               --            --

Principal repayment of ESOP debt                            --              23                --               --            48
Amortization of RRP                                         --              --                --               --            --
Purchase of treasury stock - 136,755 shares                 --              --                --           (1,519)           --
Cash dividends declared at $.295 per share                  --              --              (184)              --            --
                                                      ----------      ------------    ------------    --------------    ------------
Balance at June 30, 1999                             $       8           5,665             4,516           (3,045)         (342)
                                                      ==========      =============   ============    ==============    ============



                                                                      ACCUMULATED
                                                                         OTHER
                                                       UNEARNED      COMPREHENSIVE
                                                         RRP         INCOME (LOSS),
                                                        SHARES            NET             TOTAL
                                                    -------------   ---------------     ---------
Four-for-three stock split                               --                --                --
Principal repayment of ESOP debt                         --                --                78
Amortization of RRP                                      72                --                72
Purchase of treasury stock - 75,350 shares               --                --            (1,068)
Cash dividends declared at $.27 per share                --                --              (195)
                                                    -------------   ---------------     ---------
Balance at June 30, 1998                               (267)               67             7,961

Comprehensive income:

      Net income                                         --                --               273
      Net unrealized gain on securities
            available-for-sale                           --               (66)              (66)
                                                    -------------   ---------------     ---------
Total comprehensive income                               --               (66)              207

Principal repayment of ESOP debt                         --                --                71
Amortization of RRP                                      71                --                71
Purchase of treasury stock - 136,755 shares              --                --            (1,519)
Cash dividends declared at $.295 per share               --                --              (184)
                                                    -------------   ---------------     ---------
Balance at June 30, 1999                               (196)                1             6,607
                                                    =============   ===============     =========



See accompanying notes to consolidated financial statements

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                    Years Ended June 30, 1999, 1998 and 1997

                             (Dollars in thousands)

                                                                                          1999           1998          1997
                                                                                      ------------   ------------   -----------
Operating activities:
    Net income                                                                      $         273            279           327
    Adjustments to reconcile net income to net
        cash provided by operating activities:
           Depreciation expense                                                                44             50            54
           Provision for loan losses                                                           70            312            29
           Decrease (increase) in accrued interest receivable                                  32            203          (193)
           (Increase) decrease in prepaid expenses and other assets                          (113)           (14)          279
           Net gain on the sales of securities available for sale                             (43)            --            --
           Net loss on the sale of real estate owned                                           15              9            61
           Increase in accrued interest payable                                                20             31            15
           Increase (decrease) in accrued expenses and other liabilities                      148           (142)           (9)
           Increase (decrease) in stock subscription deposits                                  --             --        (4,569)
           Noncash compensation expense related to stock
              benefit plans                                                                   142            150            81
           Other, net                                                                          --              7             6
                                                                                      ------------   ------------   -----------
                         Total adjustments                                                    315            606        (4,246)
                                                                                      ------------   ------------   -----------
                         Net cash provided (used) by operating activities                     588            885        (3,919)
                                                                                      ------------   ------------   -----------
Investing activities:
    Purchases of premises and equipment                                                      (340)            (8)           (9)
    Purchases of investment securities held-to-maturity                                      (750)          (998)           --
    Purchases of investment and mortgage-backed securities
        available-for-sale                                                                 (2,911)        (2,763)      (10,941)
    Proceeds from maturities and principal repayments of
        investment securities held-to-maturity                                                750          1,500         2,272
    Proceeds from sales of securities available-for-sale                                      409
    Proceeds from maturities and principal repayments of
        investment and mortgage-backed securities available-for-sale                        6,689         13,344         2,949
    Proceeds from sale of real estate owned                                                    15             18           101
    Net increase in loans receivable                                                       (9,265)        (6,966)       (5,889)
    Decrease (increase) in FHLB stock                                                        (116)            61          (164)
    Other                                                                                      --            (36)           24
                                                                                      ------------   ------------   -----------
                         Net cash (used) provided by investing activities                  (5,519)         4,152       (11,657)
                                                                                      ------------   ------------   -----------

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                    Years Ended June 30, 1999, 1998 and 1997

                             (Dollars in thousands)

                                                                                          1999         1998         1997
                                                                                       -----------  -----------  -----------
Financing activities:
    Net decrease in passbook, club, money market
        and NOW accounts                                                              $     (168)        (594)      (1,479)
    Net (decrease) increase in certificates of deposit accounts                              (57)         529          (35)
    Net increase in advances from borrowers for taxes
        and insurance                                                                         71           72           44
    Proceeds from issuance of common stock                                                    --           --        5,595
    Stock acquired for ESOP                                                                   --           --         (488)
    Stock  acquired for RRP                                                                   --           --         (357)
    Purchase of Treasury stock                                                            (1,519)      (1,068)        (458)
    Dividends paid                                                                          (190)        (192)         (75)
    (Decrease) increase in FHLB advances                                                   7,000       (3,000)       4,000
    Proceeds from ESOP loan                                                                   --           --          488
    Other                                                                                    (38)         (35)          39
                                                                                       ----------   ----------   ----------
                      Net cash provided (used) by financing
                         activities                                                        5,099       (4,288)       7,274
                                                                                       ----------   ----------   ----------
                      Net increase (decrease) in cash and cash equivalents                   168          749       (8,302)

Cash and cash equivalents, beginning of period                                             2,553        1,804       10,106
                                                                                       ----------   ----------   ----------
Cash and cash equivalents, end of period                                              $    2,721        2,553        1,804
                                                                                       ==========   ==========   ==========
Supplemental disclosure of cash flow information:
Cash paid during the period for:

        Interest                                                                      $    1,879        1,743        1,665
                                                                                       ==========   ==========   ==========
        Income taxes                                                                  $      164          162          106
                                                                                       ==========   ==========   ==========
Supplemental schedule of noncash investing activities:
    Loans transferred to real estate owned                                            $      107           --           16
                                                                                       ==========   ==========   ==========
    Dividends declared but not paid                                                   $       43           49           46
                                                                                       ==========   ==========   ==========


See accompanying notes to consolidated financial statements.

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

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

     The following comprise the significant accounting policies which the Company follows in preparing and presenting their consolidated financial statements:

     (a)  PRINCIPLES OF CONSOLIDATION

          The accompanying consolidated financial statements include the accounts of Pennwood Bancorp, Inc. and its wholly owned subsidiary, Pennwood Savings Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

     (b)  BASIS OF PRESENTATION

          The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period.Actual results could differ significantly from those estimates.

     (c)  CASH AND CASH EQUIVALENTS

          For the purposes of the statements of cash flows, cash and cash equivalents include cash on hand and amounts due from depository institutions, federal funds sold and interest-bearing deposits.

                                       26                            (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)


     (d)  INVESTMENT AND MORTGAGE-BACKED SECURITIES

          The Company classifies securities at the time of their purchase as either "held-to-maturity," "trading" or "available-for-sale." If it is management's intent and the Company has the ability to hold such securities until their maturity, these securities are classified as held-to-maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. Alternatively, if it is management's intent at the time of purchase to hold securities for the purpose of resale in the near future, the securities are classified as trading and are carried at market value with unrealized gains and losses reported in current period earnings. At June 30, 1999 and 1998, the Company had no securities classified as trading. Securities not classified as held-to-maturity or trading are classified as available-for-sale and are carried at market value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax. Investments available-for-sale include investment securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate, prepayment risk or liquidity needs.

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

     (e)  LOANS RECEIVABLE

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



                                       27                           (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)

          Loan origination fees and certain direct loan costs are deferred, and the net fee or cost is recognized in income using a method which approximates the level-yield method over the contractual life of the loans.

          A loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. All nonperforming loans are considered to be impaired loans. Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, or at the loan's market price or fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference by either an allocation of the allowance for loan losses or by a provision for loan losses, depending on the adequacy of the allowance for loan losses. As of June 30, 1999 and 1998, impaired loans consisted of $396 and $654 of non-performing consumer and single family residential loans, respectively, that have been collectively evaluated for impairment. Estimated impairment losses for the loans are based on various factors including past loss experience, recent economic conditions, portfolio delinquency rates and fair value of the underlying collateral. There were no impairment reserves at June 30, 1999 and 1998. Average impaired loans during the years ended June 30, 1999 and 1998, were $545 and $693, respectively. During the years ended June 30, 1999, 1998 and 1997, the Bank recognized $1, $12 and $10 of interest revenue on impaired loans, respectively, all of which was recognized using the cash basis method of income recognition.

     (f)  PROVISION FOR LOAN LOSSES

          Provisions for estimated losses on loans are charged to earnings in an amount that results in an allowance for loan losses sufficient, in management's judgment, to cover probable losses based on management's periodic evaluation of risks in the loan portfolio, past loss experience of the Bank, current economic conditions, adverse situations which may affect a specific borrower's ability to repay, the estimated value of any underlying collateral and other relevant factors.



                                       28                            (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



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

     (g)  REAL ESTATE OWNED

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

     (h)  PREMISES AND EQUIPMENT

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

     (i)  INTEREST ON SAVINGS DEPOSITS

          Interest on savings deposits is accrued and charged to expense monthly and is paid or credited in accordance with the terms of the respective accounts.

                                       29                            (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)


     (j)  INCOME TAXES

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

     (k)  PENSION PLAN

          Current costs of the pension plan are charged to expense and funded as accrued. There are no unfunded vested benefits as of June 30, 1999 and 1998.

     (l)  EARNINGS PER SHARE

          In February 1997, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 supersedes APB Opinion No. 15, "Earnings per Share" (Opinion No. 15) and requires the calculation and dual presentation of basic and diluted earnings per share (EPS), replacing the measures of primary and fully-diluted EPS as reported under Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending December 31, 1997. Prior period EPS data is restated to conform with SFAS No. 128.


                                       30                            (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)


           The following weighted average shares and share equivalents are used to calculate basic and diluted EPS for the years ended June 30, 1999 and 1998:


                                                                        1999           1998         1997
                                                                    ------------  ------------- -------------

             Weighted average number of shares outstanding
               used to calculate basic EPS                              570,496        662,734       720,265
             Dilutive securities                                             --         23,460            --
                                                                    ------------  ------------- -------------

             Weighted average number of shares and share
               equivalents outstanding used to calculate
               diluted EPS                                              570,496        686,194       720,265
                                                                    ============  ============= =============

           Options to purchase 69,148 shares of common stock at $10.59 per share were outstanding during 1999 and 1997 but were not included in the computation of diluted EPS because to do so would have been anti-dilutive. Additionally, 21,481 and 27,659 Recognition and Retention Plan awards were outstanding during 1999 and 1997, respectively, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

      (m)  COMPREHENSIVE RESULTS

           During 1999, the Company adopted SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 established standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 defines comprehensive income as net income, as currently reported, as well as unrealized gains and losses on assets available-for-sale and certain other items not currently included in the income statement. In complying with the reporting requirements of this statement, the Company retitled the line item in the Consolidated Statement of Financial Condition and the Statement of Changes in Shareholders' Equity from "Unrealized gain (loss) on securities available-for-sale, net" to "Accumulated other comprehensive income (loss), net." Other comprehensive income
           (loss) includes unrealized gains (losses) on investment securities available-for-sale.

      (n)  STOCK SPLIT

           On May 15 1998, the Company completed a four-for-three stock split. Share amounts and prior period EPS data have been restated to reflect the impact of the split.




                                 31                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)




      (o)  RECLASSIFICATION OF PRIOR YEAR STATEMENTS

           Certain items previously reported have been reclassified to conform with the current year's reporting format.

(2)   INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

      The carrying values and estimated market value of securities available-for-sale as of June 30, 1999 and 1998, are summarized as follows:


                                                             JUNE 30, 1999
                                     --------------------------------------------------------------
                                                         GROSS           GROSS         ESTIMATED
                                       AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                         COST            GAINS          LOSSES           VALUE
                                     --------------  --------------  --------------  --------------
       U.S. agency obligations    $          1,997              --            (23)           1,974
       Mortgage-backed securities            1,131              16             (3)           1,144
       FNMA common stock                       135               1              --             136
       FNMA preferred stock                    250              11              --             261
                                     --------------  --------------  --------------  --------------

                     Total        $          3,513              28            (26)           3,515
                                     ==============  ==============  ==============  ==============
                                                             JUNE 30, 1998
                                    --------------------------------------------------------------
                                                         GROSS           GROSS         ESTIMATED
                                       AMORTIZED      UNREALIZED      UNREALIZED        MARKET
                                         COST            GAINS          LOSSES           VALUE
                                     --------------  --------------  --------------  --------------
       U.S. agency obligations    $          5,696              39              --           5,735
       Mortgage-backed securities            1,644              49              --           1,693
       FNMA preferred stock                    313              13             (2)             324
                                     --------------  --------------  --------------  --------------

                     Total        $          7,653             101             (2)           7,752
                                     ==============  ==============  ==============  ==============




                                 32                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



      The carrying value and estimated market value of securities available-for-sale by contractual maturity are as follows:


                                             JUNE 30, 1999                    JUNE 30, 1998
                                       --------------------------       ----------------------------
                                                        ESTIMATED                       ESTIMATED
                                       AMORTIZED         MARKET         AMORTIZED        MARKET
                                          COST            VALUE           COST            VALUE
                                       ----------      ----------       ----------     ----------

       U.S. agency and corporate
         obligations:
           Due in one year or less   $       --              --              --              --
           Due after one year
              through five years             --              --           1,249           1,257
           Due after five years
              through ten years              --              --           3,547           3,566
           Due after ten years            1,997           1,974             900             912
                                       ----------      ----------       ----------     ----------

                                          1,997           1,974           5,696           5,735
       FNMA common stock                    135             136
       FNMA preferred stock                 250             261             313             324
       Mortgage-backed securities         1,131           1,144           1,644           1,693
                                       ----------      ----------       ----------     ----------

                     Total         $      3,513           3,515           7,653           7,752
                                       ==========      ==========       ==========     ==========



      Proceeds from the sales of securities available-for-sale during 1999 were $409. Gross realized gains on the sale of securities available-for-sale during 1999 were $43. There were no sales of securities available-for-sale during 1998 or 1997. There were no commitments to purchase investment securities at June 30, 1999.




                                 33                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)




(3)   INVESTMENT SECURITIES HELD-TO-MATURITY

      The carrying values and estimated market values of investment securities held-to-maturity as of June 30, 1999 and 1998, are summarized as follows:

                                                                 JUNE 30, 1999
                                         ---------------------------------------------------------------
                                                              GROSS           GROSS         ESTIMATED
                                           AMORTIZED       UNREALIZED      UNREALIZED        MARKET
                                             COST             GAINS          LOSSES           VALUE
                                         --------------   --------------  --------------  --------------
       Municipal obligations           $           200                3              --             203
       Mortgage-backed securities                    7               --              --               7
                                         --------------   --------------  --------------  --------------

                     Total investments $           207                3              --             210
                                         ==============   ==============  ==============  ==============

                                                                 JUNE 30, 1998
                                         ---------------------------------------------------------------
                                                              GROSS           GROSS         ESTIMATED
                                           AMORTIZED       UNREALIZED      UNREALIZED        MARKET
                                             COST             GAINS          LOSSES           VALUE
                                         --------------   --------------  --------------  --------------
       Municipal obligations           $           200                5              --             205
       Mortgage-backed securities                   10               --              --              10
                                         --------------   --------------  --------------  --------------

                     Total investments $           210                5              --             215
                                         ==============   ==============  ==============  ==============




                                 34                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



      The amortized cost and estimated market value of securities held-to-maturity, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                        JUNE 30,
                                              -------------------------------------------------------------
                                                           1999                           1998
                                              ------------------------------  -----------------------------
                                                                ESTIMATED                      ESTIMATED
                                                AMORTIZED        MARKET        AMORTIZED         MARKET
                                                  COST            VALUE           COST           VALUE
                                              --------------  --------------  -------------   -------------
       Due in one year or less              $            --              --             --              --
       Due after one year through five
       years                                             --              --             --              --
       Due after five years through ten
       years                                             --              --             --              --
       Due after ten years                              200             203            200             205
                                              --------------  --------------  -------------   -------------

                                                        200             203            200             205

       Mortgage-backed securities                         7               7             10              10
                                              --------------  --------------  -------------   -------------

                     Total                  $           207             210            210             215
                                              ==============  ==============  =============   =============




                                 35                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)





(4)   LOANS RECEIVABLE

      Loans receivable as of June 30, 1999 and 1998, are summarized as follows:


                                                                   1999            1998
                                                               --------------  --------------
           Mortgage loans:
              Conventional, 1 - 4 family                     $        29,680          21,800
              Commercial and multi-family                              1,404           1,560
              Construction                                             5,300           3,631
              Insured and guaranteed                                     171             206
                                                               --------------  --------------
                                                                      36,555          27,197

           Other:
              Consumer loans                                           8,741           8,217
              Lines of credit                                            761             840
                                                               --------------  --------------
                                                                       9,502           9,057

           Less:
              Unearned interest on consumer loans                         30              73
              Undisbursed loan proceeds                                2,770           1,852
              Deferred loan fees                                         233             310
              Allowance for loan losses                                  309             394
                                                               --------------  --------------

                                                             $        42,715          33,625
                                                               ==============  ==============


      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. The collateral consists primarily of residential real estate and personal property. As of June 30, 1999 and 1998, the Bank had outstanding commitments to originate and fund first mortgage loans and construction loans of approximately $6,401 and $7,615, respectively. Unused customer lines of credit as of June 30, 1999 and 1998, approximated $614 and $676, respectively.




                                 36                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



      Nonaccrual loans totaled approximately $228, $323 and $273 as of June 30, 1999, 1998 and 1997, respectively. The interest that would have been recorded on these loans for the years ended June 30, 1999, 1998 and 1997, was approximately $24, $42 and $26, respectively. The amount of interest income recognized for the same periods was approximately $1, $12 and $10. The Company is not committed to lend additional funds to debtors whose loans have been placed on nonaccrual status.

      (a)   ALLOWANCES FOR ESTIMATED LOSSES

           Activity with respect to the allowances for estimated losses is summarized as follows:


                                                      1999            1998            1997
                                                  --------------  --------------  --------------
            LOANS RECEIVABLE
              Balance at beginning of period    $           394             282             337
              Provision charged to income                    70             312              29
              Charge-offs                                  (181)           (212)            (95)
              Recoveries                                     26              12              11
                                                  --------------  --------------  --------------
              Balance at end of period                      309             394             282
                                                  ==============  ==============  ==============
            REAL ESTATE OWNED
              Balance at beginning of period                 --              45              38
              Provision charged to income                    15              --              45
              Charge-offs                                   (15)            (45)            (38)
              Recoveries                                     --              --              --
                                                  --------------  --------------  --------------
              Balance at end of period          $            --              --              45
                                                  ==============  ==============  ==============


(5)   FEDERAL HOME LOAN BANK STOCK

      The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh. The investment is based on a predetermined formula and is carried at cost.




                                 37                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



(6)   PREMISES AND EQUIPMENT

      Premises and equipment as of June 30, 1999 and 1998, are summarized by major classification as follows:


                                                                       1999            1998
                                                                   --------------  --------------
           Land                                                  $           145             145
           Office buildings and improvements                               1,162           1,157
           Construction-in-progress                                          330              --
           Leasehold improvements                                             43              56
           Furniture, fixtures and equipment                                 253             323
                                                                   --------------  --------------
                         Total, at cost                                    1,933           1,681
              Less accumulated depreciation and
                 amortization                                                593             637
                                                                   --------------  --------------
                         Premises and equipment, net             $         1,340           1,044
                                                                   ==============  ==============


      Depreciation and amortization expense for the years ended June 30, 1999, 1998 and 1997, was $44, $50 and $54, respectively.

      The Bank maintains operating leases with respect to a branch office facility and equipment which expire on July 31, 2002, and various dates through June 30, 2001, respectively. Lease expense approximated $100, $47 and $28 for the years ended June 30, 1999, 1998 and 1997, respectively. Minimum annual lease commitments approximate $93, $83 and $24 for the years ended June 30, 2000, 2001 and 2002, respectively.

(7)   ACCRUED INTEREST RECEIVABLE

      Accrued interest receivable as of June 30, 1999 and 1998, is summarized as follows:


                                                                    1999            1998
                                                                --------------  --------------
              Loans receivable                               $            267             216
              Investment and mortgage-backed securities
                and other interest-bearing deposits                        32             115
                                                                --------------  --------------
                       Total                                 $            299             331
                                                                ==============  ==============





                                 38                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



(8)   SAVINGS DEPOSITS

      Savings deposits as of June 30, 1999 and 1998, are summarized as follows:

                                                                       JUNE 30,
                                              ------------------------------------------------------------
                                                         1999                            1998
                                              ---------------------------     ----------------------------
                                                WEIGHTED                       WEIGHTED
                                                AVERAGE                         AVERAGE
                                                  RATE          AMOUNT           RATE           AMOUNT
                                              -------------   -----------     ------------   -------------

       Passbook savings accounts           %      2.71     $       4,605 %       2.71     $         4,855
       Premium savings and club
         accounts                                 2.96             3,818         2.37               3,814
       Money market and NOW accounts              2.30             2,587         2.39               2,608
       Noninterest-bearing checking accts            -             1,340            -               1,242
                                                              -----------                    -------------

                                                                  12,350                           12,519

       Certificates of deposit:
         3.01% to 3.99%                           3.50                33         3.50                  33
         4.00% to 4.99%                           4.52             8,605         4.92               2,462
         5.00% to 5.99%                           5.44             7,338         5.43              13,641
         6.00% to 6.99%                           6.22             5,996         6.28               6,029
         7.00% to 7.99%                           7.22             1,207         7.25               1,070
                                                              -----------                    -------------

                                                                  23,179                           23,235
                                                              -----------                    -------------

                          Total                   4.35     $      35,529         4.41      $       35,754
                                                              ===========                    =============

      Certificates of deposit with balances of $100,000 or more totaled approximately $1,998 and $2,305 as of June 30, 1999 and 1998, respectively.




                                 39                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



      The scheduled contractual maturities of certificates of deposit are summarized as follows:

                                                                    1999             1998
                                                                --------------   --------------
              Within one year                                $         12,659           11,983
              Beyond one year but within two years                      4,137            4,462
              Beyond two years but within three years                   3,164            2,722
              Beyond three years but within four years                  2,114            2,089
              Beyond four years but within five years                   1,105            1,979
                                                                --------------   --------------

                       Total                                 $         23,179           23,235
                                                                ==============   ==============


      Interest expense on savings deposits for the years ended June 30, 1999, 1998 and 1997, is summarized as follows:

                                                         1999            1998             1997
                                                     --------------  --------------   --------------
           Passbook savings accounts              $            130             135              142
           Premium savings and club accounts                   118             125              143
           Money market and NOW accounts                        62              71               78
           Certificates of deposit                           1,290           1,334            1,226
                                                     --------------  --------------   --------------

                       Total                      $          1,600           1,665            1,589
                                                     ==============  ==============   ==============





                                 40                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



(9)   BORROWED FUNDS

      Borrowed funds at June 30, 1999 and 1998, are summarized as follows:


                                                                         JUNE 30,
                                                -----------------------------------------------------------
                                                            1999                           1998
                                                ----------------------------   ----------------------------
                                                  WEIGHTED                       WEIGHTED
                                                  AVERAGE                        AVERAGE
                                                    RATE          AMOUNT           RATE          AMOUNT
                                                -------------  -------------   -------------  -------------
       Advances from the Federal Home
         Loan Bank of Pittsburgh:
         Due within one year                 %      5.16     $        4,000 %         -     $           --
         Due between one and three years            5.58              3,000           -                 --
         Due between three and four
           years                                       -                 --        5.78              1,000
         Due between four and five
              years                                 5.42              1,000           -                 --
                                                               -------------                  -------------

                       Total advances               5.35              8,000        5.78              1,000

       ESOP term loan, payable through
         2006                                       7.75                394        8.50                432
                                                               -------------                  -------------
                       Borrowed funds               5.46     $        8,394        6.60     $        1,432
                                                               =============                  =============

      The ESOP term loan is secured by all unallocated shares of the Company's securities held by the ESOP. Principal and interest are payable in forty equal quarterly payments. The term loan has a variable interest rate equal to the prime rate. The interest rate at June 30, 1999, was 7.75%.

      The advances payable to the FHLB of Pittsburgh are secured by the Company's stock in the FHLB, qualifying residential mortgage loans and other mortgage-backed securities to the extent the fair market value of such pledged collateral must be at least equal to the advances outstanding.

      Interest expense on FHLB advances was $264, $76 and $52 and on the ESOP term loan $35, $33 and $39 for the years ended June 30, 1999, 1998 and 1997, respectively.




                                 41                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



(10)  INCOME TAXES

      The Bank qualifies to be taxed under income tax rules applicable to savings banks.

      The provision for income taxes for the years ended June 30, 1999, 1998 and 1997, consists of the following:

                                                              1999            1998             1997
                                                          --------------  --------------   --------------
           Current tax expense (benefit):
              Federal                                  $            125             190              138
              State                                                  42              15              (12)
                                                          --------------  --------------   --------------

                                                                    167             205              126

           Deferred tax expense (benefit):
              Federal                                                40             (37)               3
                                                          --------------  --------------   --------------

                       Provision for taxes on income                207             168              129

           Income tax expense (benefit) reported in
              net worth related to securities
              available-for-sale                                    (27)             29               37
                                                          --------------  --------------   --------------

                       Total income tax expense        $            180             197              166
                                                          ==============  ==============   ==============

      A reconciliation from the expected federal statutory income tax rate to the effective rate, expressed as a percentage of pretax income, for the years ended June 30, 1999, 1998 and 1997, is summarized as follows:

                                                               1999            1998             1997
                                                          --------------  --------------   --------------
              Expected federal tax rate                %      34.0            34.0             34.0
              State tax (net of federal benefit)               5.8             2.2             (1.8)
              Exempt income on investment securities          (0.8)           (2.0)            (2.0)
              Other                                            4.1             3.4             (1.8)
                                                          --------------  --------------   --------------

                                                       %      43.1            37.6             28.4
                                                          ==============  ==============   ==============





                                 42                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



      The tax effect of temporary differences which give rise to a significant portion of deferred tax assets (liabilities) as of June 30, 1999, 1998 and 1997, are as follows:


                                                           1999            1998             1997
                                                       --------------  --------------   --------------
         Deferred tax assets:
           Deferred loan fees                       $              9              28               26
           Book loan loss reserve                                105             134               96
           Tax loan loss reserve                                  --               6               --
           Unrealized loss on securities available-
              for-sale                                            --              --                1
           Employee stock ownership plan                          18              14               11
           Uncollected interest                                    3               3               25
           Fixed assets                                            2              --               --
           Other                                                  11               7               10
                                                       --------------  --------------   --------------

                     Total deferred tax asset                    148             192              169

         Deferred tax liabilities:
           Fixed assets                                           --              (6)             (14)
           Unrealized gain on securities available-
              for-sale                                            (1)            (28)              --
           Tax loan loss reserve                                  (2)             --               (5)
                                                       --------------  --------------   --------------

                     Total deferred tax liability                 (3)            (34)             (19)
                                                       --------------  --------------   --------------

                     Net deferred tax asset         $            145             158              150
                                                       ==============  ==============   ==============

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

      As a result of the special tax treatment accorded the Bank under income tax regulations, approximately $979 of balances in retained earnings at June 30, 1998 (the most recent date for which a tax return has been filed), represent allocations of income to bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. If any portion of that amount is used other than to absorb loan losses (which is not anticipated), taxable income will be generated subject to tax at the rate then in effect.




                                 43                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

      As of June 30, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.




                                 44                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



      The Bank's actual capital amounts and ratios are also presented in the following table.

                                                                                          TO BE WELL
                                                                                       CAPITALIZED UNDER
                                                                 FOR CAPITAL           PROMPT CORRECTIVE
                                        ACTUAL                ADEQUACY PURPOSE        ACTIONS PROVISIONS
                                ------------------------   ------------------------  ------------------------
                                  AMOUNT        RATIO       AMOUNT        RATIO        AMOUNT        RATIO
                                -----------   ----------   ----------   -----------  -----------   ----------
      As of June 30, 1999:
        Total capital (to
          risk-weighted
          assets)             $      6,835 %    20.77   $      2,633 %     >8.00   $      3,291  %   >10.00
                                                                           -                         -
        Tier I Capital (to
          risk-weighted
          assets)                    6,526      19.83          1,316       >4.00          1,974      >6.00
                                                                           -                         -

        Tier I Capital (to
          average assets)            6,526      12.69          2,057       >4.00          2,571      >5.00
                                                                           -                         -
      As of June 30, 1998:
        Total capital (to
          risk-weighted
          assets)                    8,561      32.15          2,130       >8.00          2,663      >10.00
                                                                           -                         -
        Tier I Capital (to
          risk-weighted
          assets)                    8,227      30.89          1,065       >4.00          1,597      >6.00
                                                                           -                         -
        Tier I Capital (to
          average assets)            8,227      17.89          1,839       >4.00          2,299      >5.00
                                                                           -                         -

(12)  EMPLOYEE BENEFIT PLANS

      (a)  PENSION PLAN

           The Bank participates in a retirement plan which covers substantially all employees through the Financial Institution Retirement Fund (the
           Fund), a qualified multi-employer defined benefit plan. The Fund does not compute and provide separate actuarial valuations or segregation of plan assets by employer. Pension expense was $-0- for the years ended June 30, 1999, 1998 and 1997. The Bank has been notified by the plan administrator that the plan is fully funded for the plan year beginning July 1, 1998.




                                 45                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)




      (b)  RECOGNITION AND RETENTION PLAN

           On March 26, 1997, shareholders of the Company approved the adoption of the 1997 Recognition and Retention Plan (RRP). The purpose of the RRP is to retain qualified personnel in key positions, provide officers, key employees and directors with a proprietary interest in the Company as an incentive to contribute to its success and reward key employees for outstanding performance. The aggregate number of RRP shares granted was 27,660 which shares were purchased in open market transactions at a price ranging from $10.60 per share to $11.06 per share. These shares vest 20% annually beginning one year from the date of grant. This expense is being amortized over the life of the grant using a $10.97 average purchase price and amounted to $71, $72 and $18 for the years ended June 30, 1999,1998 and 1997, respectively.

      (c)  STOCK OPTION PLAN

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




                                 46                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



           A summary of the Company's stock option plan as of June 30, 1999, and the changes for the years then ended is as follows:


                                                                  SHARES           AVERAGE
                                                                  SUBJECT         EXERCISE
                         STOCK OPTION ACTIVITY                   TO OPTION          PRICE
            -------------------------------------------------  --------------   ----------------
            Balance at July 12, 1996                                      --   $          --
              Granted                                                 69,148          10.5938(1)
              Exercised                                                   --               --
              Forfeited                                                   --               --
                                                               --------------   ----------------
            Balance at June 30, 1997                                  69,148          10.5938
              Granted                                                     --               --
              Exercised                                                   --               --
              Forfeited                                                   --               --
                                                               --------------   ----------------
            Balance at June 30, 1998                                  69,148          10.5938
              Granted                                                     --               --
              Exercised                                                   --               --
              Forfeited                                                   --               --
                                                               --------------   ----------------
            Balance at June 30, 1999                                  69,148   $      10.5938
                                                               ==============   ================

           (1) Using a Black-Scholes Option Valuation Model, the weighted-average fair value of options granted in 1997 was estimated at $4.32 per share.




                                 47                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



           SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS allows entities to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by APB No. 25. Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the company used the fair value method, net income and earnings per share for the years ended June 30, 1999, 1998 and 1997, would have been as follows (in thousands, except for per share data):

                                                       1999             1998            1997
                                                  --------------   --------------  --------------
                Net income:
                  As reported                   $      273              279             327
                  Pro forma                            213              219             312

                Earnings per share:
                  As reported:
                    Basic                       $      .48              .42             .45
                    Diluted                            .48              .41             .45

                  Pro forma:
                    Basic                              .37              .33             .43
                    Diluted                            .37              .32             .43

           The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following assumptions for 1997: risk-free interest rate of 6.07%; dividend yield of 2.1%; volatility factor of the expected market price of the Company's common stock of 20%; and an expected life of the options of 10 years.




                                 48                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)


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

           The following table summarizes the characteristics of stock options outstanding at June 30, 1999:

                                                   OUTSTANDING                   EXERCISABLE
                                           ----------------------------  -----------------------------
                                                            AVERAGE                        AVERAGE
               EXERCISE                      AVERAGE        EXERCISE                       EXERCISE
                 PRICE         SHARES        LIFE (2)        PRICE          SHARES          PRICE
              ------------   -----------   -------------  -------------  -------------   -------------
            $   10.5938          69,148        7.75      $  10.5938            27,659   $  10.5938

           (2) Average contractual life remaining in years.

      (d)  EMPLOYEE STOCK OWNERSHIP PLAN

           The Company has established an Employee Stock Ownership Plan (ESOP) which covers employees who have been credited with at least 1,000 hours of service during a twelve month period and have attained the age of 21. The ESOP Trust borrowed $488 from an independent third-party lender and purchased 48,810 shares, equal to 8% of the total number of shares issued in the conversion. The Company makes scheduled discretionary contributions to the ESOP sufficient to service the debt. The ESOP shares are pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and become eligible for allocation to participants. Shares are allocated to participants based on compensation. The cost of shares not committed to be released and unallocated (suspense shares) is reported as a reduction in shareholders' equity. Dividends on allocated and unallocated shares are used for debt service.




                                 49                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



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

           Compensation expense related to the ESOP amounted to $71, $90 and $63 for the years ended June 30, 1999, 1998 and 1997, respectively, from the 6,508 shares committed to be released each year. Unallocated ESOP shares at June 30, 1999, amounted to 45,556 with a total fair value of $413. Dividends received on unallocated ESOP shares during the year ended June 30, 1999, amounted to $13.

(13)  CONCENTRATION OF CREDIT RISK

      The Bank is primarily engaged in the business of attracting retail deposits from the general public and using such funds to invest in residential and commercial mortgage loans and consumer loans. The Bank conducts its business through three offices located in the Pittsburgh and Kittanning areas of Pennsylvania. As of June 30, 1999, the majority of the Bank's loan portfolio was secured by properties located in these geographical areas. The Bank utilizes established loan underwriting procedures which generally require the taking of collateral to secure loans. Given its underwriting and collateral requirements, the Bank does not believe it has significant concentrations of credit risk to any one group of borrowers.

(14)  SAIF ASSESSMENT

      On September 30, 1996, President Clinton signed into law the Deposit Funds Act of 1996 (the Act). Among other things, the Act imposed a one-time special assessment on deposits insured by the SAIF designed to fully capitalize the SAIF to the level required by law. The result of this one-time charge was $247 to the Bank. The Act also provides for the eventual merger of the SAIF with the Bank Insurance Fund (BIF) and reallocates payment of Financing Corporation bond obligations to both SAIF and BIF insured institutions. In addition, the Act contains prohibitions on insured institutions facilitating or encouraging the migration of SAIF deposits to the BIF until the end of 1999. As a result of the recapitalization of the SAIF, deposit insurance premiums were significantly reduced beginning in calendar year 1997 for all SAIF insured institutions.




                                 50                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



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

      Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, rates offered in the geographic areas in which the Company competes, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

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




                                 51                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)


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

           BORROWED FUNDS: The fair value of borrowed funds, consisting of Federal Home Loan Bank (FHLB) advances and other borrowings, was estimated using a discounted cash flow analysis based on current rates for advances and borrowings with similar maturities.

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

      The following table includes financial instruments as defined by SFAS No. 107, whose estimated fair value is not represented by the carrying value as reported on the Company's balance sheet as of June 30, 1999 and 1998 (in thousands):

                                                     1999                            1998
                                        -------------------------------  ------------------------------
                                                           ESTIMATED                       ESTIMATED
                                          CARRYING           FAIR          CARRYING          FAIR
                                            VALUE            VALUE           VALUE           VALUE
                                        --------------   --------------  --------------  --------------
       Financial assets:
         Loans receivable             $        42,715           42,666          33,625          34,735
       Financial liabilities:
         Time deposits                         23,179           23,035          23,235          23,625
         Borrowed funds                         8,394            8,336           1,432           1,448




                                 52                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



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




                                 53                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)




(18)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                               THREE MONTHS ENDED
                                         ---------------------------------------------------------------
                                         SEPTEMBER 30     DECEMBER 31       MARCH 31         JUNE 30
                                         --------------  ---------------  --------------  --------------
    1999                                             (in thousands, except per share data)

   Interest income                     $           973            1,003             986             968
   Interest expense                                458              494             477             470
                                         --------------  ---------------  --------------  --------------

          Net interest income before
            provision for loan losses              515              509             509             498

   Provision for loan losses                        13                7              20              30
   Noninterest income                               35               63              35              43
   Noninterest expense                             377              416             427             437
                                         --------------  ---------------  --------------  --------------

          Income before income taxes               160              149              97              74

   Provision for income taxes                       61               53              39              54
                                         --------------  ---------------  --------------  --------------

          Net income                   $            99               96              58              20
                                         ==============  ===============  ==============  ==============

   Basic earnings per share            $             .16              .16             .10             .04
   Diluted earning per share           $             .16              .16             .10             .04




                                 54                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



                                                               THREE MONTHS ENDED
                                         ---------------------------------------------------------------
                                          SEPTEMBER 30    DECEMBER 31       MARCH 31         JUNE 30
                                         ------------------------------   --------------  --------------
        1998                                         (in thousands, except per share data)

        Interest income                $           967             948              910             921
        Interest expense                           465             448              431             428
                                         --------------  --------------   --------------  --------------

        Net interest income before
          provision for loan losses                502             500              479             493

        Provision for loan losses                   15              12              115             170
        Noninterest income                          37              74               48              44
        Noninterest expense                        347             376              339             356
                                         --------------  --------------   --------------  --------------

        Income before income taxes                 177             186               73              11

        Provision for income taxes                  49              74               44               1
                                         --------------  --------------   --------------  --------------

               Net income              $           128             112               29              10
                                         ==============  ==============   ==============  ==============

        Basic earnings per share       $             .18             .17              .05             .02
        Diluted earning per share      $             .18             .16              .05             .02




                                 55                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)



(19)  PENNWOOD BANCORP, INC. (PARENT COMPANY ONLY)

      The following are condensed financial statements for the parent company which was formed on January 27, 1997:

                        CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                         JUNE 30,
                                                               ------------------------------
                                                                   1999            1998
                                                               --------------  --------------
                           ASSETS

Interest-earning deposits in other institutions              $           279             107
Investment in subsidiary                                               6,526           8,228
Other assets                                                             239             111
                                                               --------------  --------------
               Total assets                                  $         7,044           8,446
                                                               ==============  ==============

            LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   ESOP loan payable                                         $           394             432
   Accrued expenses and other liabilities                                 43              53
                                                               --------------  --------------
               Total liabilities                                         437             485
Shareholders' equity:
   Preferred stock, $.01 par value; 1,000,000 shares
      authorized - none issued                                            --              --
   Common stock, $.01 par value; 4,000,000 shares
      authorized - 813,419 and 813,419 shares issued
      at June 30, 1999 and 1998, respectively                              8               8
   Additional paid-in capital                                          5,665           5,642
   Retained earnings                                                   4,516           4,427
   Treasury stock at cost; 252,780 and 116,025 shares
      at June 30, 1999 and 1998, respectively                         (3,045)         (1,526)
   Unearned ESOP shares                                                 (342)           (390)
   Unearned common stock held by Recognition and
      Retention Plan                                                    (196)           (267)
   Accumulated other comprehensive income, net of
      tax of $1 in 1999 and $28 in 1998                                    1              67
                                                               --------------  --------------
               Total shareholders' equity                              6,607           7,961
                                                               --------------  --------------
               Total liabilities and shareholders' equity    $         7,044           8,446
                                                               ==============  ==============




                                 56                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)




                         CONDENSED STATEMENTS OF INCOME

                                                                        YEARS ENDED JUNE 30,
                                                                    ------------------------------
                                                                        1999            1998
                                                                    --------------  --------------
       Income:
         Equity in earnings of subsidiary                        $            279             338
         Management fee                                                       135             104
                                                                    --------------  --------------
                     Total income                                             414             442
       Expense:
         Interest expense on ESOP loan                                         35              33
         Personnel costs                                                       71              71
         Other operating expenses                                              35              59
                                                                    --------------  --------------

                     Total expense                                            141             163
                                                                    --------------  --------------

                     Income before income taxes                               273             279
       Income tax provision (benefit)                                          --              --
                                                                    --------------  --------------

                     Net income                                   $           273             279
                                                                    ==============  ==============




                                 57                                (Continued)

                      PENNWOOD BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997

                    (Dollars in thousands except share data)


                            CONDENSED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                  1999            1998
                                                              --------------  --------------
Cash flows from operating activities:
   Net earnings                                             $          273             279
   Equity in earnings of subsidiary                                   (279)           (338)
   Other                                                               (75)            (24)
                                                              --------------  --------------

               Net cash used in operating activities                   (81)            (83)
                                                              --------------  --------------

Cash flows from investing activities:

   Dividends from subsidiary                                         2,000           1,250
                                                              --------------  --------------
               Net cash provided by investing
                 activities                                          2,000           1,250
                                                              --------------  --------------
Cash flows from financing activities:
   Purchase of treasury stock                                       (1,519)         (1,068)
   Dividends paid                                                     (190)           (192)
   Other                                                               (38)            (32)
                                                              --------------  --------------

               Net cash used in financing activities                (1,747)         (1,292)
                                                              --------------  --------------

               Net increase (decrease) in cash                         172            (125)

Cash at beginning of period                                            107             232
                                                              --------------  --------------

Cash at end of period                                       $          279             107
                                                              ==============  ==============





                                 58                                (Continued)

PENNWOOD BANCORP, INC.
-------------------------------------------------------------------------------

                                   DIRECTORS

C. Joseph Touhill                                        Mary M. Frank
Chairman of the Board                                    Vice Chairman of the Board and
  of the Company                                           Treasurer of the Company
Discipline Lead Process and Environmental
  Engineering, Foster Wheeler Environmental
  Corporation

Paul S. Pieffer                                          John B. Mallon
President and Chief Executive Officer                    Retired, Formerly President of
  of the Company                                           Suburban General Hospital


Robert W. Hannan                                         Michael Kotyk
Interim President and Chief Executive Officer            Retired, formerly Technical Director
  National Association of Chain Drugstores                 of Materials Technology at
                                                           U.S. Steel Corporation
H. J. Zoffer
Professor of Business Administration and
  Dean Emeritus, Joseph M. Katz Graduate
  School of Business at the University of
  Pittsburgh

                               EXECUTIVE OFFICERS

C. Joseph Touhill                                        Mary M. Frank
Chairman of the Board                                    Vice Chairman of the Board and
  of the Company                                           Treasurer
Discipline Lead Process and Environmental
  Engineering, Foster Wheeler Environmental
  Corporation

Paul S. Pieffer                                          Joseph W. Messner
President and Chief Executive Officer                    Vice President of Lending

James W. Kihm
Vice President and Secretary

PENNWOOD SAVINGS BANK
-------------------------------------------------------------------------------

                                   DIRECTORS

C. Joseph Touhill                                        Mary M. Frank
Chairman of the Board                                    Vice Chairman of the Board and
  of the Savings Bank                                      Treasurer of the Savings Bank
Discipline Lead Process and Environmental
  Engineering, Foster Wheeler Environmental
  Corporation

Paul S. Pieffer                                          John B. Mallon
President and Chief Executive Officer                    Retired, Formerly President of
  of the Savings Bank                                      Suburban General Hospital

Robert W. Hannan                                         Michael Kotyk
Interim President and Chief Executive Officer            Retired, formerly Technical Director
  National Association of Chain Drugstores                 of Materials Technology at
                                                           U.S. Steel Corporation

H. J. Zoffer
Professor of Business Administration and
  Dean Emeritus, Joseph M. Katz Graduate
  School of Business at the University of
  Pittsburgh

                               EXECUTIVE OFFICERS

C. Joseph Touhill                                        Mary M. Frank
Chairman of the Board                                    Vice Chairman of the Board and
  of the Savings Bank                                      Treasurer
Discipline Lead Process and Environmental
  Engineering, Foster Wheeler Environmental
  Corporation

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

MARKET PRICES AND DIVIDENDS:

     Shares of Pennwood Bancorp, Inc.'s common stock trades under the symbol "PWBK" on the OTC Bulletin Board. Prior to that time, the common stock was traded on the Nasdaq Stock Market, Small-Cap Market System. At June 30, 1999, the Company had 190 stockholders of record. The table below sets forth the range of high and low bid information for the common stock for each quarter during the two most recent fiscal periods. The Company effected a 4-for-3 split of its common stock on May 15, 1998.

                                                       Quotations
                                           ----------------------------------

                                                                                          Dividend
                                                                                           Amount
        Quarter Ended                      High Bid                 Low Bid              Per Share
      -------------------                ------------             -----------          -------------
      September 30, 1997                   $13.3125                 $13.3125               $.08
      December 31, 1997                     14.8125                  14.25                 $.09
      March 31, 1998                        16.125                   16.0625               $.09
      June 30, 1998                         13.500                   13.500                $.07
      September 30, 1998                    11.00                    11.00                 $.07
      December 31, 1998                     11.25                    10.1875               $.075
      March 31, 1999                        11.00                    11.00                 $.075
      June 30, 1999                          9.0625                   9.00                 $.075